Filed Pursuant to Rule 424(b)(3)
Registration No. 333-198879

PROSPECTUS

Up to 1,500,000 Depositary Shares Each Representing a 1/100th Interest in a

6.50% Noncumulative Convertible Perpetual Preferred Share, Series A

We are offering up to 1,500,000 depositary shares, each representing a 1/100th ownership interest in a 6.50% Noncumulative Convertible Perpetual Preferred Share, Series A, of SB Financial Group, Inc. with a liquidation preference of $1,000.00 per share (equivalent to $10.00 per depositary share) (the “Series A Preferred Shares”). We are offering the depositary shares for sale to the public in the following descending order of priority: (1) to our existing shareholders; (2) to our customers and members of the local communities we serve; and (3) to the extent that depositary shares remain available for purchase, in a syndicated offering managed by Keefe, Bruyette & Woods, Inc. See “Plan of Distribution — Offering Priorities.”

We must sell a minimum of 1,000,000 depositary shares to complete the offering. The minimum number of depositary shares you may purchase in the offering is 100 depositary shares. The maximum number of depositary shares that you may purchase in the offering is the lesser of (i) 250,000 depositary shares or (ii) the number of depositary shares, assuming conversion of such depositary shares into our common shares, whereby your total beneficial ownership of our common shares (including any common shares currently owned) would not exceed 5% of our outstanding common shares after the offering.

The offering is expected to expire at 3:00 p.m., Eastern Time, on December 12, 2014. We may extend this expiration date without notice to you until January 26, 2015. Once submitted, orders are irrevocable. However, if the offering is extended beyond January 26, 2015, or the number of depositary shares to be sold is increased to more than 1,500,000 depositary shares or decreased to fewer than 1,000,000 depositary shares, we will resolicit subscribers, giving them an opportunity to change or cancel their orders. Funds received during the offering will be placed in a segregated account at U.S. Bank, which will serve as our escrow agent for the offering. If the closing of the offering does not occur for any reason, the funds will be promptly returned without interest. U.S. Bank is acting only as an escrow agent in connection with the offering of securities described herein, and has not endorsed, recommended or guaranteed the purchase, value or repayment of such securities.

As a holder of our depositary shares, you will be entitled to all proportional rights, preferences and privileges of the Series A Preferred Shares, including dividend, voting, conversion and liquidation rights. You must exercise these rights through the depositary.

We expect to pay noncumulative dividends on the Series A Preferred Shares (and, therefore, the depositary shares) at the rate of 6.50% of the liquidation preference per year. Such dividends will be payable quarterly in cash, when, as and if declared by our board of directors, on March 15, June 15, September 15 and December 15 of each year, commencing March 15, 2015. Dividends for the first dividend period ending March 15, 2015, if any, will be for less than a full quarter if the offering closes after December 15, 2014, and will be for greater than a full quarter if the offering closes before December 15, 2014. If our board of directors does not declare a dividend for any quarterly dividend period, you will not be entitled to receive any dividend for that quarterly dividend period and the undeclared dividend will not accumulate.

Each depositary share will be convertible at your option at any time into our common shares equal to the quotient achieved when $10.00 is divided by the conversion price then in effect. The initial conversion price is $10.34, which may be adjusted as described in this prospectus. We may, at our option, convert each depositary share into that number of our common shares equal to the quotient achieved when $10.00 is divided by the conversion price then in effect, on or after the fifth anniversary of the issue date of the Series A Preferred Shares. We may exercise this option only if (i) the closing sale price for our common shares equals or exceeds 120% of the conversion price then in effect for at least 20 trading days in a period of 30 consecutive trading days (including the last trading day of such period) ending on the fifth trading day immediately prior to our issuance of a press release announcing our exercise of this option; and (ii) we have paid full dividends on the depositary shares for four consecutive quarters prior to the issuance of the press release.

All of the depositary shares we are selling in this offering, and the common shares issued upon conversion of the depositary shares, if any, will be freely tradable without restriction under the Securities Act of 1933, as amended, except for shares purchased by our “affiliates.”

We have applied for the depositary shares to be listed on the NASDAQ Capital Market under the symbol “SBFGP.” If the application for listing is approved, trading of the depositary shares is expected to commence within 30 days following the initial issuance of the depositary shares.

Our common shares are currently listed on the NASDAQ Capital Market under the symbol “SBFG.” The last reported sale price of our common shares on the NASDAQ Capital Market on November 5, 2014 was $8.80.

Investing in our depositary shares involves risks. You should read the “Risk Factors” section beginning on page 22 of this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2013, before making a decision to invest in the depositary shares.

	Per	Total
	Depositary Share	Minimum Offering	Maximum Offering
Public offering price	$10.000	$10,000,000	$15,000,000
Placement agent fee in shareholder and customer/local community offerings (1)	$0.175	$175,000	$262,500
Placement agent fee in syndicated offering (1)	$0.275	$275,000	$412,500
Proceeds to us, before expenses	$9.550	$9,550,000	$14,325,000

(1)	Represents fees payable to Keefe, Bruyette & Woods, Inc. equal to 3.5% of the aggregate dollar amount of depositary shares sold in the shareholder and customer/local community offerings and 5.5% of the aggregate dollar amount of depositary shares sold in the syndicated offering. We have assumed that 50% of the depositary shares will be sold in the shareholder and customer/local community offerings and 50% of the depositary shares will be sold in the syndicated offering. See “Plan of Distribution — Marketing and Distribution; Compensation” for a discussion of Keefe, Bruyette & Woods, Inc.’s compensation in this offering.

None of the Securities and Exchange Commission (the “SEC”), the Federal Deposit Insurance Corporation (the “FDIC”), the Board of Governors of the Federal Reserve System (the “Federal Reserve”), any state or other securities commission or any other federal or state bank regulatory agency has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The depositary shares are not savings accounts, deposits or other obligations of any bank, thrift or other depositary institution and are not insured or guaranteed by the FDIC or any other governmental agency or instrumentality.

The depositary shares are being offered and sold in a best efforts underwritten offering. We are offering the depositary shares through a placement agent, Keefe, Bruyette & Woods, Inc. (“KBW”). KBW is not required to sell any specific number or dollar amount of depositary shares but will use its best efforts to sell the depositary shares offered.

We will issue the depositary shares in book-entry or uncertificated form, except under limited circumstances. Our depositary and transfer agent, Computershare, Inc. and its wholly-owned subsidiary, Computershare Trust Company, N.A., will deliver written confirmation to purchasers of depositary shares in the offering.

Keefe, Bruyette & Woods

A Stifel Company

The date of this prospectus is November 10, 2014.

sb financial group
Sound advice. Smart money.
MICHIGAN
OHIO
INDIANA
Lake Erie
Detroit
Toledo
Fort Wayne
Columbus
Van Buren
Kalamazoo
Calhoun
Jackson
Washtenaw
Wayne
Cass
St Joseph
Branch
Hillsdale
Lenawee
Monroe
Elkhart
LaGrange
Steuben
Williams
Fulton
Lucas
Ottawa
Noble
DeKalb
Defiance
Henry
Wood
Sandusky
Erie
Lorain
Kosciusko
Whitley
Allen
Paulding
Putnam
Hancock
Seneca
Huron
Huntington
Wabash
Wells
Adams
Van Wert
Allen
Wyandot
Crawford
Richland
Ashland
Hardin
Auglaize
Mercer
Grant
Blackford
Jay
Marion
Morrow
Logan
Union
Knox
Shelby
Delaware
Madison
Delaware
Randolph
Darke
Miami
Champaign
Licking
Clark
Madison
Franklin
Fairfield
Hancock
Henry
Wayne
Preble
Montgomery
Greene
Pickaway
Perry
Shelby
Rush
Fayette
Union
94
275
23
69
75
80
90
90
24
90
75
469
71
71
69
75
33
70
70
70
675
71
74
33

Main Banking Center & Corporate Offices
401 Clinton Street
Defiance, OH

Angola LPO (lease)
908 North Wayne Street, Suite A
Angola, IN

Bryan Banking Center
1419 West High Street
Bryan, OH

Delta Banking Center
312 Main Street
Delta, OH

Dublin LPO
109 South High
Dublin, OH

Fort Wayne Banking Center
12832 Coldwater Road
Fort Wayne, IN

Lima Banking Center
930 West Market Street
Lima, OH

Luckey Banking Center
235 Main Street
Luckey, OH

Lyons Banking Center
133 East Morenci Street
Lyons, OH

Montpelier Banking Center
1201 East Main Street
Montpelier, OH

Motor Bank Drive-thru
510 Third Street
Defiance, OH

New Albany LPO (lease)
68 N. High Street, Bldg. E, Ste. 105
New Albany, OH

Northtowne Banking Center (lease)
1600 North Clinton Street
Defiance, OH

Oakwood Banking Center
218 North First Street
Oakwood, OH

Paulding Banking Center
220 North Main Street
Paulding, OH

Perrysburg Banking Center
610 East South Boundary Street
Perrysburg, OH

Pioneer Banking Center
119 South State Street
Pioneer, OH

Sylvania Banking Center
6401 Monroe Street
Sylvania, OH

Walbridge Banking Center
311 Main Street
Walbridge, OH

Wauseon Banking Center
515 Parkview
Wauseon, OH

ABOUT THIS PROSPECTUS

You should read this prospectus and the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” before you make a decision to invest in the depositary shares. In particular, you should review the information under the heading “Risk Factors” set forth on page 22 of this prospectus and the information under the heading “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference herein. You should rely only on the information contained or incorporated by reference in this prospectus and any related free writing prospectus required to be filed with the SEC. We have not authorized any person to provide you with different or additional information. You should assume that the information in this prospectus, any such free writing prospectus and the documents incorporated by reference herein and therein is accurate only as of its date or the date which is specified in those documents. Our business, financial condition, results of operations and prospects may have changed since any such date.

Neither we nor the placement agent are making an offer to sell the depositary shares (or the underlying Series A Preferred Shares) in any manner in which, or in any jurisdiction where, the offer or sale thereof is not permitted.

Unless the context otherwise requires, references to “SB Financial,” the “Company,” “we,” “our” and “us” and similar terms mean SB Financial Group, Inc. and its subsidiaries. Also, as used in this prospectus, “State Bank” refers to our wholly-owned banking subsidiary, The State Bank and Trust Company.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Examples of forward-looking statements include: (a) projections of income or expense, earnings per share, the payment or non-payment of dividends, capital structure and other financial items; (b) statements of plans and objectives of the Company or our Board of Directors or management, including those relating to products and services; (c) statements of future economic performance; (d) statements regarding future customer attraction or retention; and (e) statements of assumptions underlying these statements. Forward-looking statements reflect our expectations, estimates or projections concerning future results or events. These statements are generally identified by the use of forward-looking words or phrases such as “anticipates”, “believes”, “plans”, “intends”, “expects”, “projects”, “estimates”, “should”, “may”, “would be”, “will allow”, “will likely result”, “will continue”, “will remain”, or similar expressions.

Forward-looking statements involve risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including those risk factors identified below. These risks and uncertainties include, but are not limited to, risks and uncertainties inherent in the national and regional banking industry, changes in economic conditions in the market areas in which the Company and its subsidiaries operate, changes in policies by regulatory agencies, changes in accounting standards and policies, changes in tax laws, fluctuations in interest rates, demand for loans in the market areas in which the Company and its subsidiaries operate, increases in FDIC insurance premiums, changes in the competitive environment, losses of significant customers, geopolitical events, the loss of key personnel and other risks identified from time-to-time in the Company’s other public documents on file with the SEC, including those risks set forth under the section captioned “Risk Factors” in this prospectus. There is also the risk that the Company’s management or Board of Directors incorrectly analyzes these risks and forces, or that the strategies the Company develops to address them are unsuccessful.

The forward-looking statements included or incorporated by reference in this prospectus are only made as of the date of this prospectus or the respective document incorporated by reference herein, as applicable, and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances, except as required by law. See the section captioned “Where You Can Find More Information.”

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All subsequent written and oral forward-looking statements concerning the matters addressed in this prospectus and attributable to us or any person acting on our behalf are qualified by these cautionary statements.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and file with the SEC proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as required of a U.S. listed company. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s web site at www.sec.gov or on our website at www.yoursbfinancial.com. However, the information on, or that can be accessible through, our website does not constitute a part of, and is not incorporated by reference in, this prospectus. Written requests for copies of the documents we file with the SEC should be directed to: SB Financial Group, Inc., P.O. Box 467, Defiance, Ohio 43512, Attention: Anthony V. Cosentino, telephone number (419) 785-3663, email SBFG.IR@YourStateBank.com.

This prospectus is part of a registration statement on Form S-1 filed by us with the SEC under the Securities Act. As permitted by the SEC, this prospectus does not contain all the information in the registration statement filed with the SEC. For a more complete understanding of this offering, you should refer to the complete registration statement, including exhibits, on Form S-1 that may be obtained as described above. Statements contained in this prospectus about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the contract or other document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual contract or other document.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information that we file with it, and the information incorporated by reference is an important part of this prospectus. We incorporate by reference the following documents:

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013;

•	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014;

•	the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014;

•	the Company’s Current Reports on Form 8-K filed on February 24, 2014, April 24, 2014 (with respect to information reported under Item 5.07), September 11, 2014 and October 27, 2014 (with respect to information reported under Item 3.01); and

•	the Company’s Definitive Proxy Statement related to its 2014 annual meeting of shareholders, as filed with the SEC on March 19, 2014.

Any statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus and a copy of any or all other contracts or documents which are referred to in this prospectus. Requests should be directed to: SB Financial Group, Inc., P.O. Box 467, Defiance, Ohio 43512, Attention: Anthony V. Cosentino, telephone number (419) 785-3663, email SBFG.IR@YourStateBank.com.

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SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus. Because it is a summary, it may not contain all the information that is important to you in making your investment decision to purchase the depositary shares. You should carefully read this entire prospectus, as well as the information incorporated by reference herein, before deciding whether to invest in the depositary shares. You should carefully consider the section entitled “Risk Factors” in this prospectus and the documents incorporated by reference herein to determine whether an investment in the depositary shares is appropriate for you.

The Company

SB Financial Group, Inc. (“SB Financial”) is an Ohio corporation and a bank holding company registered under the Bank Holding Company Act of 1956, as amended. We were incorporated under Ohio law in 1983, and we changed our name from Rurban Financial Corp. to SB Financial Group, Inc. effective April 18, 2013. Through our wholly-owned subsidiaries, we are engaged in a variety of activities, including commercial and retail banking, item processing, insurance, and wealth management and trust services.

Our banking subsidiary, State Bank, is an Ohio state-chartered bank that offers a full range of commercial banking services, including checking accounts, savings accounts, money market accounts and time certificates of deposit; automatic teller machines; commercial, consumer, agricultural and residential mortgage loans; personal and corporate trust services; commercial leasing; bank credit card services; safe deposit box rentals; Internet and telephone banking; and other personalized banking services. The trust and financial services division of State Bank offers various trust and financial services, including asset management services for individuals and corporate employee benefit plans, as well as brokerage services through Cetera Investment Services, an unaffiliated company. State Bank presently operates 16 banking centers, all located within the Ohio counties of Allen, Defiance, Fulton, Lucas, Paulding, Wood and Williams, and one banking center located in Allen County, Indiana. State Bank also presently operates three loan production offices, two in Franklin County, Ohio and one in Steuben County, Indiana. At June 30, 2014, State Bank had 193 full-time equivalent employees.

Our item processing subsidiary, Rurbanc Data Services, Inc. dba RDSI Banking Systems (“RDSI”), has been in operation since 1964 and became an Ohio corporation in June 1976. RDSI has one operating location in Defiance, Ohio. In September 2006, RDSI acquired Diverse Computer Marketers, Inc. (“DCM”) which was merged into RDSI effective December 31, 2007 and now operates as a division of RDSI doing business as “DCM”. DCM has one operating location in Lansing, Michigan providing item processing and related services to community banks located primarily in the Midwest. At June 30, 2014, RDSI had 8 full-time equivalent employees.

Our principal executive offices are located at 401 Clinton Street, Defiance, Ohio 43512, and our telephone number is (419) 783-8950. Our website address is www.yoursbfinancial.com. The information on our website is not a part of or incorporated by reference in this prospectus.

Business and Strategy

We are a diversified financial services holding company with total consolidated assets of approximately $662.5 million, total net loans of approximately $499.6 million, total deposits of approximately $524.1 million and total shareholders’ equity of approximately $59.0 million at June 30, 2014. Through our banking subsidiary, State Bank, we provide a full range of financial services for consumers and small businesses, including wealth management, mortgage banking and commercial and agricultural lending, through 16 banking centers in seven Northwest Ohio counties and one center in Fort Wayne, Indiana, as well as three loan production offices, two located in Columbus, Ohio, and one in Angola, Indiana. Through RDSI, we provide item processing services to 23 community banks located primarily in the Midwest.

Our focus and strategic goal is to grow our organization into a top-quartile performing financial services company. The following is a summary of the key initiatives that we have adopted for the next three years to achieve our strategic goal:

Increase profitability through ongoing diversification of revenue streams. For the six months ended June 30, 2014, the Company generated approximately 37% of our revenue from “fee-based” business lines and other noninterest income. These revenue sources include fees generated from retail deposit products, assets under management (AUM) in State Bank’s wealth management division, saleable residential mortgage loans, saleable business-based loans (SBA and FSA), and fees generated by RDSI, our wholly-owned item processing subsidiary. The following is a break-down of our non-interest income sources for the six months ended June 30, 2014:

—	Deposit Products – 22%

—	Assets Under Management (AUM) Fees – 22%

—	Mortgage Lending – 37%

—	Data Service – 11%

—	Other – 8%

During 2014, we restructured the retail deposit products offered by State Bank to generate additional revenue and further increase our non-interest income while streamlining our product offerings. As part of this initiative, we launched four new Rewards Checking products in January 2014, and we migrated all of our retail checking accounts from 22 existing products to the four new Rewards Checking products in June 2014. Our new Rewards Checking product lineup provides State Bank the opportunity to reward its customers with ATM refunds, cash back and higher interest-rates if they use certain qualifying products and services (such as electronic banking) or if they maintain certain relationship balances. Customers who do not meet the utilization or balance requirements under the new Rewards Checking products are required to pay a monthly service fee. We plan to implement a similar strategy in the business account sector during the fourth quarter of 2014 to more efficiently and effectively service our approximately 3,000 commercial demand deposit accounts.

In our wealth management division, our assets under management (AUM) at December 31, 2013 were $345.5 million, generating $2.7 million in revenue, or 0.79% of average AUM, during the year ended December 31, 2013. We have experienced modest growth in our AUM over the past five years, increasing from $278.1 million at December 31, 2008 to $345.5 million at December 31, 2013, although our AUM decreased to $332.3 million at June 30, 2014. We are focused on increasing our efforts to grow this business line in each of our newer, higher-growth markets like Toledo and Columbus, Ohio and Ft. Wayne, Indiana, where our current market penetration is minimal. In the second quarter of this year, we added a seasoned executive to reorganize our wealth management division, drive sales leadership and grow AUM.

In 2006, State Bank’s servicing portfolio of sold residential mortgage loans totaled $26 million. As of June 30, 2014, this portfolio stands at $627 million and generates approximately $1.6 million in revenue annually. The increase in our residential mortgage loan volume has not only delivered progressively more non-interest income, but it has been and continues to be critical to expanding our franchise by providing a gateway into new households for which we can potentially deliver additional financial services such as retail deposit products, home equity lines of credit and credit cards. During the first six months of 2014, only 5% of our $100 million residential mortgage loan volume came from refinancing current clients. In contrast, during 2013, over 19% of our volume came from refinanced loans.

A strategy we have embraced, and one that has begun to yield results, is the production and sale of government guaranteed loans, including SBA and FSA guaranteed loans. In 2013, our gains on sale of these loans were $585,000. For the first six months of 2014, our gains on sale of these loans are significantly lower at

$107,000, but we have a pipeline of approximately $5 million that has the potential to generate additional gains of approximately $400,000, or in aggregate, $507,000 during 2014. We remain committed to growing this area of non-interest income and have dedicated additional personnel and resources to building this key piece of our business. These programs provide us the opportunity to continue to grow and diversify top-line revenue while also providing yet another service to clients to aid them in their own growth.

RDSI currently generates approximately $1.6 million in annualized fee-based revenue, based on year to date revenue as of June 30, 2014. These fees originate from servicing 23 client banks’ item processing needs and from converting electronic sources of data to paper statements for customers of our client banks. Prior to 2010, RDSI was a third-party data services provider for 70+ clients, which included network services. However, due to a failed divestiture in 2010, RDSI was unable to continue providing data processing and network services. This loss of data processing and network service clients and business resulted in a substantial reduction in RDSI’s revenue from its peak of $20.2 million in 2008 to the $1.6 million annual revenue business it represents as of June 30, 2014.

Collectively, the foregoing lines of business (i.e., fee-based products and other noninterest income) have generated, on average, 47% of the Company’s total consolidated revenue over the last five years (2009 – 2013). In view of the challenges associated with the decline of traditional net interest margins, we seek to continue to strengthen our position as a leader, among peers, in generating non-interest income.

Continued growth and diversification of our loan portfolio.

Our loan portfolio over the last several years has grown as follows:

Loan Growth by Loan Type

(Dollars in thousands)

	Six months ended June 30,		Year ended December 31,
	2014	2013	2013	2012	2011
	(unaudited)
Loan Type
Commercial real estate	$10,523	$(1,596)	$3,909	$13,563	$9,939
Residential real estate	5,434	5,433	11,761	203	2,881
Commercial (1)	7,056	3,312	3,877	3,680	5,598
Consumer & Other	1,546	(2,779)	(2,567)	(526)	(1,007)
Agriculture	4,265	(3,724)	(3,066)	3,915	(2,401)
Portfolio Growth (%)	6.0%	0.1%	3.0%	4.7%	3.5%

(1)	Includes deferred loan fees, premiums and discounts.

The above loan growth (less loans held-for-sale and in process) originated from the following markets (in thousands):

Loan Growth by Market

(Dollars in thousands)

	Six months ended June 30,		Year ended December 31,
	2014	2013	2013	2012	2011
Market	(unaudited)
Toledo Region	$5,108	$(1,423)	$11,188	$6,398	$(3,783)
Fulton/Williams Region	4,450	(3,886)	(2,971)	(4,997)	1,973
Defiance/Paulding Region	7,352	4,933	(2,553)	8,831	2,363
Ft. Wayne Region	(1,752)	(1,788)	(4,138)	(111)	(2,914)
Lima Region	(1,354)	(6,002)	(8,258)	2,356	2,936
Columbus Region	15,020	8,812	20,646	8,358	14,435
Portfolio Growth (%)	6.0%	0.1%	3.0%	4.7%	3.5%

We are focused on growing our loan portfolio not only in each of our more traditional markets (Northwest Ohio) but also in our newer, lower-share markets (Toledo, Ft. Wayne, and Columbus) which have higher growth potential. Our strategy has been to place higher-level market leaders in these distinctly unique markets with the expectation that a decentralized delivery of holistic client care will produce progressively better results than that of larger regional competitors who deploy a more centralized managerial approach. Our Columbus and Toledo Regions have comprised the majority of our loan growth in the past few years and have been a key initiative in the growth of our loan portfolio. Our expansions into each market have been key to our ability to grow our loan portfolio. We have also realized growth in some of our core markets, most notably in our Defiance/Paulding Region, since 2011, as reflected in the table above. In addition to the diversity of growth across geographic regions, we have realized growth in a variety of loan segments, particularly as the economy continues to emerge from the financial crisis of a few years ago complementing our already diverse loan portfolio.

In addition to the segment and market growth identified above, a key initiative over the last several years has been to identify, originate and sell government enhanced credits. These include residential real estate loans for the secondary market, business loans enhanced with SBA guarantees and long-term agriculture credits bearing an FSA endorsement. This strategy has played a significant role in enabling us to deliver non-interest income for the six months ended June 30, 2014, as a percentage of total revenue, of approximately 37%. The following table identifies gross loans originated in our markets.

Loan Sale Gains by Type of Loan Sold

(Dollars in thousands)

	Six months ended June 30,		Year ended December 31,
	2014	2013	2013	2012	2011
Loan Type	(unaudited)
Residential	$1,783	$2,934	$5,066	$6,284	$3,620
SBA	19	25	358	90	71
FSA	88	213	227	174	137

Total Gains	$1,890	$3,172	$5,651	$6,548	$3,828

Strengthen our penetration in all markets served. Our deposit market share is approximately as follows for the counties currently served by State Bank:

County	Deposit Market Share
Defiance County (Ohio)	23.2%
Paulding County (Ohio)	21.0%
Williams County (Ohio)	15.3%
Fulton County (Ohio)	6.9%
Wood County (Ohio)	4.6%
Allen County (Ohio)	2.2%
Lucas County (Ohio)	0.2%
Allen County (Indiana)	0.1%
Franklin County (Ohio)	0.0%

Source: FDIC Deposit Market Share Report (June 30, 2013).

Over our 112-year history of continuous operation in Northwest Ohio, we have established a significant presence in our traditional markets in Defiance, Paulding, Fulton and Williams Counties in Ohio. Conversely, in our newer markets like Allen County (Ft. Wayne, Indiana), Franklin County (Columbus, Ohio), and Wood and Lucas Counties (Toledo, Ohio), our current market penetration is minimal but we believe our potential for growth is significant. In addition to our focus on increasing our lending, as discussed above, our goal is to continue to increase our deposit market share, particularly in our newer markets, with an emphasis on attracting the more traditional, lower-cost transactional deposit accounts.

Expand product service utilization by new and existing clients. A key strategy for our Company is to continue to deepen our relationship with each of our clients. As of June 30, 2014, we served 27,910 households and provided 68,659 services for a services-per-household (SPH) of 2.46. Our strategy is to continue to expand the scope of our relationship with each client household and increase our SPH. An initiative we have implemented this year to execute on this strategy is the appointment of a “Client Experience Officer.” The primary role for this new management position is for the Client Experience Officer to work interdependently with each of our business line leaders and regional executives in order to optimize the potential number of SPH. Should our efforts fall short on cross-sells at account inception, our dynamic “on-boarding” process, led by our Client Experience Officer, is tasked with bridging the gap. We have implemented well-defined parameters for methodical client contact to enable us to grow our franchise in our more mature, traditional markets. As of June 30, 2014, we had increased our number of households served to 27,910; up from 27,196 at year-end 2013.

Proactively identifying client needs is a key ingredient of our value proposition. Over the past several years, our State Bank team has adopted a “holistic” approach to client care. To this end, we are focused on providing 100% of our clients’ financial service needs. On average, over a six-year timeframe (2008 – 2013), we have identified 2,091 referrals to related lines of business, closed 885 of these referrals and generated approximately $64.8 million in bank business (loans, deposits, AUM) from these referrals. During the first six months of 2014, we identified 1,003 referrals, closed 453 of these referrals and generated approximately $17.8 million in new bank business (loans, deposits, AUM) from these referrals. Our culture and commitment to client care drives our passion for improving both the scale and scope of our operation.

Deliver gains in operational excellence. One of the key strategic themes identified by our management is to seamlessly and consistently deliver operational excellence. By executing on this theme, we believe that we are better positioned to deliver our vision of becoming and remaining a high-performance (>75th Percentile) financial services company.

At December 31, 2006, we serviced approximately $26 million in sold residential mortgage loans. As of June 30, 2014, we serviced 4,710 sold residential mortgage loans totaling over $627 million. We have established State Bank as a leader in our area in the origination of saleable residential mortgage loans and have put in place the support staff that we believe will sustain this initiative.

We continue to reassess our retail delivery channels. Since 2006, we have closed six retail offices as in-store transactions declined, on average, from over 100,000 to less than 74,000 monthly. Conversely, we have increased our investment in our electronic banking platform, which has yielded nearly 300,000 transactions monthly during the first six months of 2014, up from 225,000 transactions monthly for the first six months of 2011. This more cost-effective delivery channel provides the foundation for operational excellence with a more dynamic, robust, anywhere-anytime banking platform.

Sustain our asset quality. Asset quality is and continues to be the centerpost for all other initiatives at SB Financial. For the Company to become a top-quartile performing financial services company, it is imperative that we achieve and maintain top-quartile asset quality metrics. Reflecting our top-quartile performance, as of June 30, 2014, our nonperforming assets stood at $6.2 million, or 0.93% of total assets, our past due loans (past due 30 days or more) were 0.59% of total loans, and our loan loss reserve was 116% of non-performing loans. In addition, our net charge-offs for the first six months of 2014 totaled $546,000, or 0.22% annualized of total loans.

We believe that continued loan growth is critical for performance improvement at State Bank. Through the first six months of 2014, our organic loan growth (less held-for-sale mortgages) was $29 million, or 12% annualized over year-end. To ensure our portfolio performance remains a strength of our company, our loan quality officer annually reviews each relationship with aggregate debt greater than $250,000.

Improve efficiency and leverage our current expense structure. With our current 16-office infrastructure, our efficiency ratio (calculated as total noninterest expense less intangible expense as a percentage of net interest income plus noninterest income) was 78.1% as of June 30, 2014, which was marginally higher than our peer median, and higher than our efficiency ratio of 74.4% as of December 31, 2013 and 75.5% as of December 31, 2012. We have improved our level of expenses over the past several years, in part, by closing several of our less cost-effective retail offices, including a retail office in Defiance, Ohio which was closed in June 2014. Through continued loan growth and resulting margin revenue, coupled with a potential expansion of our fee-based revenue from our wealth management division and residential mortgage loan servicing portfolio, we believe that we can further leverage our current expense structure and improve our efficiency.

Market Area and Competition

We serve the markets of Northwest Ohio, Northeast Indiana and extreme southern Michigan. Our emphasis over the past several years has been to leverage our competitive strengths into newer markets with higher growth potential like Toledo, Ft. Wayne and Columbus, as many of our older, traditional markets in Northwest Ohio are more mature and reflect lower population growth potential and hence, opportunity. While some counties where we operate reflect little or no population growth, various towns and cities within those counties reveal population expansion. Below is a ranking of the population growth rate of the counties with State Bank locations according to 2010 U.S. Census Data.

County	Population Growth (%)	State Rank(1)
Ohio
Franklin	+8.8	12th
Wood	+3.7	31st
Fulton	+1.5	41st
Defiance	-1.2	63rd
Allen	-2.0	69th
Lucas	-2.9	71st
Paulding	-3.3	75th
Williams	-3.9	80th
Indiana
Allen	+7.1	20th

(1)	Out of 88 counties in Ohio and 92 counties in Indiana.

Ohio Economy/Market

Ohio’s geographic location has proven to be an asset for economic growth and expansion. Based on information reported by the Ohio Development Services Agency, Office of Research (available at http://development.ohio.gov):

—	Ohio is seventh in the nation for total population with approximately 11,570,000 people concentrated in 14 metropolitan areas and 33 micropolitan areas. The largest metropolitan area in Ohio is the Cleveland-Elyria Metropolitan Statistical Area with 2,077,240 people. Other areas with an excess of 500,000 individuals are Akron, Cincinnati, Columbus, Dayton, Toledo, and Youngstown.

—	Ohio’s average per capita income for 2013 was $40,865. Ohio’s unemployment rate was 5.7% in July 2014 compared to 7.5% in July 2013. The U.S. national rate for July 2013 was 6.2%. Total employment in Ohio is expected to increase 9.3% over the 10-year period from 2010 to 2020, a projected gain of 498,100 jobs.

—	Ohio’s gross domestic product was $565.3 billion in 2013, making Ohio the seventh largest state economy.

—	Ohio ranks fourth among the 50 states in manufacturing gross domestic product. Ohio’s leading industry is manufacturing, employing 673,800 people, and leads the nation in the production of plastics and rubber, fabricated metals, and electrical equipment and appliances. Ohio is a leading producer of steel, autos and trucks. Roughly 54% of the state’s manufacturing output consists of durable goods. The state’s two leading export commodities are motor vehicles and machinery, shipping products to 210 countries, accounting for 3.1% of total U.S. exports. Ohio merchandise exports were $50.5 billion in 2013.

—	Ohio’s private sector is comprised of 730,393 self-employed firms and 190,184 employer firms, according to the U.S. Small Business Administration. About 3,700 firms employ 500+ workers. Small businesses employing one or more workers account for 20% of all firms and employ 48% of the workforce. Self-employed or non-employer firms comprise 78% of all businesses.

Competition

We experience significant competition in attracting depositors and borrowers in our markets. In our seven-county primary market area (consisting of Allen, Defiance, Fulton, Lucas, Paulding, Williams and Wood Counties in Ohio), State Bank ranks ninth in deposit market share (4.04%) and competes with a number of national, regional and community financial institutions, including the following:

The Huntington National Bank – The Huntington National Bank is a large, regional financial institution headquartered in Columbus, Ohio with total assets of approximately $63.7 billion as of June 30, 2014. Huntington National Bank has a total of 47 offices located within our primary market area. The Huntington National Bank ranks first in deposit market share (20.00%) in our primary market area. Huntington National Bank acquired Sky Bank, headquartered in Bowling Green, Ohio, during the third quarter of 2007.

Fifth Third Bank – Fifth Third Bank is a large, regional financial institution headquartered in Cincinnati, Ohio with total assets of approximately $130.2 billion as of June 30, 2014. Fifth Third Bank has a total of 37 offices located within our primary market area. Fifth Third Bank ranks second in deposit market share (18.17%) in our primary market area.

Key Bank National Association – Key Bank is a large, regional financial institution headquartered in Cleveland, Ohio with total assets of approximately $89.0 billion as of June 30, 2014. Key Bank has a total of 26 offices located within our primary market area. Key Bank ranks third in deposit market share (9.74%) in our primary market area.

First Federal Bank of the Midwest – First Federal Bank of the Midwest is a community bank headquartered in Defiance, Ohio with total assets of approximately $2.1 billion as of June 30, 2014. First Federal Bank of the Midwest has a total of 16 offices located within our primary market area. First Federal Bank of the Midwest ranks fourth in deposit market share (7.98%) in our primary market area.

PNC Bank, National Association – PNC Bank is a large, regional/national financial institution headquartered in Pittsburgh, Pennsylvania with total assets of approximately $316.7 billion as of June 30, 2014. PNC has a total of 20 offices located in our primary market area. PNC Bank ranks fifth in deposit market share (6.66%) in our primary market area. PNC Bank acquired National City Bank, headquartered in Cleveland, Ohio, during the fourth quarter of 2008.

RBS Citizens, National Association – RBS Citizens is a large, regional financial institution based in Rhode Island with total assets of approximately $100.6 billion as of June 30, 2014. RBS Citizens has a total of 19 offices located in our primary market area. RBS Citizens ranks sixth in deposit market share (5.42%) in our primary market area.

The Farmers & Merchants State Bank – The Farmers & Merchants State Bank is a community bank headquartered in Archbold, Ohio with total assets of approximately $933.0 million as of June 30, 2014. The Farmers & Merchants State Bank has a total of 16 offices located within our primary market area. The Farmers & Merchants State Bank ranks seventh in deposit market share (5.31%) in our primary market area.

Signature Bank – Signature Bank is a community bank headquartered in Toledo, Ohio with total assets of approximately $677.0 million as of June 30, 2014. Signature Bank has one office and ranks eighth in deposit market share (4.05%) in our primary market area.

JP Morgan Chase Bank, National Association – JP Morgan Chase Bank is a large, national financial institution with total assets of approximately $2.0 trillion as of June 30, 2014. JP Morgan Chase Bank has a total of seven offices located within our primary market area. JP Morgan Chase Bank ranks tenth in deposit market share (3.87%) in our primary market area.

Waterford Bank, N.A. – Waterford Bank is a community bank headquartered in Toledo, Ohio with total assets of approximately $458.3 million as of June 30, 2014. Waterford Bank has two offices and ranks eleventh in deposit market share (3.12%) in our primary market area.

The Citizens National Bank of Bluffton – The Citizens National Bank of Bluffton is a community bank headquartered in Bluffton, Ohio with total assets of approximately $669.7 million as of June 30, 2014. The

Citizens National Bank of Bluffton has a total of six offices located in our primary market area. The Citizens National Bank of Bluffton ranks twelfth in deposit market share (2.47%) in our primary market area.

Competitive Strengths

As compared to many of our larger competitors, we have a lower efficiency (scale) with numerous, smaller offices in rural locations but excellent depth of services (scope). To leverage the scope of our franchise and deliver on the business strategies noted above, a sales culture designed to address holistic client care was implemented in 2006. Business lines developed and/or expanded were Assets Under Management (AUM) in the wealth management arena, residential real estate lending, retail deposit services, commercial treasury services including cash management, electronic banking, insurance, commercial banking and retail banking. Binding each of these business lines is our holistic approach to client care. Each of the business lines refers business to the other in the spirit of addressing not just the identified, known client need but other, unknown needs as well. This process of working interdependently to achieve holistic client care and drive key growth initiatives is led by the market executive in charge of each of our markets. When this executive-led, robust process to expand services in existing households in traditional, more mature markets is combined with the identification and expansion of new households in lower-share, higher growth markets, our scale improves.

Our management team is seasoned and diverse. Our leadership group consists of 14 seasoned executives with combined banking experience in excess of 285 years. Since many of these executives had banking careers elsewhere before leading a business line, division and/or region at SB Financial, they are able to add strength to our management team through diversity, depth of knowledge and the application of best practices.

Our management team employs the “Balanced Scorecard Management Tools” to link strategy to execution. Many companies devise a business plan (such as a one-year tactical plan) as well as a longer-term strategic plan (typically three to five years) to attempt to align “what” they will accomplish and “how” they propose to accomplish it. However, we believe that few companies truly integrate these plans. We have put in place a dynamic process that we believe ensures that strategy is linked to execution. Specific initiatives are identified, tracked and measured under the direct leadership of our Chief Executive Officer.

Our deposit base is stable and lower cost as compared to our peer group, which is attributable in part to our ability to attract lower-cost deposits in our traditional, more rural markets. With a systemic decline in the yield curve, reflecting an overall slower-growing economy, a lower-cost deposit base provides the required liquidity and duration that allows us to price our loan opportunities more competitively.

Our loan portfolio is diverse by geography and segment. As noted above, even though our lending is concentrated in the Midwest (U.S.) and predominantly in Ohio and Northeast Indiana, our regional office dispersion provides a degree of diversity that delivers additional stability in economic contractions.

Recent Developments

Redemption of Trust Preferred Securities

Rurban Statutory Trust I (“RST I”) was established in August 2000 and, in September 2000, completed a pooled private offering of 10,000 trust preferred securities with a liquidation amount of $1,000 per security. The proceeds of the offering were loaned to the Company in exchange for $10 million in principal amount of 10.60% fixed-rate junior subordinated debentures of the Company. The terms of the junior subordinated debentures are substantially similar to the terms of the trust preferred securities issued by RST I.

On July 3, 2014, the Company informed the trustee of RST I of the Company’s intention to redeem all of the junior subordinated debentures underlying the trust preferred securities prior to their contractual maturity date of September 7, 2030. The Company subsequently redeemed the junior subordinated debentures on September 7, 2014 for an aggregate amount of $11.2 million, which included accrued interest to the redemption date and approximately $425,000 in prepayment penalties. The Company used cash and a term loan from a correspondent bank in the principal amount of $7.0 million to fund the redemption of the junior subordinated debentures. The loan has a term of five years and requires the Company to make quarterly payments of interest and principal based on a 7-year amortization schedule. The loan carries a variable interest rate equal to the 90-day LIBOR index rate plus 2.85%. As of September 18, 2014, the loan’s variable interest rate was 3.08%. The loan may be prepaid, in whole or in part, by the Company at any time without penalty or premium. The Company intends to use approximately $7.0 million of the net proceeds of this offering to prepay this term loan in full upon the completion of this offering.

The Company’s other trust preferred securities, issued by Rurban Statutory Trust II (“RST II”) on September 15, 2005, will remain outstanding following the redemption of the junior subordinated debentures held by RST I. The RST II debt securities, in an aggregate amount of $10.3 million, have a maturity date of September 15, 2035 and carry a variable interest rate that changes quarterly based on the 3-month LIBOR.

Transfer of Common Share Listing to the NASDAQ Capital Market

Effective as of October 29, 2014, the listing of the Company’s common shares was transferred from the NASDAQ Global Market to the NASDAQ Capital Market. This transfer was voluntarily requested by the Company based upon a determination by the Company that the NASDAQ Capital Market would place it among peer financial institutions of comparable size, while at the same time allowing the Company to achieve certain cost savings associated with the Company’s listing of the depositary shares as a second class of stock on NASDAQ. The transfer of the Company’s common share listing to the NASDAQ Capital Market is not expected to have any impact on the trading in the Company’s common shares, and the Company’s common shares continue to trade under the symbol “SBFG.”

Results of Operations for the Three and Nine Months Ended September 30, 2014

On October 22, 2014, the Company reported earnings for the third quarter and nine months ended September 30, 2014. Highlights included:

—	Net income of $1.5 million for the third quarter represented a 22% increase over the quarter ended June 30, 2014 (the “linked quarter”) and a 13% increase over the quarter ended September 30, 2013 (the “year-ago quarter”);

—	Quarterly results included a $0.43 million prepayment penalty for the early redemption of the junior subordinated debentures underlying the Company’s fixed-rate trust preferred securities, which impacted net income by $0.06 per diluted share;

—	Loan growth was up $30.7 million, or 6.5%, from the prior year;

—	The ratio of nonperforming assets to total assets continued to decline to 0.81%; and

—	Operating expenses, excluding the trust preferred prepayment penalty, were flat compared with the year-ago and linked quarters.

Results of Operations

Consolidated Revenue

Total revenue, consisting of net interest income on a fully tax equivalent (FTE) basis and noninterest income, was up 3.0% from the third quarter of 2013, and up 7.1% from the linked quarter.

—	Net interest income (FTE) was up 3.3% from the third quarter of 2013, and up 1.9% compared to the linked quarter

—	Net interest margin (FTE) was down 8 basis points from the third quarter of 2013, but up 4 basis points from the linked quarter

—	Noninterest income was up $0.1 million, or 2.7%, for the third quarter, and up $0.5 million, or 15.6%, from the linked quarter

Total revenue, consisting of net interest income on an FTE basis and noninterest income, for the first nine months of 2014, was $25.4 million compared to $27.2 million for the first nine months of 2013. The nine-month results were impacted by lower mortgage origination volume during the first quarter of 2014 and the reduction in the yield on earning assets.

Mortgage Loan Business

In line with the linked quarter, mortgage loan originations for the third quarter of 2014 were $67.0 million, up $11.8 million, or 21.4%, from the year-ago third quarter. For the first nine months of 2014, mortgage loan originations were $167.7 million, down from $209.1 million for the first nine months of 2013.

Net mortgage banking income, consisting of gains on the sale of mortgage loans and net loan servicing fees, was $1.7 million for the third quarter of 2014, compared to $1.8 million for the year-ago quarter. Net mortgage banking income was $3.9 million for the nine-months ended September 30, 2014 as compared to $5.3 million for the comparable period in 2013. The mortgage servicing portfolio at September 30, 2014, was $649.7 million, up $52.7 million, or 8.8%, from September 30, 2013.

Fee Income and Noninterest Expense

The Company’s fee income includes revenue from a diverse group of services, such as wealth management, deposit fees and income from bank-owned life insurance. Wealth management assets under management stood at $326.5 million as of September 30, 2014. For the third quarter of 2014, fee income as a percent of total revenue was 41.6%, down slightly from the prior year. For the first nine months of 2014, fee income as a percentage of total revenue was 38.5%.

For the third quarter of 2014, noninterest expense (NIE) was up $0.3 million, or 5.0%, compared to the third quarter of 2013. However, when adjusted for the $0.33 million in operating expense related to the trust preferred securities prepayment, expenses for the quarter were in line with the prior year. For the first nine months of 2014, operating expenses were down $0.7 million, or 3.5%, compared to the first nine months of 2013. When adjusted for the trust preferred securities prepayment, expenses for the first nine months of 2014 were down $1.1 million, or 5.2%, compared to the prior-year period.

Balance Sheet

Total assets as of September 30, 2014, were $664.6 million, up 4.9% from a year ago. Total equity as of September 30, 2014, was $60.3 million, up 8.5% from a year ago.

Total loans held for investment (HFI) were $505.9 million at September 30, 2014, up $30.7 million, or 6.5%, from September 30, 2013. Residential real estate loans accounted for the majority of the loan growth, up $11.2 million, or 11.6%. Commercial and commercial real estate loans also rose $8.9 million and $3.2 million, respectively.

The investment portfolio, including Federal Reserve Bank and Federal Home Loan Bank stock, of $84.9 million represented 12.8% of assets at September 30, 2014, and was down slightly from a year ago. Deposit balances of $535.3 million at September 30, 2014, increased by $13.7 million since September 30, 2013. Growth from the prior year included $7.0 million in checking and $6.7 million in savings and time deposit balances.

Asset Quality

The Company continues to improve its asset quality, reporting nonperforming assets of $5.4 million as of September 30, 2014, down $3.4 million, or 38.8%, from the year-ago quarter. Already trending better than our key peer metrics, the 0.81% of nonperforming assets to total assets was the lowest the Company has recorded since the first quarter of 2007. Coverage of problem loans by the loan loss allowance was 139% at September 30, 2014. During the third quarter, our delinquency level (loans past due 30 days or more) did rise to 1.2% from 0.6% in the linked quarter. This increase was driven by one commercial real estate loan for $3.7 million that is in the process of restructure.

Capitalization

Improving the Company’s capital ratios remains an important focus of management. The tangible equity ratio improved by 50 basis points over the past year and stood at 6.7% as of September 30, 2014. All bank regulatory ratios remained in excess of “well-capitalized” levels at September 30, 2014. At September 30, 2014, State Bank’s Total Risk-Based Capital was estimated to be $63.0 million, $21.6 million above the “well-capitalized” level. The Total Risk-Based Capital Ratio was estimated at 12.2% at September 30, 2014.

Highlights

(Dollars in thousands except ratios and per share data)

	At September 30, 2014	At December 31, 2013
Selected Financial Condition Data:
Cash and due from banks	$21,870	$13,137
Total investment securities (1)	84,896	93,541
Loans held for sale	6,736	3,366
Net loans receivable	499,211	470,339
Mortgage servicing rights	5,720	5,180
Total deposits	535,261	518,234
Notes payable	7,000	589
Advances from FHLB	30,000	16,000
Repurchase agreements	17,902	14,696
Trust preferred securities	10,310	20,620
Total Equity	60,266	56,269
Capital and Liquidity Ratios:
Loans / Deposits	94.52%	92.10%
Tangible equity / Tangible assets	6.73%	6.39%
Asset Quality Ratios:
Nonaccruing loans / Total loans	0.63%	1.01%
Nonperforming loans / Total loans	0.95%	1.38%
Nonperforming assets / Loans & OREO	1.06%	1.51%
Nonperforming assets / Total assets	0.81%	1.15%
Allowance for loan loss / Nonperforming loans	139.22%	105.79%
Allowance for loan loss / Total loans	1.33%	1.46%

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Selected Operating Data:
Interest income	$6,321	$6,146	$18,218	$18,913
Interest expense	971	971	2,795	3,096

Net interest income	5,350	5,175	15,423	15,817
Provision for loan losses	150	401	300	900

Net interest income after provision	5,200	4,774	15,123	14,917
Non-interest income	3,809	3,710	9,663	11,097
Non-interest expenses	6,888	6,562	19,593	20,312

Income before income tax expense	2,121	1,922	5,193	5,702
Income tax expense	608	578	1,455	1,721

Net income	$1,513	$1,344	$3,738	$3,981

Diluted earnings per share	$0.31	$0.28	$0.76	$0.82
Adjusted for TRUP Prepayment: (2)
Net interest income after provision	$5,294	$4,774	$15,217	$14,917
Non-interest expenses	6,557	6,562	19,262	20,312
Net income	1,794	1,344	4,018	3,981
Diluted earnings per share	0.37	0.28	0.82	0.82
Performance Ratios:
Return on average assets	0.90%	0.84%	0.75%	0.83%
Return on average common equity	10.14%	9.82%	8.54%	9.78%
Efficiency ratio (3)	74.61%	72.40%	76.84%	73.85%
Net interest margin (FTE)	3.64%	3.72%	3.54%	3.81%

(1)	Includes available-for sale securities and Federal Reserve and Federal Home Loan Bank stock.
(2)	Adjustment/Reconciliation: Adjusted to exclude the impact of the repayment of the junior subordinated debentures underlying the Company’s fixed-rate trust preferred securities on September 7, 2014 for an aggregate amount of $11,200, which included approximately $425 in prepayment penalties. Line items adjusted were interest expense ($94) and non-interest expense ($331). An effective tax rate of 34.0% was used to compute impact on net income.
(3)	Calculation excludes intangible amortization.

THE OFFERING

Issuer	SB Financial Group, Inc.

Securities offered

Depositary shares, each representing a 1/100th ownership interest in a Series A Preferred Share with a liquidation preference of $1,000.00 per share (equivalent to $10.00 per depositary share). Each holder of a depositary share will be entitled, through the depositary, in proportion to the applicable fraction of a Series A Preferred Share represented by such depositary share, to all of the rights, preferences and privileges of the Series A Preferred Shares represented thereby, including dividend, voting, conversion and liquidation rights.

We are offering up to a maximum of 1,500,000 depositary shares in the offering. We must sell a minimum of 1,000,000 depositary shares to complete the offering.

Price per depositary share	$10.00.

Ranking	The Series A Preferred Shares (and, therefore, the depositary shares) will rank, with respect to dividends and upon liquidation, dissolution or winding-up: (i) junior to all of our existing and future debt obligations; (ii) junior to each class of capital stock or series of preferred shares, the terms of which expressly provide that it ranks senior to the Series A Preferred Shares; (iii) on parity with each other class of our capital stock or series of preferred shares, the terms of which expressly provide that it ranks on parity with the Series A Preferred Shares; and (iv) senior to all classes of our common shares or series of preferred shares, the terms of which do not expressly provide that it ranks senior to or on parity with the Series A Preferred Shares. See “Description of the Series A Preferred Shares — Ranking” beginning on page 52 of this prospectus.

Dividends

6.50% per annum of the liquidation preference, which is equivalent to $0.65 per year and $0.1625 per quarter per depositary share.

Dividends are noncumulative and are payable only if, when and as declared by our board of directors. As a result, if no dividend is declared by our board of directors on the Series A Preferred Shares for a quarterly dividend period, holders of depositary shares will have no right to receive a dividend for that period. See “Description of the Series A Preferred Shares — Dividend Rights” beginning on page 52 of this prospectus.

Dividend payment dates	Dividends are payable quarterly, when, as and if declared by our board of directors, on March 15, June 15, September 15 and December 15 of each year (or if such day is not a business day, the next business day), commencing March 15, 2015. Dividends for the first dividend period ending March 15, 2015, if any, will be for less than a full quarter if the offering closes after December 15, 2014, and will be for greater than a full quarter if the offering closes before December 15, 2014.

Dividend stopper	We are prohibited from paying dividends on our common shares or any other capital security which ranks junior to the Series A Preferred Shares unless the full dividends on all outstanding Series A Preferred Shares (and, therefore, the depositary shares) have been declared and paid (or set apart for payment) for the most recently completed dividend period. See “Description of the Series A Preferred Shares — Dividend Rights” beginning on page 52 of this prospectus.

No Redemption	The Series A Preferred Shares may not be redeemed at the option of the Company.

Liquidation rights	In the event we liquidate, dissolve or wind-up our business and affairs, either voluntarily or involuntarily, holders of the Series A Preferred Shares will be entitled to receive a liquidating distribution of $1,000.00 per share (equivalent to $10.00 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends, before we make any distribution of assets to the holders of our common shares or any other class or series of junior shares. Distributions will be made only to the extent of our assets that are available after satisfaction of all liabilities to creditors and subject to the rights of holders of any securities ranking senior to the Series A Preferred Shares and pro rata as to the Series A Preferred Shares and any other shares of our stock ranking equally as to such distribution. Holders of Series A Preferred Shares (and, therefore, holders of depositary shares) will not be entitled to any other amounts from us after they have received their full liquidating distribution. See “Description of the Series A Preferred Shares — Liquidation Preference” beginning on page 54 of this prospectus.

Voting rights

Except as otherwise required by Ohio law and as set forth below, a holder of Series A Preferred Shares (and, therefore, a holder of depositary shares) will have no voting rights. The consent of the holders of at least two-thirds (2/3) of the Series A Preferred Shares (and, therefore, the depositary shares), voting as a class, will be required to (i) amend, alter or repeal any provision of our Amended Articles of Incorporation, as amended (the “Articles”) or the attachment to the certificate of amendment by the directors setting forth the terms of the Series A Preferred Shares (the “Certificate of Amendment”) in a manner that would materially and adversely affect the rights, preferences, powers or privileges of the Series A Preferred Shares, (ii) create, authorize, issue or increase the authorized or issued amount of any class or series of our equity securities that is senior to or on parity with the Series A Preferred Shares as to dividend rights, or rights upon our liquidation, dissolution or winding-up (except that no consent will be required in the case of parity shares which do not have cumulative dividend rights) or (iii) enter into or consummate certain reclassifications of our common shares or certain business combinations. See “Description of the Series A Preferred Shares — Voting Rights” beginning on page 61 of this prospectus.

The consent of the holders of the Series A Preferred Shares (and, therefore, the holders of depositary shares) will not be required in connection with any of the following: (i) any increase in the authorized number of Series A

Preferred Shares; (ii) any issuance of additional Series A Preferred Shares; or (iii) any increase, authorization or issuance of equity securities which are on parity with the Series A Preferred Shares as to dividend rights, or rights upon liquidation, dissolution or winding up, unless such equity securities have cumulative dividend rights.

No maturity	The Series A Preferred Shares do not have any maturity date, and we cannot redeem the Series A Preferred Shares at our option. Accordingly, the Series A Preferred Shares will remain outstanding indefinitely, unless and until we decide to exercise our right of mandatory conversion.

Conversion right

Each Series A Preferred Share, at the option of the holder, is convertible at any time into the number of our common shares equal to $1,000.00 divided by the conversion price then in effect, which initially will be $10.34. Accordingly, each depositary share is convertible at your option into the number of our common shares equal to $10.00 divided by the conversion price then in effect (initially $10.34). The initial conversion price of $10.34 is equivalent to a 17.5% premium over $8.80 per common share, the last reported sale price of our common shares on November 5, 2014. Except as otherwise provided, the Series A Preferred Shares (and, therefore, the depositary shares) will only be convertible into our common shares, and cash will be paid in lieu of issuing any fractional common share interest.

The conversion price is also subject to anti-dilution adjustments upon the occurrence of certain events. See “Description of the Series A Preferred Shares — Adjustments to the Conversion Price” beginning on page 57 of this prospectus.

All of the depositary shares we are selling in this offering, and the common shares issued upon any conversion of the depositary shares, will be freely tradable without restriction under the Securities Act, except for shares purchased by our “affiliates.” See “Description of the Series A Preferred Shares — Conversion Rights” beginning on page 54 of this prospectus.

Mandatory conversion at our option	On or after the fifth anniversary of the issue date of the Series A Preferred Shares, we may, at our option, require holders of the Series A Preferred Shares (and, therefore, the depositary shares) to convert each Series A Preferred Share into the number of our common shares equal to the quotient achieved when $1,000.00 is divided by the conversion price then in effect, which initially will be $10.34. Accordingly, each depositary share will be convertible into the number of our common shares equal to $10.00 divided by the conversion price then in effect (initially $10.34). We may exercise this option only if: (i) the closing sale price for our common shares equals or exceeds 120% of the conversion price then in effect for at least 20 trading days in a period of 30 consecutive trading days (including the last trading day of such period) ending on the fifth trading day immediately prior to our issuance of a press release announcing our exercise of this option; and (ii) we have declared and paid full dividends on the Series A Preferred Shares (and, therefore, the depositary shares) for four consecutive quarters prior to the issuance of the press release. See “Description of the Series A Preferred Shares — Mandatory Conversion at Our Option” beginning on page 56 of this prospectus.

Material U.S. federal income tax consequences	Material U.S. federal income tax consequences relevant to the acquisition, ownership and disposition of the depositary shares and common shares issued upon conversion are described in “Material U.S. Federal Income Tax Consequences” beginning on page 72 of this prospectus. Prospective investors should consult their own tax advisors regarding the tax consequences of acquiring, holding and disposing of the depositary shares and common shares issued upon conversion in light of current tax laws, their particular personal tax and investment circumstances and the application of state, local and other tax laws.

Purchase priorities and limitations

We are offering the depositary shares for sale to the public in the following order of priority:

1.      Shareholder Offering

Each shareholder of the Company who is a beneficial owner of our common shares will be given the opportunity to purchase, subject to the overall purchase limitations, up to the lesser of (a) 250,000 depositary shares ($2,500,000), or (b) the number of depositary shares, assuming conversion of such depositary shares into our common shares, whereby the purchaser’s total beneficial ownership of our common shares (including any common shares currently owned) would not exceed 5% of our outstanding common shares after the offering. The minimum number of depositary shares that an existing shareholder may purchase in the offering is 100 depositary shares.

If there are not sufficient depositary shares available to satisfy all subscriptions in the shareholder offering, shares will first be allocated so as to permit each shareholder subscriber to purchase a number of depositary shares equal to the lesser of (i) 10,000 depositary shares ($100,000) or (ii) the number of depositary shares for which the shareholder subscribed. The unallocated depositary shares will then be allocated to each shareholder subscriber whose subscription remains unsatisfied on a pro rata basis. See “Description of the Offering.”

2.      Customer and Local Community Offering

To the extent that depositary shares remain available for purchase after satisfaction of all subscriptions in the shareholder offering, we may offer depositary shares to customers of State Bank and to residents of the local communities we serve. For this purpose, you will be considered to be a resident of the “local communities” we serve if you reside in any of the following counties: Allen, Defiance, Franklin, Fulton, Lucas, Paulding, Wood and Williams Counties, Ohio; and Allen and Steuben Counties, Indiana.

The same purchase limitations and pro rata allocations that apply in the shareholder offering will apply to purchases in the customer and local community offering to the extent there are not sufficient depositary shares available to satisfy all subscriptions. See “Description of the Offering.”

3.      Syndicated Offering

We may offer depositary shares for sale to interested investors (without regard to their status as an existing shareholder of the Company, a customer of State Bank, or a resident of our local communities) in a syndicated offering in a manner intended to achieve a widespread distribution of our depositary shares to the general public. The syndicated offering may begin concurrently with, during or after the commencement or termination of the shareholder and customer/local community offerings, but priority will be given to shareholder and customer/local community subscriptions in filling orders. If a syndicated offering is held, Keefe, Bruyette & Woods, Inc. will serve as sole placement agent and will assist us in selling our depositary shares on a best efforts basis.

The same purchase limitations that apply in the shareholder offering will apply to purchases in the syndicated offering to the extent there are not sufficient depositary shares available to satisfy all subscriptions. See “Description of the Offering.”

Purchasing depositary shares in the offering

The shareholder offering and the customer and local community offering are expected to be conducted concurrently. The syndicated offering, if any, may be conducted concurrently with the shareholder and customer/local community offerings or as soon as practicable following the expiration of the shareholder and customer/local community offerings.

In the shareholder and customer/local community offerings, you may subscribe for depositary shares by delivering a signed and completed order form, together with full payment payable to “U.S. Bank/SBFG – Escrow Account”; provided that the order form is received before 3:00 p.m., Eastern Time, on December 12, 2014, unless the expiration date of the offering is extended. Delivery of your order may be made by mail using the order reply envelope provided, by overnight delivery to the indicated address at the top of the order form, or by hand-delivery to the Company’s executive offices located at 401 Clinton Street, Defiance, Ohio. Order forms may not be delivered to any of the Company’s or State Bank’s other offices. Please do not mail order forms to the Company or any of State Bank’s branches.

Payment in the shareholder and customer/local community offerings may be made by personal check, bank check or money order, payable to “U.S. Bank/SBFG – Escrow Account”. You may not use cash, wires or a check drawn on a State Bank line of credit, and third party checks will not be accepted. Checks and money orders will be immediately cashed and placed in the escrow account.

Orders in the syndicated offering will be submitted in substantially the same manner as utilized in the shareholder and customer/local community offerings. Payments in the syndicated offering, however, must be made in immediately available funds (bank checks, money orders, or wire transfers). Personal checks will not be accepted. If the closing of the offering does not occur for any reason, the funds will be promptly returned without interest. For a complete description of how to purchase depositary shares in the offering, see “Description of the Offering.”
Use of proceeds

We estimate that the net proceeds to us from the sale of the maximum number of depositary shares that we may sell in this offering will be $14.0 million after deducting estimated placement agent fees and other offering expenses. We intend to use approximately $7.0 million of the net proceeds of the sale of the depositary shares to prepay the term loan obtained by the Company in connection with the Company’s redemption, effective September 7, 2014, of the junior subordinated debentures underlying the trust preferred securities issued by RST I for an aggregate redemption amount (including accrued interest and prepayment penalties) of $11.2 million. See “Summary — Recent Developments” beginning on page 9 of this prospectus.

We expect to use the remainder of the net proceeds from the sale of our depositary shares for general corporate purposes. See “Use of Proceeds” beginning on page 35 of this prospectus.

Risk factors	You should read this prospectus carefully before you invest. Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 22 of this prospectus and in the documents we file with the Securities and Exchange Commission that are incorporated by reference into this prospectus for certain risks you should consider before investing in the depositary shares.

Listing	We have applied for the depositary shares to be listed on the NASDAQ Capital Market under the symbol “SBFGP.” If the application for listing is approved, trading of the depositary shares is expected to commence within 30 days following the initial issuance of the depositary shares.

Form	The depositary shares will be issued and maintained in book-entry form, except under limited circumstances. See “Description of the Depositary Shares — Book-Entry Issuance” beginning on page 65 of this prospectus.

Depositary, transfer agent and registrar	Computershare Inc. and its wholly-owned subsidiary, Computershare Trust Company, N.A. (“Computershare”).

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table shows summarized historical consolidated financial data for the Company as of and for the six months ended June 30, 2014 and 2013, and as of and for the years ended December 31, 2009 through 2013. Our summary consolidated financial data presented below as of December 31, 2013 and for each of the years in the five-year period ended December 31, 2013, are derived from our audited financial statements and related notes. The audited financial statements and related notes for the years ended December 31, 2013 and 2012 are incorporated by reference in this prospectus. Our summary consolidated financial data for the six months ended June 30, 2014 and 2013 are derived from our unaudited interim consolidated financial statements incorporated by reference in this prospectus. In the opinion of our management, such data contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles. Our results for the six months ended June 30, 2014 are not necessarily indicative of our results of operations that may be expected for any future period. You should read the following table in conjunction with the consolidated financial statements, related notes, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 and in our Annual Report on Form 10-K for the year ended December 31, 2013, and the other information included in or incorporated by reference into this prospectus.

Five-Year Selected Consolidated Financial Data

(Dollars in thousands, except per share data)

	Six months ended June 30,		Year ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(unaudited)
Statements of Income:
Total interest income	$11,897	$12,767	$24,848	$26,122	$27,509	$29,564	$32,591
Total interest expense	1,824	2,125	4,035	5,390	6,798	9,602	11,593

Net interest income	10,073	10,642	20,813	20,732	20,711	19,962	20,998
Provision for loan loss	150	499	900	1,350	1,994	10,588	5,738

Net interest income after provision for loan loss	9,923	10,143	19,913	19,382	18,717	9,374	15,260
Investment security gain (loss)	56	20	48	—	1,871	451	960
Other noninterest income	5,798	7,367	13,998	14,845	11,986	20,368	28,345

Total noninterest income	5,854	7,387	14,046	14,845	13,857	20,819	29,305
Goodwill and other intangibles impairment	—	—	—	—	381	6,273	—
Other noninterest expense	12,705	13,750	26,511	27,484	29,872	46,035	44,843

Total noninterest expense	12,705	13,750	26,511	27,484	30,253	52,308	44,843

Income (loss) before federal tax (benefit)	3,072	3,780	7,448	6,743	2,321	(22,115)	(278)
Federal income tax (benefit)	847	1,143	2,243	1,929	658	(6,502)	(660)

Net income (loss)	$2,225	$2,637	$5,205	$4,814	$1,663	$(15,613)	$382

	Six months ended June 30,		Year ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(unaudited)
Per Common Share:
Earnings available to common shareholders (basic and diluted)	$0.46	$0.54	$1.07	$0.99	$0.34	$(3.21)	$0.07
Dividends paid	0.075	0.055	0.12	—	—	—	0.36
Book value	12.10	11.18	11.55	10.96	9.86	9.47	12.69
Average Common Shares Outstanding:
Basic	4,873,000	4,864,000	4,870,000	4,861,779	4,861,779	4,861,779	4,867,030
Diluted	4,894,000	4,870,000	4,882,000	4,861,779	4,861,779	4,861,779	4,870,403
Period-end Balances:
Loans, net (1)	$499,559	$457,022	$470,339	$456,578	$436,025	$420,829	$445,528
Securities (2)	89,334	99,127	93,541	102,450	115,664	136,510	108,831
Total assets	662,500	631,492	631,754	638,234	628,664	660,288	673,049
Deposits	524,067	511,378	518,234	527,001	518,765	515,678	491,242
Borrowings	74,866	61,082	51,905	53,655	54,963	92,503	110,077
Shareholders’ equity	59,010	54,387	56,269	53,284	47,932	46,024	61,708
Average Balances:
Loans, net (3)	$488,425	$462,058	$469,603	$455,516	$438,383	$445,700	$453,787
Securities	96,207	99,607	95,787	105,342	119,420	118,856	116,206
Total assets	659,187	639,698	639,920	638,035	643,528	673,781	667,470
Deposits	527,956	522,585	521,648	522,412	516,282	509,783	489,526
Borrowings	56,285	51,844	52,256	53,405	70,686	99,025	106,121
Shareholders’ equity	57,654	54,020	54,700	50,300	47,035	57,281	63,576
Selected Ratios and Other Data:
Return on average assets	0.68%	0.82%	0.81%	0.75%	0.26%	-2.32%	0.06%
Return on average equity	7.72%	9.76%	9.52%	9.57%	3.54%	-27.26%	0.60%
Average shareholders’ equity to average assets	8.75%	8.44%	8.55%	7.88%	7.31%	8.50%	9.52%
Cash dividend payout ratio (dividends divided by net income)	16.49%	10.20%	11.26%	0.00%	0.00%	0.00%	458.64%
Net interest margin (4)	3.51%	3.86%	3.75%	3.76%	3.81%	3.67%	3.79%
Total net loans to total deposits	95.32%	89.37%	90.76%	86.64%	84.05%	81.61%	90.69%
Nonperforming assets to total assets	0.93%	1.20%	1.15%	1.40%	1.60%	2.26%	3.22%
Tangible common equity to tangible assets	6.54%	6.04%	6.39%	5.75%	4.87%	4.17%	5.46%

(1)	Net of allowance for loan losses.
(2)	Includes available-for-sale securities and Federal Reserve and Federal Home Loan Bank stock.
(3)	Net of unearned income.
(4)	Fully tax-equivalent basis.

RISK FACTORS

An investment in the depositary shares is subject to certain risks inherent in our business and certain risks relating to the depositary shares and the Series A Preferred Shares. The material risks and uncertainties that our management believes affect your investment in the depositary shares are described below and in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013, incorporated by reference herein. Before making an investment decision, you should carefully consider the risks and uncertainties described below and in the information included or incorporated by reference in this prospectus.

Risk Factors Related to Our Business

Changes in general economic conditions and real estate values in our primary market areas could adversely affect our earnings, financial condition and cash flows.

Our success depends to a large extent upon local and national economic conditions, as well as governmental fiscal and monetary policies. Conditions such as inflation, recession, unemployment, changes in interest rates, money supply and other factors beyond our control can adversely affect our asset quality, deposit levels and loan demand and, therefore, our earnings and our capital. Our lending and deposit gathering activities are concentrated primarily in Northwest Ohio. As a result, our success depends in large part on the general economic conditions of these areas, particularly given that a significant portion of our lending relates to real estate located in this region. Real estate values in our markets were negatively impacted by the recent economic crisis. Although there has been some improvement recently in a number of economic measures, including home prices and unemployment rates in Ohio, we continue to experience difficult economic conditions and high unemployment in many of our traditional market areas in Northwest Ohio. A prolonged continuation of these economic conditions and/or a significant decline in the economy in our market areas could impair our ability to collect payments on loans, increase loan delinquencies, increase problem assets and foreclosures, increase lawsuits and other claims by borrowers, decrease the demand for our products and services and decrease the value of collateral for loans, especially real estate values, which could have a material adverse effect on our financial condition, results of operations and cash flows.

Our earnings are significantly affected by the fiscal and monetary policies of the federal government and its agencies.

The policies of the Federal Reserve Board impact us significantly. The Federal Reserve Board regulates the supply of money and credit in the United States. Its policies directly and indirectly influence the rate of interest earned on loans and paid on borrowings and interest-bearing deposits, and can also affect the value of financial instruments we hold. Those policies determine to a significant extent our cost of funds for lending and investing. Changes in those policies are beyond our control and are difficult to predict. Federal Reserve Board policies can also affect our borrowers, potentially increasing the risk that they may fail to repay their loans. For example, a tightening of the money supply by the Federal Reserve Board could reduce the demand for a borrower’s products and services. This could adversely affect the borrower’s earnings and ability to repay its loan, which could have a material adverse effect on our financial condition and results of operations.

We may be unable to manage interest rate risks, which could reduce our net interest income.

Our results of operations are affected principally by net interest income, which is the difference between interest earned on loans and investments and interest expense paid on deposits and other borrowings. The spread between the yield on our interest-earning assets and our overall cost of funds has been compressed in the recent low interest rate environment, and our net interest income may continue to be adversely impacted by an extended period of continued low rates. We cannot predict or control changes in interest rates. National, regional and local economic conditions and the policies of regulatory authorities, including monetary policies of the Board of

Governors of the Federal Reserve System, affect the movement of interest rates and our interest income and interest expense. If the interest rates paid on deposits and other borrowed funds increase at a faster rate than the interest rates received on loans and other investments, our net interest income, and therefore earnings, could be adversely affected. Earnings could also be adversely affected if the interest rates received on loans and other investments fall more quickly than the interest rates paid on deposits and other borrowed funds.

In addition, certain assets and liabilities may react in different degrees to changes in market interest rates. For example, interest rates on some types of assets and liabilities may fluctuate prior to changes in broader market interest rates, while interest rates on other types may lag behind. Some of our assets, such as adjustable rate mortgages, have features that restrict changes in their interest rates, including rate caps.

Interest rates are highly sensitive to many factors that are beyond our control. Some of these factors include: inflation; recession; unemployment; money supply; international disorders; and instability in domestic and foreign financial markets.

Changes in interest rates may affect the level of voluntary prepayments on our loans and may also affect the level of financing or refinancing by customers. We believe that the impact on our cost of funds from a rise in interest rates will depend on a number of factors, including but not limited to, the competitive environment in the banking sector for deposit pricing, opportunities for clients to invest in other markets such as fixed income and equity markets, and the propensity of customers to invest in their businesses. The effect on our net interest income from an increase in interest rates will ultimately depend on the extent to which the aggregate impact of loan re-pricings exceeds the impact of increases in our cost of funds.

If our actual loan losses exceed our allowance for loan losses, our net income will decrease.

Our loan customers may not repay their loans according to their terms, and the collateral securing the payment of these loans may be insufficient to pay any remaining loan balance. We may experience significant loan losses, which could have a material adverse effect on our operating results. In accordance with accounting principles generally accepted in the United States, we maintain an allowance for loan losses to provide for loan defaults and non-performance, which when combined, we refer to as the allowance for loan losses. Our allowance for loan losses may not be adequate to cover actual credit losses, and future provisions for credit losses could have a material adverse effect on our operating results. Our allowance for loan losses is based on prior experience, as well as an evaluation of the risks in the current portfolio. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates that may be beyond our control, and these losses may exceed current estimates. Federal regulatory agencies, as an integral part of their examination process, review our loans and allowance for loan losses. We cannot assure you that we will not further increase the allowance for loan losses or that regulators will not require us to increase this allowance. Either of these occurrences could have a material adverse effect on our financial condition and results of operations.

FDIC insurance premiums may increase materially, which could negatively affect our profitability.

The FDIC insures deposits at FDIC insured financial institutions, including State Bank. The FDIC charges the insured financial institutions premiums to maintain the Deposit Insurance Fund at a certain level. During 2008 and 2009, there were higher levels of bank failures which dramatically increased resolution costs of the FDIC and depleted the deposit insurance fund. The FDIC collected a special assessment in 2009 to replenish the Deposit Insurance Fund and also required a prepayment of an estimated amount of future deposit insurance premiums. If the costs of future bank failures increase, deposit insurance premiums may also increase.

Legislative or regulatory changes or actions could adversely impact our business.

The financial services industry is extensively regulated. We are subject to extensive state and federal regulation, supervision and legislation that govern almost all aspects of our operations. These laws and regulations are primarily intended for the protection of consumers, depositors, borrowers and the deposit insurance fund, not to benefit our shareholders. Changes to laws and regulations or other actions by regulatory agencies may negatively impact us, possibly limiting the services we provide, increasing the ability of non-banks to compete with us or requiring us to change the way we operate. Regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the ability to impose restrictions on the operation of an institution and the ability to determine the adequacy of an institution’s allowance for loan losses. Failure to comply with applicable laws, regulations and policies could result in sanctions being imposed by the regulatory agencies, including the imposition of civil money penalties, which could have a material adverse effect on our operations and financial condition.

In light of current conditions in the global financial markets and the global economy, regulators have increased their focus on the regulation of the financial services industry. In the last several years, Congress and the federal bank regulators have acted on an unprecedented scale in responding to the stresses experienced in the global financial markets. Some of the laws enacted by Congress and regulations promulgated by federal bank regulators subject us and other financial institutions to additional restrictions, oversight and costs that may have an adverse impact on our business and results of operations.

The Dodd-Frank Act was signed into law on July 21, 2010 and, although it became generally effective in July 2010, many of its provisions have extended implementation periods and delayed effective dates and have required and will continue to require extensive rulemaking by regulatory authorities. In addition, we may be subjected to higher deposit insurance premiums to the FDIC. We may also be subject to additional regulations under the recently established Consumer Financial Protection Bureau, which was given broad authority to implement new consumer protection regulations. These and other provisions of the Dodd-Frank Act, including future rules implementing its provisions and the interpretation of those rules, may place significant additional costs on us, impede our growth opportunities and place us at a competitive disadvantage.

In July 2013, our primary federal regulator, the Federal Reserve, published final rules establishing a new comprehensive capital framework for U.S. banking organizations. The rules implement the Basel Committee’s December 2010 framework known as “Basel III” for strengthening international capital standards as well as certain provisions of the Dodd-Frank Act. The implementation of the final rules will lead to higher capital requirements and more restrictive leverage and liquidity ratios than those currently in place. In addition, in order to avoid limitations on capital distributions, such as dividend payments and certain bonus payments to executive officers, the rules require insured financial institutions to hold a capital conservation buffer of common equity tier 1 capital above the minimum risk-based capital requirements. The capital conservation buffer will be phased in over time, becoming effective on January 1, 2019, and will consist of an additional amount of common equity equal to 2.5% of risk-weighted assets. The rules will also revise the regulatory agencies’ prompt corrective action framework by incorporating the new regulatory capital minimums and updating the definition of common equity. The rules began to phase in on January 1, 2014 for larger institutions and will begin to phase in on January 1, 2015 for smaller, less complex banking organizations such as the Company, and will be fully phased in by January 1, 2019. Until the rules are fully phased in, we cannot predict the ultimate impact it will have upon the financial condition or results of operations of the Company.

Changes in tax laws could adversely affect our performance.

We are subject to extensive federal, state and local taxes, including income, excise, sales/use, payroll, franchise, withholding and ad valorem taxes. Changes to our taxes could have a material adverse effect on our results of operations. In addition, our customers are subject to a wide variety of federal, state and local taxes. Changes in taxes paid by our customers may adversely affect their ability to purchase homes or consumer products, which could adversely affect their demand for our loans and deposit products. In addition, such negative effects on our customers could result in defaults on the loans we have made.

Our success depends upon our ability to attract and retain key personnel.

Our success depends upon the continued service of our senior management team and upon our ability to attract and retain qualified financial services personnel. Competition for qualified employees is intense. We cannot assure you that we will be able to retain our existing key personnel or attract additional qualified personnel. If we lose the services of our key personnel, or are unable to attract additional qualified personnel, our business, financial condition and results of operations could be adversely affected.

We depend upon the accuracy and completeness of information about customers.

In deciding whether to extend credit or enter into other transactions with customers, we may rely on information provided to us by customers, including financial statements and other financial information. We may also rely on representations of customers as to the accuracy and completeness of that information and, with respect to financial statements, on reports of independent auditors. For example, in deciding whether to extend credit to a business, we may assume that the customer’s audited financial statements conform with generally accepted accounting principles and present fairly, in all material respects, the financial condition, results of operations and cash flows of the customer, and we may also rely on the audit report covering those financial statements. Our financial condition and results of operations could be negatively impacted to the extent we rely on financial statements that do not comply with generally accepted accounting principles or that are materially misleading.

The preparation of our financial statements requires the use of estimates that may vary from actual results.

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make significant estimates that affect the financial statements. Two of our most critical estimates are the level of the allowance for loan losses and the accounting for goodwill and other intangibles. Because of the inherent nature of these estimates, we cannot provide complete assurance that we will not be required to adjust earnings for significant unexpected loan losses, nor that we will not recognize a material provision for impairment of our goodwill. For additional information regarding these critical estimates, see Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations beginning on page 36 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

Changes in accounting standards could impact our results of operations.

The accounting standard setters, including the Financial Accounting Standards Board, the SEC and other regulatory bodies, periodically change the financial accounting and reporting standards that govern the preparation of our consolidated financial statements. These changes can be difficult to predict and can materially affect how we record and report our financial condition and results of operations. In some cases, we could be required to apply a new or revised standard retroactively, which would result in the restatement of our financial statements for prior periods.

Our information systems may experience an interruption or security breach.

We rely heavily on communications and information systems to conduct our business. Any failure, interruption or breach in security of these systems could result in failures or disruptions in our customer relationship management, general ledger, deposit, loan and other systems. While we have policies and procedures designed to prevent or limit the effect of the possible failure, interruption or security breach of our information systems, there can be no assurance that any such failure, interruption or security breach will not occur or, if they do occur, that they will be adequately addressed. The occurrence of any failure, interruption or security breach of our information systems could damage our reputation, result in a loss of customer business, subject us to additional regulatory scrutiny, or expose us to civil litigation and possible financial liability.

We may elect or be compelled to seek additional capital in the future, but capital may not be available when it is needed.

We are required by federal and state regulatory authorities to maintain adequate levels of capital to support our operations. In addition, federal banking agencies have proposed extensive changes to their capital requirements, including raising required amounts and eliminating the inclusion of certain instruments from the calculation of capital. The final form of such regulations and their impact on the Company is unknown at this time, but may require us to raise additional capital. In addition, we may elect to raise additional capital to support our business or to finance acquisitions, if any, or we may otherwise elect to raise additional capital. Our ability to raise additional capital, if needed, will depend on conditions in the capital markets, economic conditions and a number of other factors, many of which are outside our control, and on our financial performance. Accordingly, we cannot be assured of our ability to raise additional capital if needed or on terms acceptable to us. If we cannot raise additional capital if and when needed, it may have a material adverse effect on our financial condition, results of operations and prospects.

Strong competition within our market area may reduce our ability to attract and retain deposits and originate loans.

We face competition both in originating loans and in attracting deposits within our market area. We compete for clients by offering personal service and competitive rates on our loans and deposit products. The type of institutions we compete with include large regional financial institutions, community banks, thrifts and credit unions operating within our market areas. Nontraditional sources of competition for loan and deposit dollars come from captive auto finance companies, mortgage banking companies, internet banks, brokerage companies, insurance companies and direct mutual funds. As a result of their size and ability to achieve economies of scale, certain of our competitors offer a broader range of products and services than we offer. We expect competition to remain intense in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. In addition, to stay competitive in our markets we may need to adjust the interest rates on our products to match the rates offered by our competitors, which could adversely affect our net interest margin. As a result, our profitability depends upon our continued ability to successfully compete in our market areas while achieving our investment objectives.

We may be the subject of litigation which could result in legal liability and damage to our business and reputation.

From time to time, we may be subject to claims or legal action from customers, employees or others arising out of our businesses. Financial institutions like the Company and State Bank are facing a growing number of significant class actions, including those based on the manner of calculation of interest on loans and the assessment of overdraft fees. Future litigation could include claims for substantial compensatory and/or punitive damages or claims for indeterminate amounts of damages. We are also involved from time to time in other reviews, investigations and proceedings (both formal and informal) by governmental and other agencies regarding our business. These matters also could result in adverse judgments, settlements, fines, penalties, injunctions or other relief. Like other financial institutions, we are also subject to risk from potential employee misconduct, including non-compliance with policies and improper use or disclosure of confidential information.

Our insurance may not cover all claims that may be asserted against us, and any claims asserted against us, regardless of merit or eventual outcome, may harm our reputation. Should the ultimate judgments or settlements in any litigation exceed our insurance coverage, they could have a material adverse effect on our financial condition and results of operations. In addition, we may not be able to obtain appropriate types or levels of insurance in the future, nor may we be able to obtain adequate replacement policies with acceptable terms, if at all.

Risk Factors Related to the Depositary Shares and the Series A Preferred Shares

The Series A Preferred Shares (and, therefore, the depositary shares) are equity and are junior to all of our existing and future indebtedness.

The Series A Preferred Shares (and, therefore, the depositary shares) are equity interests in the Company and do not constitute indebtedness. The depositary shares, which represent fractional interests in the Series A Preferred Shares, rank junior to all existing and future indebtedness and other non-equity claims on the Company with respect to assets available to satisfy claims on the Company, including in a liquidation of the Company. Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of perpetual preferred stock like the Series A Preferred Shares, there is no stated maturity date and dividends are payable only if, when and as authorized and declared by our board of directors in its sole discretion and depend on, among other matters, our historical and projected results of operations, liquidity, cash flows, capital levels, financial condition, debt service requirements and other cash needs, financing covenants, applicable state law, federal and state regulatory prohibitions and other restrictions and any other factors our board of directors deems relevant at the time.

At June 30, 2014, the Company had outstanding $20.6 million of junior subordinated debentures which were issued to trusts formed by the Company for the purpose of issuing trust preferred securities. If (i) there has occurred and is continuing an event of default under the junior subordinated debentures or (ii) the Company has given notice of its election to defer payments of interest on the junior subordinated debentures or such a deferral has commenced and is continuing, then the Company, and in certain cases its affiliates, may not declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its, and in certain cases its affiliates’, capital stock (including the Series A Preferred Shares and, therefore, the depositary shares). The Company redeemed $10.3 million of its outstanding junior subordinated debentures on September 7, 2014. See “Use of Proceeds” beginning on page 35 of this prospectus.

In addition, the terms of the Series A Preferred Shares do not limit the amount of debt or other obligations we or our subsidiaries may incur in the future. Accordingly, we and our subsidiaries may incur substantial amounts of additional debt and other obligations that will rank senior to the Series A Preferred Shares or to which the Series A Preferred Shares will be structurally subordinated.

We are not required to declare dividends on the Series A Preferred Shares, and dividends on the Series A Preferred Shares are non-cumulative.

Dividends on the Series A Preferred Shares (and, therefore, the depositary shares) are discretionary and will not be cumulative. If our board of directors or a duly authorized committee of our board of directors does not declare a dividend on the Series A Preferred Shares in respect of a dividend period, then no dividend will be deemed to have accrued for such dividend period, be payable on the applicable dividend payment date or be cumulative, and we will have no obligation to pay any dividend for that dividend period, whether or not our board of directors or a duly authorized committee of our board of directors declares a dividend on the Series A Preferred Shares for any subsequent dividend period.

Our ability to pay dividends on the Series A Preferred Shares (and, therefore, the depositary shares) may be limited by federal regulatory considerations and the results of operations of State Bank.

Neither the depositary shares nor the Series A Preferred Shares are savings accounts, deposits or other obligations of any depository institution and are not insured or guaranteed by the FDIC or any other governmental agency or instrumentality. Furthermore, the Company is a legal entity that is separate and distinct from State Bank and its other subsidiaries, which have no obligation, contingent or otherwise, to make any payments in respect of the Series A Preferred Shares or the depositary shares, or to make funds available therefor. Because the Company is a holding company that maintains only limited cash, its ability to pay dividends on the Series A Preferred Shares (and, therefore, the depositary shares) will be highly dependent upon the receipt of dividends and other distributions from State Bank and its other subsidiaries, which, in turn, will be highly dependent upon the historical and projected results of operations, liquidity, cash flows and financial condition of State Bank and the Company’s other subsidiaries.

There are also various legal and regulatory prohibitions and other restrictions on the ability of State Bank to pay dividends, extend credit or otherwise transfer funds to the Company. Various federal and state statutory provisions and regulations limit the amount of dividends that State Bank may pay to the Company without regulatory approval. Generally, subject to certain minimum capital requirements, State Bank may declare a dividend without the approval of the State of Ohio Division of Financial Institutions so long as the total of the dividends in a calendar year does not exceed State Bank’s total net income for that year combined with its retained net income for the two preceding years. Dividend payments to the Company from State Bank may also be prohibited if such payments would impair the capital of State Bank and in certain other cases. See “Business — Supervision and Regulation” beginning on page 42 of this prospectus.

The Company also is subject to various legal and regulatory policies and requirements impacting the Company’s ability to pay accrued or future dividends on the Series A Preferred Shares. In addition, as a matter of policy, the Federal Reserve may restrict or prohibit the payment of dividends on the Series A Preferred Shares if (i) the Company’s net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends; (ii) the Company’s prospective rate of earnings retention is not consistent with its capital needs and overall current and prospective financial condition; (iii) the Company will not meet, or is in danger of not meeting, its minimum regulatory capital ratios; or (iv) the Federal Reserve otherwise determines that the payment of dividends would constitute an unsafe or unsound practice. Recent and future regulatory developments may result in additional restrictions on the Company’s ability to pay dividends.

Investors in our depositary shares may experience losses and volatility, and we may reduce, delay or cancel payment of our dividends in a variety of circumstances.

Our earnings, cash flow, book value and dividends may fluctuate. Although we intend to pay a regular dividend on the Series A Preferred Shares (and, therefore, the depositary shares) at a specific rate, we may reduce, delay or cancel our dividend payments in the future for a variety of reasons. We may not provide public warnings of such dividend reductions, cancellations or payment delays prior to their occurrence.

In addition, the depositary shares may trade at prices higher or lower than their initial offering price, and investors may experience volatile returns and material losses. The trading price of the depositary shares may depend on many factors, including:

—	the market price of our common shares;

—	any changes in prevailing interest rates;

—	the market for similar securities;

—	additional issuances by us of other series or classes of preferred shares or debt;

—	general economic conditions or conditions in the financial markets; and

—	fluctuations in our current and prospective earnings, cash flow and dividends.

The Series A Preferred Shares may be junior in rights and preferences to our future preferred shares.

Subject to approval by the holders of at least two-thirds (2/3) of the Series A Preferred Shares then outstanding, voting as a separate class, we may issue preferred shares in the future the terms of which are expressly senior to the Series A Preferred Shares. The terms of any such future preferred shares expressly senior to the Series A Preferred Shares may prohibit or otherwise restrict dividend payments on the Series A Preferred

Shares. For example, the terms of any such senior preferred shares may provide that, unless full dividends for all of our outstanding preferred shares senior to the Series A Preferred Shares have been paid for the relevant periods, no dividends will be paid on the Series A Preferred Shares, and no Series A Preferred Shares may be repurchased or otherwise acquired by us. In addition, in the event of our liquidation, dissolution or winding-up, the terms of any such senior preferred shares would likely prohibit us from making any payments on the Series A Preferred Shares until all amounts due to holders of such senior preferred shares are paid in full.

You are making an investment decision about both the depositary shares and the Series A Preferred Shares, which are different securities.

As described in this prospectus, we are issuing depositary shares representing fractional interests in our Series A Preferred Shares. The depositary will rely solely on the payments it receives on the Series A Preferred Shares to fund all payments on the depositary shares. You should carefully review the information in this prospectus regarding both of these securities because their rights and privileges are different.

There has been no prior market for the depositary shares and, although we intend to list the depositary shares on the NASDAQ Capital Market, we do not expect that an active trading market for depositary shares will develop, which means that you may not be able to sell your depositary shares promptly at desired prices or at all.

We have applied for the depositary shares to be listed on the NASDAQ Capital Market under the symbol “SBFGP.” If the application for listing is approved, trading of the depositary shares is expected to commence within 30 days following the initial issuance of the depositary shares. However, since the size of this offering is relatively small, we do not expect that an active and liquid trading market for depositary shares will develop or be sustained in the future. If an active trading market does not develop, you may not be able to sell your depositary shares promptly, or at all. You should consider carefully the limited liquidity of your investment before purchasing any of the depositary shares.

The offering price of depositary shares may bear no relationship to the price at which such shares will trade upon completion of this offering. The stock market has experienced significant price and volume fluctuations recently and you may not be able to resell your depositary shares promptly or at all at or above the initial public offering price.

Holders of the Series A Preferred Shares and depositary shares have only limited voting rights.

The holders of the Series A Preferred Shares (and, therefore, the depositary shares) will have no voting rights except with respect to certain fundamental changes in the terms of the Series A Preferred Shares and certain other matters and except as may be required by applicable law. See “Description of Series A Preferred Shares—Voting Rights” in this prospectus.

We are subject to extensive regulation, and ownership of the depositary shares may have regulatory implications for holders thereof.

We are subject to extensive federal and state banking laws, including the Bank Holding Company Act of 1956, as amended (the “BHCA”), and federal and state banking regulations, that impact the rights and obligations of owners of the Series A Preferred Shares (and, therefore, the depositary shares), including, for example, our ability to declare and pay dividends on the Series A Preferred Shares (and, therefore, the depositary shares). Although we do not believe the Series A Preferred Shares are considered “voting securities” currently, if they were to become voting securities for the purposes of the BHCA, a holder of 10% or more of the Series A Preferred Shares, or a holder of a lesser percentage of our Series A Preferred Shares that is deemed to exercise a “controlling influence” over us, may become subject to regulation under the BHCA. In addition, if the Series A Preferred Shares become “voting securities,” then (a) any bank holding company or foreign bank that is subject to the BHCA may need approval to acquire or retain more than 5% of the then outstanding Series A Preferred Shares, and (b) any holder (or group of holders acting in concert) may need regulatory approval to acquire or retain 10% or more of the Series A Preferred Shares. A holder or group of holders may also be deemed to control us if they own one-third or more of our total equity, both voting and non-voting, aggregating all shares held by the investor across all classes of stock. Holders of the depositary shares should consult their own counsel with regard to regulatory implications of the ownership thereof.

The conversion rights for the Series A Preferred Shares and the depositary shares may not have any value.

Each Series A Preferred Share, at the option of the holder, is convertible at any time into the number of our common shares equal to $1,000.00 divided by the conversion price then in effect, which initially will be $10.34. Accordingly, each depositary share is convertible at your option into the number of our common shares equal to $10.00 divided by the conversion price then in effect (initially $10.34). The initial conversion price of $10.34 is equivalent to a 17.5% premium over $8.80 per common share, the last reported sale price of our common shares on November 5, 2014. The right to convert the Series A Preferred Shares (and, therefore, the depositary shares) will only have value in the event that the value of our common shares exceeds the conversion price.

You may have to pay taxes if we make or fail to make certain adjustments to the conversion price of the Series A Preferred Shares (and, therefore, the depositary shares) even though you do not receive a corresponding distribution.

The conversion price of the Series A Preferred Shares (and, therefore, the depositary shares) is subject to adjustment in certain circumstances. If the conversion price is adjusted, under certain circumstances you may be treated as having received a constructive dividend from us, resulting in income to you for U.S. federal income tax purposes, even though you would not receive any cash related to that adjustment and even though you might not exercise your conversion right. In addition, if we fail to make (or adequately make) an adjustment to the conversion price after an event that increases your proportionate interest in us, you may be deemed to have received a taxable dividend.

Risk Factors Related to Our Common Shares

A limited trading market exists for our common shares which could lead to price volatility.

Your ability to sell our common shares depends upon the existence of an active trading market for our common shares. While our stock is quoted on the NASDAQ Capital Market, it trades infrequently. As a result, you may be unable to sell our common shares at the volume, price and time you desire. The limited trading market for our common shares may cause fluctuations in the market value of our common shares to be exaggerated, leading to price volatility in excess of that which would occur in a more active trading market.

The market price of our common shares may be subject to fluctuations and volatility.

The market price of our common shares may fluctuate significantly due to, among other things, changes in market sentiment regarding our operations, financial results or business prospects, the banking industry generally or the macroeconomic outlook. Factors that could impact our trading price include:

—	our operating and financial results, including how those results vary from the expectations of management, securities analysts and investors;

—	developments in our business or operations or in the financial sector generally;

—	the sale of the depositary shares in this offering, and any future offerings by us of debt or preferred shares, which would be senior to our common shares upon liquidation and for purposes of dividend distributions;

—	legislative or regulatory changes affecting our industry generally or our business and operations specifically;

—	the operating and stock price performance of companies that investors consider to be comparable to us;

—	announcements of strategic developments, acquisitions and other material events by us or our competitors;

—	expectations of (or actual) equity dilution, including the actual or expected dilution to various financial measures, including earnings per share, that may be caused by this offering;

—	actions by our current shareholders, including future sales of common shares by existing shareholders, including our directors and executive officers; and

—	other changes in U.S. or global financial markets, global economies and general market conditions, such as interest or foreign exchange rates, stock, commodity, credit or asset valuations or volatility.

Equity markets in general and our common shares in particular have experienced considerable volatility over the past few years. The market price of our common shares may continue to be subject to volatility unrelated to our operating performance or business prospects. Increased volatility could result in a decline in the market price of our common shares.

The sale of substantial amounts of our common shares or securities convertible into our common shares, including the Series A Preferred Shares or the depositary shares, in the public market could depress the price of our common shares.

In recent years, the stock market has experienced a high level of price and volume volatility, and market prices for the stock of many companies have experienced wide fluctuations that have not necessarily been related to their operating performance. Therefore, our shareholders may not be able to sell their shares at the volumes, prices, or times that they desire. We cannot predict the effect, if any, that future sales of our common shares or securities convertible into our common shares, such as the Series A Preferred Shares (and, therefore, the depositary shares), in the market, or availability of shares of our common shares or securities convertible into our common shares for sale in the market, will have on the market price of our common shares. We can give no assurance that sales of substantial amounts of our common shares or securities convertible into our common shares in the market, or the potential for large amounts of sales in the market, would not cause the price of our securities to decline or impair our ability to raise capital through sales of our common shares.

Investors could become subject to regulatory restrictions upon ownership of our common shares.

Under the federal Change in Bank Control Act, a person may be required to obtain prior approval from the Federal Reserve before acquiring the power to directly or indirectly control our management, operations, or policy or before acquiring 10% or more of our common shares. Because the Series A Preferred Shares and depositary shares are convertible into our common shares, potential investors who seek to participate in this offering should evaluate whether they could become subject to the approval and other requirements of this federal statute and related rules and regulations.

We have implemented anti-takeover devices that could make it more difficult for another company to purchase us, even though such a purchase may increase shareholder value.

In many cases, shareholders may receive a premium for their shares if we were purchased by another company. Ohio law and our Articles and Amended and Restated Regulations, as amended (“Regulations”), make it difficult for anyone to purchase us without the approval of our board of directors. Consequently, a takeover attempt may prove difficult, and shareholders may not realize the highest possible price for their securities. See “Description of Common Shares — Anti-Takeover Effects of our Articles and Regulations and Ohio Law” beginning on page 68 of this prospectus.

DESCRIPTION OF THE OFFERING

Offering Priorities and Purchase Limitations

We are offering up to 1,500,000 depositary shares for sale to the public in the following order of priority: (1) to our existing shareholders; (2) to our customers and members of the local communities we serve; and (3) to the extent that depositary shares remain available for purchase, in a syndicated offering managed by KBW. The minimum number of depositary shares you may purchase in the offering is 100 depositary shares. The maximum number of depositary shares that you may purchase in the offering is the lesser of (i) 250,000 depositary shares or (ii) the number of depositary shares, assuming conversion of such depositary shares into our common shares, whereby your total beneficial ownership of our common shares (including any common shares currently owned) would not exceed 5% of our outstanding common shares after the offering. The filling of subscriptions received in the offering will depend on the availability of depositary shares after satisfaction of all subscriptions in descending order of priority in the offering and to the minimum, maximum and overall purchase limitations. All subscription orders submitted in the offering will be subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.

Priority 1 – Existing Shareholders

If there are not sufficient depositary shares available to satisfy all subscriptions in the shareholder offering, shares will first be allocated so as to permit each shareholder subscriber to purchase a number of depositary shares equal to the lesser of (i) 10,000 depositary shares ($100,000) or (ii) the number of depositary shares for which he or she subscribed. The unallocated depositary shares will then be allocated to each shareholder subscriber whose subscription remains unsatisfied in the proportion in which the aggregate number of shares as to which each such shareholder subscription remains unsatisfied bears to the aggregate number of shares as to which all shareholder subscriptions remain unsatisfied.

Priority 2 – Customers and Residents of Local Community

To the extent that depositary shares remain available for purchase after satisfaction of all subscriptions in the shareholder offering, we may offer depositary shares to customers of State Bank and to residents of the local communities we serve. For this purpose, you will be considered to be a resident of the “local communities” we serve if you reside in any of the following counties: Allen, Defiance, Franklin, Fulton, Lucas, Paulding, Wood and Williams Counties, Ohio; and Allen and Steuben Counties, Indiana.

If there are not sufficient depositary shares available to satisfy all subscriptions in customer and local community offering, shares will first be allocated so as to permit each customer/local community subscriber to purchase a number of depositary shares equal to the lesser of (i) 10,000 depositary shares ($100,000) or (ii) the number of depositary shares for which he or she subscribed. The unallocated depositary shares will then be allocated to each customer/local community subscriber whose subscription remains unsatisfied in the proportion in which the aggregate number of shares as to which each such customer/local community subscription remains unsatisfied bears to the aggregate number of shares as to which all customer/local community subscriptions remain unsatisfied.

Priority 3 – Syndicated Offering

We may offer depositary shares to interested investors without regard to the investor’s status as either an existing shareholder of SB Financial or customer of State Bank, and without regard to the investor’s place of residence, in a syndicated offering in a manner that will achieve a widespread distribution of our depositary shares to the general public. The syndicated offering may begin concurrently with, during or after the commencement or termination of the shareholder and customer/local community offerings, but priority will be given to shareholder and customer/local community subscriptions in filling orders.

If a syndicated offering is held, KBW will serve as sole placement agent and will assist us in selling our depositary shares on a best efforts basis. In such capacity, KBW may form a syndicate of other broker-dealers who are Financial Industry Regulatory Authority member firms. Neither KBW nor any registered broker-dealer will have any obligation to take or purchase any of the depositary shares sold in the syndicated offering.

If there are not sufficient depositary shares available to satisfy all subscriptions received in the syndicated offering, shares will be allocated to each such subscriber whose subscription remains unsatisfied in the proportion in which the aggregate number of shares as to which each such syndicated offering subscription remains unsatisfied bears to the aggregate number of shares as to which all such syndicated offering subscriptions remain unsatisfied.

Procedure for Purchasing Shares in the Offering

Expiration Date. The offering will expire at 3:00 p.m., Eastern Time, on December 12, 2014, unless we extend it for up to 45 days. This extension may be approved by us, in our sole discretion, without further approval or additional notice to subscribers in the offering. If the offering is extended past January 26, 2015, we will resolicit subscribers. In such event, you will have the opportunity to confirm, change or cancel your order within a specified period of time. If you do not respond during that period, your subscription will be cancelled and the funds that you submitted will be returned promptly without interest. We will not accept any subscription until at least a minimum of 1,000,000 of depositary shares have been sold. If we have not sold the minimum of 1,000,000 depositary shares by the expiration date of the offering, or any extension thereof, we will terminate the offering and cancel all orders, and payment will be returned promptly to the subscribers without interest.

We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will promptly return all funds submitted without interest. We have the right to reject, in our sole discretion, any subscription submitted in the offering.

Use of Order Forms. To purchase depositary shares in the offering, you must complete and sign an original order form and remit full payment. We will not be required to accept incomplete order forms, unsigned order forms, or orders submitted on photocopied or facsimiled order forms. All order forms must be received (not postmarked) prior to 3:00 p.m., Eastern Time, on December 12, 2014, unless the expiration date of the offering is extended as described above. We are not required to accept order forms that are not received by that deadline, are executed defectively or are received without full payment. We are not required to notify subscribers of incomplete or improperly executed order forms. We have the right to permit the correction of incomplete or improperly executed order forms or waive immaterial irregularities. We do not represent, however, that we will do so. You may submit your order form and payment by mail using the postage paid Order Reply Envelope provided, by overnight delivery to our Offering Information Center at the address indicated at the top of the order form or by hand-delivery to SB Financial’s executive offices located at 401 Clinton Street, Defiance, Ohio. Order forms may not be delivered to any of SB Financial’s or State Bank’s other offices. Please do not mail order forms to SB Financial or any of State Bank’s branches. Once tendered, an order form cannot be modified or revoked without our consent or unless the offering is terminated or is extended beyond January 26, 2015. We reserve the absolute right, in our sole discretion, to reject orders received in the offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering.

By signing the order form, you will be acknowledging that the depositary shares being purchased, and the underlying Series A Preferred Shares, are not a deposit or savings account and are not federally insured or otherwise guaranteed by the Company or the federal government, and that you received a copy of this prospectus prior to making any investment decision. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Payment for Shares. Payment for all depositary shares will be required to accompany all completed order forms for the subscription to be valid. Payment for depositary shares may be made by personal check, bank check or money order, payable to “U.S. Bank/SBFG – Escrow Account”. You may not use cash, wires or a check drawn on a State Bank line of credit, and we will not accept third-party checks (i.e., a check written by someone other than you) payable to you and endorsed over to U.S. Bank/SBFG – Escrow Account. Checks and money orders will be immediately cashed and placed in a segregated account at U.S. Bank, which will serve as our escrow agent for the offering. Wire transfers will not be accepted for payment during the shareholder and customer/local community offerings. U.S. Bank is acting only as an escrow agent in connection with the offering of securities described herein, and has not endorsed, recommended or guaranteed the purchase, value or repayment of such securities.

In the syndicated offering, payments must be made in immediately available funds (i.e., bank check, money order or wire transfer). Please contact the Offering Information Center for wire instructions. Personal checks will not be accepted.

We have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the depositary shares for which they subscribe at any time prior to 48 hours before the completion of the offering. This payment may be made by wire transfer.

Using Retirement Account Funds. If you are interested in using your individual retirement account funds to purchase depositary shares, you must do so through a self-directed individual retirement account such as a brokerage firm individual retirement account. By regulation, State Bank’s individual retirement accounts are not self-directed, so they cannot be invested in depositary shares. If you wish to use your funds that are currently in a State Bank individual retirement account or other retirement account, the funds you wish to use for the purchase of depositary shares will have to be transferred to a brokerage account with a broker who is willing and able to facilitate your purchase in the offering, before you place your order for depositary shares. It may take several weeks to transfer your State Bank individual retirement account to an independent custodian or trustee, so please allow yourself sufficient time to take this action. There will be no early withdrawal or Internal Revenue Service (“IRS”) interest penalties for these transfers. Depositors of State Bank interested in using funds in an individual retirement account or any other retirement account to purchase depositary shares should contact our Offering Information Center as soon as possible, preferably at least two weeks prior to the end of the offering period, because processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds. An annual administrative fee may be payable to the independent custodian or trustee.

How You Can Obtain Additional Information—Offering Information Center

Our banking personnel are prohibited by law from assisting with investment-related questions about the offering. If you have questions regarding the offering, please call our Offering Information Center. The toll-free telephone number is (877) 860-2070. The Offering Information Center is open Monday through Friday, between 10:00 a.m. and 4:00 p.m., Eastern Time. The Offering Information Center will be closed on bank holidays.

USE OF PROCEEDS

We expect to receive net proceeds from the sale of depositary shares in this offering, after deducting estimated placement agent fees and other offering expenses payable by us, of (i) approximately $14.0 million if we sell the maximum of 1,500,000 depositary shares in this offering and (ii) approximately $9.2 million if we sell the minimum of 1,000,000 depositary shares in this offering.

We intend to use approximately $7.0 million of the net proceeds of the sale of the depositary shares to fund a portion of the cost of redemption of the Company’s junior subordinated debentures underlying the trust preferred securities issued by the Company’s subsidiary, RST I.

RST I was established in August 2000 and, in September 2000, completed a pooled private offering of 10,000 trust preferred securities with a liquidation amount of $1,000 per security. The proceeds of the offering were loaned to the Company in exchange for $10 million in principal amount of 10.60% fixed-rate junior subordinated debentures of the Company. The terms of the junior subordinated debentures are substantially similar to the terms of the trust preferred securities issued by RST I.

On July 3, 2014, the Company informed the trustee of RST I of the Company’s intention to redeem all of the junior subordinated debentures underlying the trust preferred securities prior to their contractual maturity date of September 7, 2030. The Company subsequently redeemed the junior subordinated debentures on September 7, 2014 for an aggregate amount of $11.2 million, which included accrued interest to the redemption date and approximately $425,000 in prepayment penalties. The Company used cash and a term loan from a correspondent bank in the principal amount of $7.0 million to fund the redemption of the junior subordinated debentures. The loan has a term of five years and requires the Company to make quarterly payments of interest and principal based on a 7-year amortization schedule. The loan carries a variable interest rate equal to the 90-day LIBOR index rate plus 2.85%. As of September 18, 2014, the loan’s variable interest rate was 3.08%. The loan may be prepaid, in whole or in part, by the Company at any time without penalty or premium. The Company intends to use approximately $7.0 million of the net proceeds of this offering to prepay this term loan in full upon the completion of this offering.

We expect to use the remainder of the net proceeds from the sale of the depositary shares, if any, for general corporate purposes, which may include (a) capital contributions to our bank subsidiary to increase regulatory capital and/or (b) investments at the holding company level.

Until we utilize the net proceeds of the offering, we expect to invest these funds temporarily in liquid, short-term high quality securities.

The precise amounts and timing of our use of the net proceeds from this offering will depend upon market conditions and the availability of other funds, among other factors.

CAPITALIZATION

The following table sets forth our consolidated long-term indebtedness and capitalization at June 30, 2014, (i) on an actual basis, and (ii) as adjusted to give effect to the redemption of $10.3 million of our outstanding junior subordinated debentures effective September 7, 2014, and the sale of a maximum offering of 1,500,000 depositary shares at a public offering price of $10.00 per depositary share. For purposes of this table, our estimated net proceeds will be approximately $14.0 million, after deducting estimated placement agent fees and other offering expenses. No other change in our consolidated capitalization since June 30, 2014 is reflected in the table. This table should be read together with our consolidated financial statements and related notes incorporated by reference into this prospectus.

	As of June 30, 2014
	Actual	Adjustments		As Adjusted on a Pro Forma Basis
	(dollars in thousands, unaudited)
Long-term debt
Subordinated debentures	$20,620	$(10,310	)(1)	$10,310
Federal Home Loan Bank advances	37,000	—		37,000

Total long-term debt	$57,620	$(10,310)		$47,310
Shareholders’ equity
Series A Preferred Shares, no par value, no shares authorized or issued; 15,000 pro forma shares authorized and issued	$—	$14,000	(2)	$14,000
Common Shares, no par value, 5,027,433 shares issued, 5,027,433 pro forma shares issued	27,972	—
Retained earnings	31,757	—
Treasury shares, at cost—152,302 common shares	(1,627)	—
Accumulated other comprehensive income	908	—

Total shareholders’ equity	$59,010	$14,000		$73,010
Total long-term debt and shareholders’ equity	$116,630	$3,690		$120,320
Capital Ratios
Tier 1 capital to risk-weighted assets	10.67%			12.55%
Total capital to risk-weighted assets	13.05%			13.80%
Tier 1 capital to average assets	8.60%			10.06%

(1)	Reflects the redemption, effective as of September 7, 2014, of approximately $10.3 million in principal amount of junior subordinated debentures underlying the trust preferred securities.
(2)	Reflects the sale of a maximum offering of 1,500,000 depositary shares representing fractional interests in 15,000 Series A Preferred Shares in the offering, net of estimated placement agent fees and other offering expenses.

PRICE RANGE OF COMMON SHARES AND DIVIDENDS

Prior to this offering, there has been no established market for the depositary shares. We have applied for the depositary shares to be listed on the NASDAQ Capital Market under the symbol “SBFGP.” If the application for listing is approved, trading of the depositary shares is expected to commence within 30 days following the initial issuance of the depositary shares. However, we cannot assure you that purchasers of the depositary shares will be able to sell them at or above the offering price set forth on the cover page of this prospectus.

Our common shares are listed on the NASDAQ Capital Market under the symbol “SBFG.” At October 31, 2014, we had 4,875,131 common shares outstanding, which were held of record by approximately 1,417 shareholders.

The following table sets forth quarterly market price information and cash dividends paid per share for our common shares for periods indicated. The high and low sales prices of our common shares reflect prices reported on the NASDAQ Global Market (prior to October 29, 2014) and the NASDAQ Capital Market (on and after October 29, 2014) for trades occurring during normal trading hours.

	Market Price Range
	High	Low	Dividends Paid Per Share
2012
First Quarter	$4.00	$2.60	$—
Second Quarter	7.22	3.80	—
Third Quarter	8.02	6.17	—
Fourth Quarter	7.25	6.20	—
2013
First Quarter	$9.55	$6.49	$—
Second Quarter	8.98	7.14	0.055
Third Quarter	8.35	7.51	0.030
Fourth Quarter	8.45	7.45	0.035
2014
First Quarter	$9.00	$7.75	$0.035
Second Quarter	8.75	7.71	0.040
Third Quarter	9.20	8.06	0.040
Fourth Quarter (through November 5, 2014)	9.25	8.50	0.045	(1)

(1)	On October 27, 2014, the Company announced the declaration of a quarterly cash dividend of $0.045 per common share, payable on November 21, 2014, to shareholders of record as of November 7, 2014.

BUSINESS

Overview

SB Financial is an Ohio corporation and a bank holding company registered under the Bank Holding Company Act of 1956, as amended. We were incorporated under Ohio law in 1983, and we changed our name from Rurban Financial Corp. to SB Financial Group, Inc. effective April 18, 2013. Our principal executive offices are located at 401 Clinton Street, Defiance, Ohio 43512, and our telephone number is (419) 783-8950. Our website address is www.yoursbfinancial.com. The information on our website is not a part of or incorporated by reference in this prospectus.

Through our wholly-owned subsidiaries, we are engaged in a variety of activities, including commercial banking, item processing, insurance, and wealth management and trust services.

State Bank is our wholly-owned commercial bank subsidiary. State Bank was formed in 1902 as The State Bank of Defiance County and changed its name to The State Bank and Trust Company in 1956. SB Financial and State Bank have completed two acquisitions in the past 10 years. In December 2005, we acquired Exchange Bancshares, Inc. and its subsidiary, The Exchange Bank, with five branch offices and total assets with an approximate fair value of $85.2 million. In December 2008, we acquired NBM Bancorp, Incorporated and its subsidiary, National Bank of Montpelier, with five branch offices and total assets with an approximate fair value of $113.4 million.

State Bank is an Ohio state-chartered bank that offers a full range of commercial banking services, including checking accounts, savings accounts, money market accounts and time certificates of deposit; automatic teller machines; commercial, consumer, agricultural and residential mortgage loans; personal and corporate trust services; commercial leasing; bank credit card services; safe deposit box rentals; Internet and telephone banking; and other personalized banking services. The trust and financial services division of State Bank offers various trust and financial services, including asset management services for individuals and corporate employee benefit plans, as well as brokerage services through Cetera Investment Services, an unaffiliated company.

State Bank presently operates 16 banking centers, all located within the Ohio counties of Allen, Defiance, Fulton, Lucas, Paulding, Wood and Williams, and one banking center located in Allen County, Indiana. State Bank also presently operates three loan production offices, two in Franklin County, Ohio and one in Steuben County, Indiana. At June 30, 2014, State Bank had 193 full-time equivalent employees. At June 30, 2014, State Bank had total net loans of approximately $499.6 million and total deposits of approximately $531.8 million.

RDSI is our wholly-owned item processing subsidiary. RDSI has been in operation since 1964 and became an Ohio corporation in June 1976. RDSI has one operating location in Defiance, Ohio. In September 2006, RDSI acquired Diverse Computer Marketers, Inc. (“DCM”) which was merged into RDSI effective December 31, 2007 and now operates as a division of RDSI doing business as “DCM”. DCM has one operating location in Lansing, Michigan providing item processing and related services to community banks located primarily in the Midwest. At June 30, 2014, RDSI had 8 full-time equivalent employees.

For the year ended December 31, 2013, State Bank and RDSI accounted for substantially all of our consolidated revenue. The Company also owns and operates the following subsidiaries, which are all wholly-owned by the Company or State Bank:

—	RFCBC, Inc. (“RFCBC”) is an Ohio corporation and wholly owned subsidiary of SB Financial that was incorporated in August 2004. RFCBC operates as a loan subsidiary in servicing and working out problem loans.

—	Rurban Mortgage Company (“RMC”) is an Ohio corporation and wholly owned subsidiary of State Bank. RMC is a mortgage company; however, it is presently inactive.

—	Rurban Investments, Inc. (“RII”) is a Delaware corporation and wholly owned subsidiary of State Bank. RII is an investment company that engages in the purchases and sale of investment securities.

—	SBT Insurance, LLC (“SBI”) is an Ohio corporation and wholly owned subsidiary of State Bank. SBI is an insurance company that engages in the sale of insurance products to retail and commercial customers of State Bank.

Competition

The Company experiences significant competition in attracting depositors and borrowers. Competition in lending activities comes principally from other commercial banks in State Bank’s geographic markets, and to a lesser extent, from savings associations, insurance companies, governmental agencies, credit unions, securities brokerage firms and pension funds. The primary factors in competing for loans are interest rates charged and overall banking services.

State Bank’s competition for deposits comes from other commercial banks, savings associations, money market funds and credit unions as well as from insurance companies and securities brokerage firms. The primary factors in competing for deposits are interest rates paid on deposits, account liquidity and convenience of office location. State Bank operates in the highly competitive trust services field and its competition consists primarily of other bank trust departments.

RDSI operates in the highly competitive check and statement processing service business, which consists primarily of data processing providers and commercial printers. The primary factors in competition are price and printing capability.

Lending Activities

We have developed a regional community bank model and have focused on putting in place high-performing lending personnel throughout our footprint. This model has enabled us to consistently grow our loan portfolio in each of the last five years, from total net loans of $420.8 million at December 31, 2010 to $499.6 million at June 30, 2014. Our total net loans outstanding have increased in each of the last five quarters, and in eight of the last ten quarters, all through organic growth.

Our primary lending focus has been and continues to be commercial real estate, residential real estate and commercial loans. Commercial real estate loans comprised 43% of our total loan portfolio at each of June 30, 2014, December 31, 2013 and December 31, 2012. Residential real estate loans comprised 21% of our total loan portfolio at June 30, 2014 and December 31, 2013, and 19% at December 31, 2012. Commercial loans comprised 18% of our total loan portfolio at each of June 30, 2014, December 31, 2013 and December 31, 2012.

The following table sets forth the amounts of our gross loans outstanding, by loan category, as of June 30, 2014:

Loan Category	Total Gross Loans As of June 30, 2014
(Dollars in thousands)
Commercial real estate	$215,824
Residential real estate	105,054
Commercial	92,424
Consumer & Other	49,350
Agriculture	43,475

Total loans	$506,127

The risk characteristics of each loan portfolio segment can be summarized as follows:

Commercial and Agricultural. Commercial and agricultural loans are primarily based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. The cash flows of borrowers, however, may not be as expected and the collateral securing these loans may fluctuate in value. Most commercial loans are secured by the assets being financed or other business assets, such as accounts receivable or inventory, and may include a personal guarantee. Short-term loans may be made on an unsecured basis. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers.

Commercial Real Estate including Construction. Commercial real estate loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Commercial real estate lending typically involves higher loan principal amounts and the repayment of these loans is generally dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan. Commercial real estate loans may be more adversely affected by conditions in the real estate markets or in the general economy than residential real estate loans. The characteristics of properties securing the Company’s commercial real estate portfolio are diverse, but with geographic location almost entirely in the Company’s market area. Management monitors and evaluates commercial real estate loans based on collateral, geography and risk grade criteria. In general, the Company avoids financing single purpose projects unless other underwriting factors are present to help mitigate risk. In addition, management tracks the level of owner-occupied commercial real estate versus non-owner-occupied loans.

Construction loans are underwritten utilizing feasibility studies, independent appraisal reviews and financial analysis of the developers and property owners. Construction loans are generally based on estimates of costs and value associated with the completed project. These estimates may be inaccurate. Construction loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project. Sources of repayment for these types of loans may be pre-committed permanent loans from approved long-term lenders, sales of developed property or an interim loan commitment from the Company until permanent financing is obtained. These loans are closely monitored by on-site inspections and are considered to have higher risks than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, governmental regulation of real property, general economic conditions and the availability of long-term financing.

Residential and Consumer. Residential and consumer loans consist of two segments – residential mortgage loans and personal loans. Residential mortgage loans are secured by 1-4 family residences and are generally owner-occupied, and the Company generally establishes a maximum loan-to-value ratio and requires private mortgage insurance if that ratio is exceeded. Home equity loans are typically secured by a subordinate interest in 1-4 family residences, and consumer personal loans are secured by consumer personal assets, such as automobiles or recreational vehicles. Some consumer personal loans are unsecured, such as small installment loans and certain lines of credit. Repayment of these loans is primarily dependent on the personal income of the borrowers, which can be impacted by economic conditions in their market areas, such as unemployment levels. Repayment can also be impacted by changes in property values on residential properties. Risk is mitigated by the fact that these loans are of smaller individual amounts and spread over a large number of borrowers.

Allowance for Loan Losses

The following table sets forth our daily average amount of loans and changes in our allowance for loan losses for the periods indicated:

($ in thousands)	Six months ended June 30		Year ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(unaudited)
Daily average amount of loans net of unearned income	$488,425	$462,058	$469,603	$455,516	$438,883	$445,700	$453,787
Allowance for loan losses at beginning of period	6,964	6,811	6,811	6,529	6,715	7,030	5,020
Loan charge-offs:
Commercial and agricultural	(607)	(1)	(1)	(400)	(642)	(4,739)	(1,248)
Commercial real estate	(1)	(5)	(111)	(287)	(2,057)	(4,748)	(918)
Residential real estate	(15)	(98)	(264)	(129)	(248)	(1,210)	(1,218)
Consumer and other	(30)	(245)	(443)	(512)	(460)	(637)	(491)

	$(653)	$(349)	$(819)	$(1,328)	$(3,407)	$(11,334)	$(3,875)
Recoveries of loan previously charged-off:
Commercial and agricultural	$13	$16	$22	$48	$468	$193	$50
Commercial real estate	60	15	17	50	32	171	14
Residential real estate	14	19	21	86	700	53	54
Consumer and other	20	2	12	76	27	14	29

	$107	$52	$72	$260	$1,227	$431	$147
Net charge-offs	$(546)	$(297)	$(747)	$(1,068)	$(2,180)	$(10,903)	$(3,728)
Provision for loan losses	$150	$499	$900	$1,350	$1,994	$10,588	$5,738
Allowance for loan losses at end of period	$6,568	$7,013	$6,964	$6,811	$6,529	$6,715	$7,030
Allowance for loan losses as a percent of loans at year-end	1.30%	1.51%	1.46%	1.47%	1.48%	1.57%	1.55%
Ratio of net charge-offs (annualized) to average loans outstanding	0.22%	0.13%	0.16%	0.23%	0.50%	2.45%	0.82%

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as new information becomes available.

The allowance consists of allocated and general components. The allocated component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical charge-off experience and expected loss given default derived from the Company’s internal risk rating process. Other adjustments may be made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not fully reflected on the historical loss or risk rating data.

A loan is considered impaired when, based on current information and events, it is probable that State Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration each of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial, agricultural, and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

When State Bank moves a loan to non-accrual status, total unpaid interest accrued to date is reversed from income. Subsequent payments are applied to the outstanding principal balance with the interest portion of the payment recorded on the balance sheet as a contra-loan. Interest received on impaired loans may be realized once all contractual principal amounts are received or when a borrower establishes a history of six consecutive timely principal and interest payments. It is at the discretion of management to determine when a loan is placed back on accrual status upon receipt of six consecutive timely payments.

Large groups of smaller balance homogenous loans are collectively evaluated for impairment. Accordingly, State Bank does not separately identify individual consumer and residential loans for impairment measurements, unless such loans are the subject of a restructuring agreement due to financial difficulties of the borrower.

Deposit Activities

Our branch network is focused on customer service, generating referral opportunities and most importantly providing the Company with low-cost funding in order to grow our franchise. The checking account is our primary deposit product entry into the household while also providing stable fee income. Noninterest-bearing deposits (i.e., checking accounts) as a percentage of total deposits increased from 12% of total deposits at year end 2009 to 17% at June 30, 2014.

The average daily amount of deposits and average rates paid on such deposits is summarized for the periods indicated in the table below.

	2013		2012		2011
	Average	Average	Average	Average	Average	Average
($ in thousands)	Amount	Rate	Amount	Rate	Amount	Rate
Savings and interest-bearing demand deposits	$262,954	0.05%	$245,528	0.09%	$234,497	0.16%
Time deposits	180,154	1.16%	206,135	1.34%	217,546	1.66%
Demand deposits (non-interest-bearing)	78,540	—	70,749	—	64,239	—

	$521,648		$522,412		$516,282

Supervision and Regulation

General

The Company is a bank holding company and, as such, is subject to regulation under the BHCA. The BHCA requires the prior approval of the Federal Reserve before a bank holding company may acquire direct or indirect ownership or control of more than 5% of the voting shares of any bank (unless the bank is already majority owned by the bank holding company), acquire all or substantially all of the assets of another bank or bank holding company, or merge or consolidate with any other bank holding company. Subject to certain exceptions, the BHCA also prohibits a bank holding company from acquiring 5% of the voting shares of any company that is not a bank and from engaging in any business other than banking or managing or controlling banks. The primary exception to this prohibition allows a bank holding company to own shares in any company the activities of which the Federal Reserve had determined, as of November 19, 1999, to be so closely related to banking as to be a proper incident thereto.

The Company is subject to the reporting requirements of, and examination and regulation by, the Federal Reserve. The Federal Reserve has extensive enforcement authority over bank holding companies, including, without limitation, the ability to assess civil money penalties, issue cease and desist or removal orders, and require that a bank holding company divest subsidiaries, including its subsidiary banks. In general, the Federal Reserve may initiate enforcement actions for violations of laws and regulations and for unsafe or unsound practices. A bank holding company and its subsidiaries are prohibited from engaging in certain tying arrangements in connection with extensions of credit and/or the provision of other property or services to a customer by the bank holding company or its subsidiaries.

Various requirements and restrictions under the laws of the United States and the State of Ohio affect the operations of State Bank, including requirements to maintain reserves against deposits, restrictions on the nature and amount of loans which may be made and the interest that may be charged thereon, restrictions relating to investments and other activities, limitations on credit exposure to correspondent banks, limitations on activities based on capital and surplus, limitations on payment of dividends, and limitations on branching. Various consumer laws and regulations also affect the operations of State Bank.

The Federal Home Loan Banks (“FHLBs”) provide credit to their members in the form of advances. As a member of the FHLB of Cincinnati, State Bank must maintain certain minimum investments in the capital stock of the FHLB of Cincinnati. State Bank was in compliance with these requirements at December 31, 2013.

FDIC Regulation

The FDIC is an independent federal agency which insures the deposits of federally-insured banks and savings associations up to certain prescribed limits and safeguards the safety and soundness of financial institutions. State Bank’s deposits are subject to the deposit insurance assessments of the FDIC. Under the FDIC’s deposit insurance assessment system, the assessment rate for any insured institution may vary according to regulatory capital levels of the institution and other factors such as supervisory evaluations.

The FDIC is authorized to prohibit any insured institution from engaging in any activity that poses a serious threat to the insurance fund and may initiate enforcement actions against a bank, after first giving the institution’s primary regulatory authority an opportunity to take such action. The FDIC may also terminate the deposit insurance of any institution that has engaged in or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, order or condition imposed by the FDIC.

Regulatory Capital

The Federal Reserve has adopted risk-based capital guidelines for bank holding companies and for state member banks, such as State Bank. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk weighted assets by assigning assets and off-balance-sheet items to broad risk categories. The minimum ratio of total capital to risk weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8%. Of that 8%, at least 4% must be comprised of common shareholders’ equity (including retained earnings but excluding treasury stock), non-cumulative perpetual preferred stock, a limited amount of cumulative perpetual preferred stock, and minority interests in equity accounts of consolidated subsidiaries, less goodwill and certain other intangible assets (“Tier 1 capital”). The remainder of total risk-based capital (“Tier 2 capital”) may consist, among other things, of certain amounts of mandatory convertible debt securities, subordinated debt, preferred stock not qualifying as Tier 1 capital, allowance for loan and lease losses and net unrealized gains, after applicable taxes, on available-for-sale equity securities with readily determinable fair values, all subject to limitations established by the guidelines. Under the guidelines, capital is compared to the relative risk related to the balance sheet. To derive the risk included in the balance sheet, one of four risk weights (0%, 20%, 50%, and 100%) is applied to different balance sheet and off-balance sheet assets, primarily based on the relative credit risk of the counterparty. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

In July 2013, the Federal Reserve and the federal banking agencies published final rules that substantially amend the regulatory risk-based capital rules applicable to the Company and State Bank. These rules implement the “Basel III” regulatory capital reforms and changes required by the Dodd-Frank Act. “Basel III” refers to various documents released by the Basel Committee on Banking Supervision.

Effective in 2015, State Bank and the Company will be subject to new capital regulations (with some provisions transitioned into full effectiveness over two to four years). The new requirements create a new required ratio for common equity Tier 1 (“CET1”) capital, increases the leverage and Tier 1 capital ratios, changes the risk-weights of certain assets for purposes of the risk-based capital ratios, creates an additional capital conservation buffer over the required capital ratios and changes what qualifies as capital for purposes of meeting these various capital requirements. Beginning in 2016, failure to maintain the required capital conservation buffer will limit the ability of the Company to pay dividends, repurchase shares or pay discretionary bonuses.

When these new requirements become effective, certain of the minimum capital requirements for State Bank will change. The minimum leverage ratio of 4% of adjusted total assets and total capital ratio of 8% of risk-weighted assets will remain the same; however, the Tier 1 capital ratio will increase from 4.0% to 6.5% of risk-weighted assets. In addition, the Company will have to meet the new minimum CET1 capital ratio of 4.5% of risk-weighted assets. CET1 consists generally of common stock, retained earnings and accumulated other comprehensive income (AOCI), subject to certain adjustments.

Mortgage servicing rights, certain deferred tax assets and investments in unconsolidated subsidiaries over designated percentages of common stock will be deducted from capital, subject to a two-year transition period. In addition, Tier 1 capital will include AOCI, which includes all unrealized gains and losses on available for sale debt and equity securities, subject to a two-year transition period. Because of its asset size, State Bank has the one-time option of deciding in the first quarter of 2015 whether to permanently opt-out of the inclusion of AOCI in its capital calculations. State Bank is considering whether to take advantage of this opt-out to reduce the impact of market volatility on its regulatory capital levels.

The new requirements also include changes in the risk-weights of certain assets to better reflect credit risk and other risk exposures. These include a 150% risk weight (up from 100%) for certain high volatility commercial real estate acquisition, development and construction loans and for non-residential mortgage loans that are 90 days past due or otherwise in nonaccrual status; a 20% (up from 0%) credit conversion factor for the unused portion of a commitment with an original maturity of one year or less; a 250% risk weight (up from 100%) for mortgage servicing and deferred tax assets that are not deducted from capital; and increased risk-weights (0% to 600%) for equity exposures.

In addition to the minimum CET1, Tier 1 and total capital ratios, State Bank will have to maintain a capital conservation buffer consisting of additional CET1 capital equal to 2.5% of risk-weighted assets above each of the required minimum capital levels in order to avoid limitations on paying dividends, engaging in share repurchases and paying certain discretionary bonuses. This new capital conservation buffer requirement is phased in beginning in January, 2016 at 0.625% of risk-weighted assets and increasing each year until fully implemented in January, 2019.

The Federal Reserve’s prompt corrective action standards will change when these new capital ratios become effective. Under the new standards, in order to be considered well-capitalized, State Bank will be required to have at least a CET1 ratio of 6.5% (new), a Tier 1 ratio of 8% (increased from 6%), a total capital ratio of 10% (unchanged) and a leverage ratio of 5% (unchanged) and not be subject to specified requirements to meet and maintain a specific capital ratio for a capital measure.

State Bank conducted a proforma analysis of the application of these new capital requirements as of September 30, 2013. Based on that analysis, State Bank determined that it meets all of these new requirements, including the full 2.5% capital conservation buffer, and would remain well capitalized if these new requirements had been in effect on that date.

In addition, as noted above, beginning in 2016, if State Bank does not have the required capital conservation buffer, its ability to pay dividends to the Company would be limited.

Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) was enacted into law on July 21, 2010. The Dodd-Frank Act is significantly changing the regulation of financial institutions and the financial services industry. Among the provisions already implemented pursuant to the Dodd-Frank Act, the following provisions have or may have an effect on the business of the Company and its subsidiaries:

—	the CFPB has been formed with broad powers to adopt and enforce consumer protection regulations;

—	the federal law prohibiting the payment of interest on commercial demand deposit accounts was eliminated effective July 21, 2011;

—	the standard maximum amount of deposit insurance per customer was permanently increased to $250,000;

—	the assessment base for determining deposit insurance premiums has been expanded from domestic deposits to average assets minus average tangible equity;

—	public companies in all industries are or will be required to provide shareholders the opportunity to cast a non-binding advisory vote on executive compensation;

—	new capital regulations for bank holding companies have been adopted, which will impose stricter requirements, and any new trust preferred securities issued after May 19, 2010 will no longer constitute Tier I capital; and

—	new corporate governance requirements applicable generally to all public companies in all industries require new compensation practices and disclosure requirements, including requiring companies to “claw back” incentive compensation under certain circumstances, to consider the independence of compensation advisors and to make additional disclosures in proxy statements with respect to compensation matters.

Many provisions of the Dodd-Frank Act have not yet been implemented and will require interpretation and rule making by federal regulators. As a result, the ultimate effect of the Dodd-Frank Act on the Company cannot yet be determined. However, it is likely that the implementation of these provisions will increase compliance costs and fees paid to regulators, along with possibly restricting the operations of the Company and its subsidiaries.

The Volcker Rule

In December 2013, five federal agencies adopted a final regulation implementing the Volcker Rule provision of the Dodd-Frank Act (the “Volcker Rule”). The Volcker Rule places limits on the trading activity of insured depository institutions and entities affiliated with a depository institution, subject to certain exceptions. The trading activity includes a purchase or sale as principal of a security, derivative, commodity future or option on any such instrument in order to benefit from short-term price movements or to realize short-term profits. The

Volcker Rule exempts specified U.S. Government, agency and/or municipal obligations, and it excepts trading conducted in certain capacities, including as a broker or other agent, through a deferred compensation or pension plan, as a fiduciary on behalf of customers, to satisfy a debt previously contracted, repurchase and securities lending agreements and risk-mitigating hedging activities.

The Volcker Rule also prohibits a banking entity from having an ownership interest in, or certain relationships with, a hedge fund or private equity fund, with a number of exceptions. The Company does not engage in any of the trading activities or have any ownership interest in or relationship with any of the types of funds regulated by the Volcker Rule.

SEC and NASDAQ Regulation

The Company is subject to the jurisdiction of the Securities and Exchange Commission and certain state securities authorities relating to the offering and sale of its securities. The Company is subject to the registration, reporting and other regulatory requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules adopted by the SEC under those acts. The Company’s common shares are listed on the NASDAQ Capital Market under the symbol “SBFG”, and the Company is subject to the rules and regulations of the NASDAQ Stock Market, Inc. applicable to listed companies.

MANAGEMENT

Our Directors

The table below provides certain information concerning each of our current directors, followed by an overview of certain specific skills that qualify each of our current directors to serve as a director. Unless otherwise indicated, each person has held his or her principal occupation for more than five years.

Name	Age	Position(s) Held	Director Since	Term Expires
George W. Carter	55	Director of SB Financial and State Bank	2013	2015
Gary M. Cates	54	Director of SB Financial and State Bank	2013	2015
Robert A. Fawcett, Jr.	73	Director of SB Financial and State Bank	1992	2017
Gaylyn J. Finn	66	Director of SB Financial and State Bank	2010	2017
Richard L. Hardgrove	76	Director and Chairman of the Board of SB Financial, State Bank and RDSI	2004	2016
Rita A. Kissner	69	Director of SB Financial, State Bank and RDSI	2004	2017
Mark A. Klein	60	Director, President and Chief Executive Officer of SB Financial, State Bank and RDSI	2010	2016
William G. Martin	48	Director of SB Financial and State Bank	2014	2016
Timothy J. Stolly	57	Director of SB Financial and State Bank	2010	2015

George W. Carter has over 25 years of experience in the utility industry. He currently serves as Chief Executive Officer of the Paulding Putnam Electric Cooperative, and has held that position since 2005. Mr. Carter is an active member of his community, currently serving on the Northwest Ohio Port Authority; the Buckeye Power Board; the Paulding Kiwanis Club and President of the United Way of Paulding County.

Gary M. Cates has been a senior level healthcare executive with 30 years of experience. He has a strong background in strategic planning, business development and human resource development in multiple industries. He brings a significant background in management, leadership and communication skills as well as experience with hospital acute care and post-acute care operations, marketing and board relationships. He currently serves as Chief Philanthropy Officer of ProMedica, a Toledo, Ohio based not-for-profit healthcare organization. Most recently, he lead two business units within a top nationally-ranked healthcare organization – a $50 million-a-year regional hospital and a $35 million-a-year air and ground medical transportation network. He also has significant board service experience, having served on the board of directors for numerous for-profit and non-profit organizations.

Robert A. Fawcett, Jr. has owned and operated a medium-sized insurance business for over 30 years. He brings entrepreneurial and business leadership to the Board. He also has significant board service experience, having served on the boards of directors of numerous for-profit and non-profit organizations. He served as a director of RFC Banking Company from 2001 to 2004, and as a director of SB Financial and State Bank since 1992.

Gaylyn J. Finn brings to the Board an extensive financial and risk management background. He served as Treasurer and Associate Vice President for Finance for Bowling Green State University until 2008. While serving at Bowling Green State University, Mr. Finn was responsible for receipts, disbursement, financial reporting and investing functions of the university as well as the risk management function. He has been a certified public accountant since 1974 (currently inactive) and previously worked for a large public accounting firm. Mr. Finn also served as a corporate controller for seven years. He has over 32 years of experience as a financial executive in the for-profit and non-profit arenas. Mr. Finn’s experience in finance has qualified him as an “audit committee financial expert” under SEC guidelines.

Richard L. Hardgrove brings an extensive background in finance and financial institution management. He has over 45 years of banking experience, during which he served as the CEO of three different banks with assets of $500 million to $5 billion, as well as serving 16 years as the CEO of a bank holding company. As CEO of financial institutions, he led these financial institutions through a number of successful mergers. Mr. Hardgrove also formerly served as the Deputy Superintendent of Banks for the State of Ohio. He has served as a bank director for 39 years. Mr. Hardgrove currently serves as Chairman of the Board of each of SB Financial, State Bank and RDSI.

Rita A. Kissner has broad knowledge of finance and leadership in local government. Her diverse professional background includes serving as Mayor of Defiance, a mid-sized Northwest Ohio city, as well as finance director and auditor. She exercised her leadership skills as the Main Street Director of the Defiance Development and Visitors Bureau, and she also serves as a trustee and current Chair of the Board of Defiance College.

Mark A. Klein brings to the Board extensive experience in the financial institution industry. He has served as the President and CEO of State Bank since 2006, and as President and CEO of SB Financial since 2010. Prior to joining the Company and State Bank, Mr. Klein was Senior Vice President Private Banking of Sky Bank, Toledo, Ohio from 2004 to January 2006, and Vice President and Team Leader of Sky Bank, Toledo, Ohio from 2000 to 2004. From 1994 to 1999, Mr. Klein was Executive Vice President and Senior Lender at a $450 million Sky Bank affiliate. Currently, Mr. Klein is a board member of the Defiance City Schools where he has served the past 16 years while providing leadership as past president in 2001, 2006 and 2011. Mr. Klein was recently named Chairman of the ProMedica Defiance Regional Hospital Board and was subsequently appointed to the Toledo ProMedica Board of Trustees. Mr. Klein was also appointed by Governor Kasich in 2013 to serve the banking industry as a member of the State of Ohio Banking Commission. Mr. Klein is active in his community including his involvement in Defiance 2100; a diverse group of community leaders driving economic progress. He is also a past member of the Defiance Area Foundation, Defiance City School Foundation and past member and Chairman of the ProMedica Defiance Regional Hospital Foundation Board.

William G. Martin has extensive background in finance and leadership within his community. He has over 26 years experience in finance. He has been a certified public accountant since 1993 (currently inactive). He started his career at a “Big 8” accounting firm and held the position of Controller at a furniture company. Mr. Martin is currently President and Chief Financial Officer of Spangler Candy Company, a family-owned private candy making company headquartered in Bryan, Ohio where he has been employed for the past 15 years. Mr. Martin is very involved in his community and serves on the State Bank Williams County Advisory Board, is past treasurer of the Bryan Athletic Boosters, and is a member of the Bryan Area Foundation serving on both its Investment and Nominating Committees. He was recently named “2013 Business Person of the Year” by the Bryan Area Chamber of Commerce for his contribution of chairing the recent successful Bryan Schools bond issue. Mr. Martin was appointed as a director of SB Financial and State Bank in February 2014.

Timothy J. Stolly brings to the Board over 30 years of experience in the insurance industry, as well as a strong sales and services background as a true entrepreneur with a strong business acumen. Mr. Stolly is very involved in his community and serves on a variety of different boards of various organizations including the Lima Allen County Chamber of Commerce, Lima Insurance Board, Lima Area JC’s, Allen County Council on Aging, Lima Noon Optimist, St. Rita’s Hospital Development Committee and Motorist Insurance Group Advisory Board. Mr. Stolly is currently a board member of the Professional Insurance Agents Association of Ohio.

Our Executive Officers

The following table lists the names and ages of the current executive officers of SB Financial, the positions held by each executive officer and the business experience of each executive officer during the past five years. Unless otherwise indicated, each person has held his principal occupation(s) for more than five years. All of the executive officers of SB Financial are elected annually and serve at the pleasure of the Board of Directors of SB Financial.

Name	Age	Position(s) Held with the Company and its Subsidiaries and Principal Occupation(s)
Mark A. Klein	60	President, and Chief Executive Officer of the Company since January 2010; Director of the Company since February 2010; President and Chief Executive Officer of State Bank since January 2006; Director of State Bank since 2006; President of RDSI since October 2011; Member of State Bank Investment Committee since March 2007. Senior Vice President Private Banking of Sky Bank, Toledo, Ohio from 2004 to January 2006; Vice President and Team Leader of Sky Bank, Toledo, Ohio from 2000 to 2004; Executive Vice President and Senior Lender of $450 million Sky Bank affiliate from 1994 to 1999.

Anthony V. Cosentino	53	Executive Vice President and Chief Financial Officer of the Company and State Bank since March 2010; Chief Financial Officer of RDSI since October 2011; Member of RFS Investment Committee since 2010. Vice President for Financial Planning and Analysis at AmTrust Financial Corporation from June 2006 to December 2009. Chief Financial Officer of Fifth Third Bank of Northeastern Ohio, a subsidiary of Fifth Third Bancorp, from August 1994 to May 2006.

Jonathan R. Gathman	41	Executive Vice President and Senior Lending Officer of the Company since October 2005; Senior Vice President and Commercial Lending Manager from June 2005 through October 2005; Vice President and Commercial Lender from February 2003 through June 2005. Began working for The State Bank and Trust Company in May 1996.

BENEFICIAL OWNERSHIP OF COMMON SHARES

The following table sets forth information concerning the only persons known to the Company to own beneficially more than 5% of the outstanding common shares of the Company as of October 31, 2014.

Name and Address of Beneficial Owner	Amount Beneficially Owned	Percent of Common Shares Outstanding
The State Bank and Trust Company, Trustee SB Financial Group Employee Stock Ownership Plan (ESOP) (1) 401 Clinton Street Defiance, Ohio 43512	447,322	9.2%

Phronesis Partners, L.P. (2) James Wiggins 130 East Chestnut Street, Suite 403 Columbus, OH 43215	404,961	8.3%

(1)	As reported in Schedule 13G/A filed with the SEC on February 10, 2014. All common shares reflected in the table are held by State Bank, as Trustee. Pursuant to the ESOP, the Trustee has the power to vote in its sole discretion all ESOP shares that have not been allocated to the accounts of participants. As of February 10, 2014, a total of 35,605 common shares of the Company had not been allocated to participants in the ESOP. The Trustee is permitted to dispose of shares held in the ESOP only under limited circumstances specified in the ESOP or by law.
(2)	As reported in Schedule 13G/A filed with the SEC on February 14, 2014.

The following table sets forth information regarding the beneficial ownership of the Company’s common shares for each of the current directors of the Company, each of the individuals named in the Summary Compensation Table set forth in the Company’s Definitive Proxy Statement on Schedule 14A filed on March 19, 2014, and all directors and executive officers of the Company as a group both (i) as of October 31, 2014 and (ii) on a pro forma basis upon the completion of this offering (assuming the sale of the maximum of 1,500,000 depositary shares in this offering).

				Pro Forma
Name of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership		Percent of Class Before this Offering(2)	Depositary Shares Expected to be Purchased in this Offering(3)	Percent of Class After this Offering(4)
George W. Carter	470		*	2,500	*
Gary M. Cates	5,231	(6)	*	1,000	*
Anthony V. Cosentino (5)	14,053	(7)	*	10,000	*
Robert A. Fawcett, Jr.	20,817	(8)	*	2,500	*
Gaylyn J. Finn	9,338	(9)	*	1,500	*
Jonathan R. Gathman (5)	20,745	(10)	*	5,000	*
Richard L. Hardgrove	13,500	(11)	*	2,500	*
Rita A. Kissner	18,449	(12)	*	1,000	*
Mark A. Klein (5)	53,683	(13)	1.11%	10,000	1.30%
William G. Martin	1,432	(14)	*	1,500	*
Timothy J. Stolly	5,513	(15)	*	1,000	*
All executive officers and directors as a group (11 persons)	163,230		3.33%	38,500	4.08%

*	Indicates beneficial ownership of less than one percent of the outstanding common shares of the Company.
(1)	Unless otherwise noted, the beneficial owner has sole voting and investment power with respect to all of the common shares reflected in the table. All fractional common shares have been rounded to the nearest whole common share. The mailing address of each of the current executive officers and directors of the Company is 401 Clinton Street, Defiance, Ohio 43512.

(2)	Percent of Class Before this Offering is computed based on the sum of (a) 4,875,131 common shares outstanding on October 31, 2014, and (b) the number of common shares, if any, as to which the named person or group has the right to acquire beneficial ownership upon the exercise of options which are currently exercisable or will first become exercisable within 60 days after October 31, 2014.
(3)	Represents the number of depositary shares as to which the named person or group has submitted an indication of interest to purchase.
(4)	Computed on a pro forma basis based on the sum of (a) 4,875,131 common shares outstanding on October 31, 2014, (b) the number of common shares, if any, as to which the named person or group has the right to acquire beneficial ownership upon the exercise of options which are currently exercisable or will first become exercisable within 60 days after October 31, 2014, and (c) the number of common shares, if any, as to which the named person or group has the right to acquire beneficial ownership upon the conversion of the depositary shares as to which the named person or group has submitted an indication of interest to purchase.
(5)	Individual named in the Summary Compensation Table. Mr. Klein also serves as a director of the Company.
(6)	Reflects common shares held jointly by Mr. Cates and his wife as to which Mr. Cates and his wife exercise shared voting and investment power.
(7)	Includes 100 common shares held jointly by Mr. Cosentino and his wife as to which Mr. Cosentino and his wife exercise shared voting and investment, 200 common shares held in the names of Mr. Cosentino’s children for which Mr. Cosentino is custodian, and 3,721 common shares held for the account of Mr. Cosentino in the ESOP. Also includes 4,000 common shares as to which Mr. Cosentino has the right to acquire beneficial ownership upon the exercise of options which are currently exercisable or will first become exercisable within 60 days after October 31, 2014.
(8)	Includes 7,723 common shares held by the Robert A. Fawcett Jr. Trust, as to which Mr. Fawcett exercises sole voting and investment power and 5,448 common shares held by the Brenda C. Fawcett Trust, as to which Mr. Fawcett’s wife exercises sole voting and investment power. Also includes 7,646 common shares as to which Mr. Fawcett has the right to acquire beneficial ownership upon the exercise of options which are currently exercisable or will first become exercisable within 60 days after October 31, 2014.
(9)	Reflects common shares held jointly by Mr. Finn and his wife as to which Mr. Finn and his wife exercise shared voting and investment power.
(10)	Includes 4,015 common shares held jointly by Mr. Gathman and his wife as to which Mr. Gathman and his wife exercise shared voting and investment power and 7,783 common shares held for the account of Mr. Gathman in the ESOP. Also includes 5,000 common shares as to which Mr. Gathman has the right to acquire beneficial ownership upon the exercise of options which are currently exercisable or will first become exercisable within 60 days after October 31, 2014.
(11)	Includes 6,000 common shares as to which Mr. Hardgrove has the right to acquire beneficial ownership upon the exercise of options which are currently exercisable or will first become exercisable within 60 days after October 31, 2014.
(12)	Includes 8,000 common shares as to which Ms. Kissner has the right to acquire beneficial ownership upon the exercise of options which are currently exercisable or will first become exercisable within 60 days after October 31, 2014.
(13)	Includes 9,071 common shares held for the account of Mr. Klein in the ESOP. Also includes 27,000 common shares as to which Mr. Klein has the right to acquire beneficial ownership upon the exercise of options which are currently exercisable or will first become exercisable within 60 days after October 31, 2014.
(14)	Reflects common shares held jointly by Mr. Martin and his wife as to which Mr. Martin and his wife exercise shared voting and investment power.
(15)	Includes 500 common shares as to which Mr. Stolly has the right to acquire beneficial ownership upon the exercise of options which are currently exercisable or will first become exercisable within 60 days after October 31, 2014.

DESCRIPTION OF THE SERIES A PREFERRED SHARES

This section summarizes specific terms and provisions of the Series A Preferred Shares. The description of the Series A Preferred Shares contained in this section does not purport to be complete and is qualified in its entirety by the actual terms of the Series A Preferred Shares, as are stated in the “Certificate of Amendment to Articles” filed with the Ohio Secretary of State on November 6, 2014 to establish the express terms of the Series A Preferred Shares, the form of which is attached as Exhibit 3.7 to the Registration Statement of which this prospectus constitutes a part and incorporated by reference into this prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

General

The Series A Preferred Shares are a single series of our authorized preferred shares. We are offering up to 1,500,000 depositary shares, representing 15,000 Series A Preferred Shares in the aggregate by this prospectus. Series A Preferred Shares, upon issuance against full payment of the purchase price for the depositary shares, will be fully paid and nonassessable. The depositary will be the sole holder of the Series A Preferred Shares. The holders of depositary shares will be required to exercise their proportional rights in the Series A Preferred Shares through the depositary, as described below under “Description of the Depositary Shares.”

The Series A Preferred Shares have no stated maturity and will not be subject to any sinking fund or other obligation of SB Financial to repurchase the Series A Preferred Shares. The Series A Preferred Shares will not be insured or guaranteed by the FDIC or any other government agency or instrumentality.

We reserve the right to reopen this series and issue additional Series A Preferred Shares either through public or private sales at any time and from time to time. The additional shares would form a single series with the Series A Preferred Shares offered by this prospectus.

Ranking

The Series A Preferred Shares will rank:

—	senior to our junior shares;

—	equally with each other class or series of parity shares; and

—	junior to any class or series of stock we may issue in the future that ranks senior to the Series A Preferred Shares in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of SB Financial, and to all of our existing and future debt obligations.

As used in this prospectus, “junior shares” means our common shares and any other class or series of shares of SB Financial hereafter authorized over which the Series A Preferred Shares have preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of SB Financial.

As used in this prospectus, “parity shares” means any other class or series of shares of SB Financial that ranks on parity with the Series A Preferred Shares in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of SB Financial.

All shares authorized by the Company in the future will be junior shares unless their express terms provide that they are parity shares or senior shares. The authorization and issuance of senior shares and certain parity shares will require the prior approval of the holders of the Series A Preferred Shares, as described herein under “Description of the Series A Preferred Shares — Voting Rights” beginning on page 61.

Dividend Rights

General. Subject to the rights of any holders of senior shares and parity shares, the holders of Series A Preferred Shares will be entitled to receive, when, as, and if declared by our board of directors, out of our assets legally available for payment, noncumulative cash dividends, payable quarterly, at the rate of 6.50% per annum of the $1,000 liquidation preference. This is equivalent to $65.00 per Series A Preferred Share per annum.

Dividends on the Series A Preferred Shares will be payable quarterly on the dividend payment dates which are March 15, June 15, September 15 and December 15 of each year, or if such day is not a business day, the next succeeding business day, commencing March 15, 2015. No additional dividend or interest will be paid if the regular payment date is not a business date. Dividends will be payable from the most recent dividend payment date or, in the case of the dividend payable on December 15, 2014, from the issue date of the Series A Preferred Shares. Dividends payable for any period less than a full quarterly dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable for each full dividend period will be computed by dividing the annual dividend rate by four. Dividends for the first dividend period ending March 15, 2015, if any, will be for less than a full quarter if the offering closes after December 15, 2014, and will be for greater than a full quarter if the offering closes before December 15, 2014.

Each declared dividend will be payable to holders of record of Series A Preferred Shares at the close of business on the 15th day prior to the relevant dividend payment date. Regular quarterly dividend periods will commence on and include March 15, June 15, September 15 and December 15 of each year and will end on and include the date preceding the next dividend payment date.

Dividends on the Series A Preferred Shares are noncumulative. As a result, if our board of directors fails to declare a dividend for a dividend period, then the holders of the Series A Preferred Shares will have no right to receive a dividend related to that dividend period, and we will have no obligation to pay a dividend for the related dividend period or to pay any interest, whether or not dividends are declared for any future dividend period.

No dividends will be declared or paid or set apart for payment on any junior shares during any calendar quarter unless full dividends on the Series A Preferred Shares for such dividend period have been declared and we have not failed to pay a dividend in the full amount of the Series A Preferred Shares as declared with respect to the period in which such dividend payment to any junior shares would occur. When cash dividends are not paid in full upon the Series A Preferred Shares and other parity shares, if any, dividends upon Series A Preferred Shares and dividends on other parity shares, if any, payable during the dividend period will be declared pro rata so that the amount of dividends payable per share on the Series A Preferred Shares and any other parity shares will in all cases bear to each other the same ratio that full dividends for the then-current dividend period on the Series A Preferred Shares, including any accumulation related to declared and unpaid dividends for prior periods, and full dividends on shares of the other parity shares, including any accumulation related to declared and unpaid dividends for prior periods, bear to each other.

Unless full dividends on the Series A Preferred Shares have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside) for any dividend period, then during the dividend period the following restrictions will apply:

—	no dividend or distribution, other than in junior shares, may be declared, set aside or paid on any junior shares;

—	we may not repurchase, redeem or otherwise acquire any of our junior shares, and no monies may be paid to or made available for a sinking fund for the redemption of any of any junior shares, (other than (a) as a result of a reclassification of junior shares for or into other junior shares, (b) the exchange or conversion of one junior share for or into another junior share, (c) through the use of the proceeds of a substantially contemporaneous sale of other junior shares, (d) purchases, redemptions or other acquisitions of junior shares in connection with any employment contract, benefit plan or other similar arrangement or (e) the purchase of fractional interests in junior shares pursuant to the conversion or exchange provisions of such shares or the security being converted or exchanged); and

—	we may not repurchase, redeem or otherwise acquire any parity shares (except by conversion into or exchange of junior shares) other than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series A Preferred Shares and such parity shares.

There can be no assurances that any dividends on the Series A Preferred Shares will be declared or, if declared, what the amounts of dividends will be or whether these dividends, if declared for any dividend period, will continue for any future dividend period. The declaration and payment of future dividends on the Series A Preferred Shares will be subject to, among other things, business conditions, regulatory considerations, our earnings and financial condition and the judgment of our board of directors.

We may not declare, pay or set aside for payment any dividends on the Series A Preferred Shares if such dividends would cause the Company to fail to comply with applicable laws and regulations, including applicable bank regulatory capital adequacy guidelines. Our ability to pay dividends is primarily dependent upon receiving cash in the form of dividends from State Bank. However, certain restrictions exist regarding the ability of State Bank to pay cash dividends. See “Business — Supervision and Regulation” beginning on page 42 of this prospectus.

Liquidation Preference

The amount which the holders of outstanding Series A Preferred Shares will be entitled to receive in the event of our liquidation, dissolution or winding up, whether voluntary or not, after payment or provision for payment of our debts and other liabilities, out of our assets available for distribution to shareholders, before any distribution of assets is made to the holders of our common shares or any junior shares as to distributions, will initially be $1,000 per share, plus any declared but unpaid dividends (subject to the prior approval of the Federal Reserve, if required), but without accumulation of any undeclared dividends, without interest to the date fixed for such liquidation, dissolution or winding up. The amount that holders of Series A Preferred Shares will be entitled to receive in the event of our liquidation, dissolution or winding up is subject to adjustment whenever there is a share split, combination, reclassification or other similar event involving the Series A Preferred Shares, as determined by the board of directors.

If, upon any voluntary or involuntary liquidation, dissolution or winding up, the amounts payable related to the Series A Preferred Shares and any parity shares shall be insufficient to pay in full the amount to which such holders are entitled, the holders of the Series A Preferred Shares and parity shares will share ratably in any distribution of assets in proportion to the full respective distributable amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of the Series A Preferred Shares will not be entitled to any further participation in any distribution of our assets. All distributions made with respect to the Series A Preferred Shares in connection with any liquidation, dissolution or winding up will be made pro rata to the holders of Series A Preferred Shares.

Neither the sale, lease, exchange or conveyance for cash, shares of stock, other securities or other consideration of all or substantially all the assets or business of SB Financial (other than in connection with the voluntary or involuntary liquidation, winding-up or dissolution of SB Financial) nor the merger, consolidation or share exchange of SB Financial into or with any other person shall be deemed to be a liquidation, winding-up or dissolution, voluntary or involuntary, of SB Financial.

Conversion Rights

General. Each share of Series A Preferred Shares will be convertible at the option of the holder into the number of our common shares equal to the quotient achieved when $1,000 is divided by the conversion price as then in effect, see ‘‘— Adjustments to the Conversion Price” beginning on page 57 of this prospectus. The initial conversion price of $10.34 is equivalent to a 17.5% premium over $8.80 per share, the last reported sale price of our common shares on the NASDAQ Capital Market on November 5, 2014. Except as otherwise provided, (i) our Series A Preferred Shares will only be convertible into our common shares and (ii) each holder of Series A Preferred Shares will only be entitled to convert such shares to the extent that the conversion would not result in such holder and its affiliates, collectively, being deemed to own, control or have the power to vote 10% or more of any class of our then-outstanding voting securities for purposes of the BHCA, or the Change in Bank Control Act of 1978, as amended (“CIBC Act”), and any rules and regulations promulgated thereunder.

In case any Series A Preferred Shares are to be converted at our option, the right of a holder of Series A Preferred Shares to voluntarily convert those Series A Preferred Shares will terminate if we have not received such holder’s conversion notice by 5:00 p.m., New York City time, on the trading day immediately preceding the applicable conversion date in the event we exercise our conversion option.

Conversion Procedures. The conversion right of a holder of Series A Preferred Shares shall be exercised by (i) the delivery to the transfer agent of a written notice (in the form provided by the transfer agent) that the holder elects to convert the number of shares of the Series A Preferred Shares specified in such notice, or the conversion notice, and (ii) if required, the payment by the holder of all transfer and similar taxes. If the Series A Preferred Shares that the holder wishes to convert are represented by one or more physical certificates, the holder will be required to surrender such physical certificate or certificates to us or the transfer agent (properly endorsed or assigned for transfer, if so required by us or the transfer agent).

Immediately prior to the close of business on the date of conversion, each converting holder shall be deemed to be the holder of record of common shares issuable upon conversion of such holder’s Series A Preferred Shares notwithstanding that our share register shall then be closed or that, if applicable, physical certificates representing such common shares shall not then be actually delivered to such holder. On the date of any conversion, all rights of any holder with respect to the Series A Preferred Shares, so converted, including the rights, if any, to receive distributions of our assets (including the liquidation preference) or notices from us, will terminate, except for the rights of any such holder to (i) receive physical certificates (if applicable) for the number of whole common shares into which such Series A Preferred Shares have been converted and cash in lieu of any fractional share, and (ii) exercise the rights to which he, she or it is entitled as a holder of common shares into which such Series A Preferred Shares have been converted.

The transfer agent will, on behalf of the converting holder, convert the holder’s Series A Preferred Shares into common shares, in accordance with the terms of the notice delivered by such holder. The common shares and cash in lieu of any fractional share due to a converting holder will be delivered to the holder and each surrendered physical certificate, if any, will be canceled and retired. If a holder surrenders more than one Series A Preferred Share for conversion at the same time, the number of whole common shares issuable to that holder on conversion of those Series A Preferred Shares will be computed on the basis of the total number of Series A Preferred Shares surrendered by the holder. While the Series A Preferred Shares are held by the depositary, the determination of whether any conversion of shares would result in a fraction of a common share will be made on the basis of the manner in which the common shares will be distributed to the holders of depositary shares.

Before the delivery of any securities upon conversion of the Series A Preferred Shares, we will comply with all applicable federal and state laws and regulations. All common shares delivered upon conversion of the Series A Preferred Shares will, upon delivery, be duly authorized, validly issued, fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights.

Holders of Series A Preferred Shares are not eligible to exercise any rights of a common shareholder until they have converted their Series A Preferred Shares into common shares.

Dividends. If the conversion date occurs on or before the close of business on a dividend record date, the holder of Series A Preferred Shares will not be entitled to receive any portion of the dividend payable, if any, on such converted Series A Preferred Shares on the corresponding dividend payment date.

If the conversion date occurs after the dividend record date but prior to the corresponding dividend payment date, the holder of record of the Series A Preferred Shares on the dividend record date will receive on that dividend payment date dividends declared and paid on those shares, notwithstanding the conversion of those shares prior to that dividend payment date, because such holder will have been the shareholder of record on the corresponding dividend record date. At the time that such holder surrenders the shares for conversion, however, it must pay to us an amount equal to the dividend that has been declared and that has been paid, or will be paid, on the related dividend payment date.

If the holder of Series A Preferred Shares is a holder of record on a dividend record date who converts such Series A Preferred Shares into common shares on or after the corresponding dividend payment date, such holder will be entitled to receive the dividend payable on such shares on such dividend payment date, and such holder will not need to include payment of the amount of such dividend upon surrender for conversion of such shares.

Fractional Shares. No fractional common shares or securities representing fractional common shares will be issued upon any conversion of any shares of the Series A Preferred Shares. If the conversion of any share or shares results in a fraction of a common share, an amount equal to such fraction multiplied by the market value (described below) of our common shares, will be paid to such holder in cash by us. While the Series A Preferred Shares are held by the depositary, the determination of whether any conversion of shares would result in a fraction of a common share will be made on the basis of the manner in which the common shares will be distributed to the holders of depositary shares.

The market value of our common shares will be the average closing price of our common shares for a 30 consecutive trading day period prior to the date of measurement on the NASDAQ Capital Market or such other national securities exchange or automated quotation system on which the common shares are then listed or authorized for quotation or, if the common shares are not so listed or authorized for quotation, an amount determined in good faith by our board of directors to be the fair value of the common shares.

Mandatory Conversion at Our Option

General. On or after the fifth anniversary of the issue date we may, at our option, require all holders of Series A Preferred Shares to convert all of their shares into our common shares.

We may exercise our conversion option only if: (i) the closing sale price of our common shares equals or exceeds 120% of the then-prevailing conversion price for at least 20 trading days in a period of 30 consecutive trading days (including the last trading day of such period) ending on the fifth trading day immediately prior to our issuance of a press release announcing the exercise of our conversion option; and (ii) we have declared and paid full dividends for four consecutive quarters on the Series A Preferred Shares prior to the issuance of the press release.

If converted pursuant to our conversion option, the Series A Preferred Shares will be converted into the number of common shares equal to the quotient achieved when the liquidation preference (initially $1,000) is divided by the conversion price then in effect (initially $10.34).

Conversion Procedures. To exercise our conversion option, we will furnish written notification by issuing a press release for publication on a news wire service and by first-class mail to the holders of the Series A Preferred Shares providing the relevant information to the public prior to the opening of business on the fifth trading day following any date on which the conditions for our conversion option are met, announcing our intent to exercise the conversion option.

In addition to any information required by applicable law or regulation, the press release and notice of the exercise of our conversion option will state, as appropriate:

—	the conversion option date (which will be the day we issue the press release);

—	the number of our common shares to be issued upon conversion of each Series A Preferred Share; and

—	that dividends on the Series A Preferred Shares to be converted will cease to accrue on the conversion option date.

Upon the exercise of our conversion option and the surrender of shares by a holder, we will issue and deliver or cause to be issued and delivered to such holder, or to such other person on such holder’s written order (i) certificates representing the number of validly issued, fully paid and non-assessable whole common shares to which a holder of Series A Preferred Shares being converted, or a holder’s transferee, shall be entitled, and (ii) cash in lieu of any fractional interest in respect of a common share arising upon such conversion.

Each conversion shall be deemed to have been made at the close of business on the conversion option date so that the rights of the holder shall cease except for the right to receive the fully paid and non-assessable common shares and cash in lieu of fractional shares and the person entitled to receive common shares shall be treated for all purposes as having become the record holder of those common shares at that time.

Dividends. If we exercise our conversion option and the conversion option date is a date that is prior to the close of business on any record date for a dividend, the holder shall not be entitled to receive any portion of the dividend payable for such dividend period on such converted shares on the corresponding dividend payment date.

If we exercise our conversion option and the conversion option date is a date that is on, or after the close of business on, any dividend record date and prior to the close of business on the corresponding dividend payment date, all dividends for that dividend period with respect to the Series A Preferred Shares called for conversion on such date, which are declared and paid shall be payable on such dividend payment date to the record holder of such shares on such record date.

Fractional Shares. No fractional common shares or securities representing fractional common shares will be issued upon any conversion of any Series A Preferred Shares. If the conversion of any Series A Preferred Shares results in a fraction of a common share, an amount equal to such fraction multiplied by the market value, shall be paid to such holder in cash by us.

Adjustments to the Conversion Price

The conversion price will be subject to adjustment if, after the issue date, any of the following events occur:

—	we issue any of our common shares as a dividend or distribution on our common shares, subject to certain exceptions;

—	we subdivide, split or combine our common shares;

—	we issue to all holders of our common shares rights or warrants entitling them, for a period of up to 45 days from the date of issuance of such rights or warrants, to subscribe for or purchase our common shares at less than the then-current market value, subject to certain exceptions;

—	we make a distribution to all holders of our common shares of evidences of our indebtedness, cash or other assets, including securities, subject to certain exceptions;

—	we make a distribution to all holders of our common shares consisting only of cash, subject to certain exceptions including regular cash dividends on our common shares to the extent that the aggregate cash dividends per common share does not exceed $0.05 in any fiscal quarter; or

—	we complete a tender or exchange offer for our common shares where the cash and the value of any other consideration included in the payment per common share exceeds the closing sales price per common share on the trading day immediately succeeding the expiration of the tender or exchange offer.

No adjustment will be made, however, to the extent that the adjustment would cause or result in any holder of Series A Preferred Shares and its affiliates, collectively, being deemed to own, control or have the power to vote 10% or more of any class of our then-outstanding voting securities for purposes of the BHCA or the CIBC Act and any rules and regulations promulgated thereunder.

Dividends and Distributions of Common Shares. In the case of any dividends or distributions of our common shares as described above in the first bullet point, the conversion price will be adjusted by multiplying the conversion price in effect at 5:00 p.m., New York City time, on the trading day immediately prior to the first date on which our common shares trade without the right to receive the issuance, dividend or distribution, or the ex-date, by the following fraction:

OS0
OS1

Where,

OS0	=	the number of our common shares outstanding immediately prior to the ex-date for such dividend or distribution.

OS1	=	the sum of the number of our common shares outstanding immediately prior to the ex-date for such dividend or distribution plus the total number of our common shares constituting such dividend or distribution.

This adjustment will become effective at 9:00 a.m., New York City time, on the record date for the determination of holders of common shares entitled to receive such dividend or distribution; provided, however, that if such dividend or distribution is declared but not paid or made, the conversion price will be readjusted as if such dividend or distribution had not occurred.

Subdivisions, Splits and Combination of Common Shares. In the case of any subdivision, split or combination of our common shares as described above in the second bullet point, the conversion price will be adjusted by multiplying the conversion price in effect at 5:00 p.m., New York City time, on the trading day immediately prior to the effective date of such subdivision, split or combination, by the following fraction:

OS0
OS1

Where,

OS0	=	the number of our common shares outstanding immediately prior to the effective date of such subdivision, split or combination.

OS1	=	the number of our common shares outstanding immediately after the opening of business on the effective date of such subdivision, split or combination.

This adjustment will become effective at 9:00 a.m., New York City time, on the effective date of such subdivision, split or combination; provided, however, that if our outstanding common shares are not subdivided, split or combined, the conversion price will be readjusted as if such subdivision, split or combination had not been announced.

Issuance of Stock Purchase Rights. In the case of the issuance of any rights or warrants as described above in the third bullet point, the conversion price will be adjusted by multiplying the conversion price in effect at 5:00 p.m., New York City time, on the trading day immediately prior to the first date on which our common shares trade without the right to receive the issuance, or the ex-date, by the following fraction:

OS0 + Y
OS0 + X

Where,

OS0	=	the number of our common shares outstanding immediately prior to the ex-date for such distribution.

X	=	the total number of our common shares issuable pursuant to such rights or warrants.

Y	=	the number of our common shares equal to the aggregate price payable to exercise such rights or warrants divided by the market value as of the date immediately prior to the ex-date for such distribution.

This adjustment will become effective immediately prior to 9:00 a.m., New York City time, on the ex-date for such issuance; provided, however, that if (i) such rights or warrants described above are not so issued, the conversion price will be readjusted as if such issuance had not been declared and (ii) such rights or warrants are not exercised prior to their expiration or our common shares are not otherwise delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the conversion price will be readjusted to such conversion price that would have been in effect had the adjustment been made based on the number of common shares actually delivered.

Debt or Asset Distributions. In the case of any debt or asset distribution as described above in the fourth bullet point, the conversion price will be adjusted by multiplying the conversion price in effect at 5:00 p.m., New York City time, on the trading day immediately prior to the first date on which our common shares trade without the right to receive the distribution, or the ex-date, by the following fraction:

SP0 - FMV
SP0

Where,

SP0	=	the market value per common share on such date.

FMV	=	the fair market value of the portion of the distribution applicable to one common share on such date as reasonably determined by our board of directors.

This adjustment will become effective immediately prior to 9:00 a.m., New York City time, on the ex-date for such distribution; provided, however, that if such distribution is not paid or made, the conversion price will be readjusted as if such distribution had not been declared.

Cash Distributions. In the case of any cash distribution described above in the fifth bullet point, the conversion price will be adjusted by multiplying the conversion price in effect at 5:00 p.m., New York City time, on the trading day immediately prior to the first date on which our common shares trade without the right to receive the distribution, or the ex-date, by the following fraction:

SP0 - DIV
SP0

Where,

SP0	=	the closing sales price per common share on the trading day immediately preceding the ex-date.

DIV	=	the amount per common share of the distribution (or, in the case of a regular cash dividend, the amount of the aggregate cash dividend in any quarter which is in excess of $0.05 per common share)

This adjustment will become effective immediately prior to 9:00 a.m., New York City time, on the ex-date for such distribution; provided, however, that if such distribution is not made, the conversion price will be readjusted as if such distribution had not been declared.

Tender Offers and Exchange Offers. In the case of any tender offers or exchange offers as described above in the sixth bullet point, the conversion price will be adjusted by multiplying the conversion price in effect at 5:00 p.m., New York City time, on the expiration date of the offer, by the following fraction:

OS0 * SP0
AC + (SP0 * OS1)

Where,

SP0	=	the closing sales price per common share on the trading day immediately succeeding the expiration of the tender or exchange offer.

OS0	=	the number of our common shares outstanding immediately prior to the expiration of the tender or exchange offer, including any shares validly tendered and not withdrawn.

OS1	=	the number of our common shares outstanding immediately after the expiration of the tender or exchange offer.

AC	=	the aggregate cash and fair market value of the other consideration payable in the tender or exchange offer, as reasonably determined by our board of directors.

This adjustment will become effective immediately prior to 9:00 a.m., New York City time, on the trading day immediately following the expiration of the tender or exchange offer; provided, however, that if we are prevented by applicable law from effecting any purchases of our common shares pursuant to a tender offer or exchange offer, or all such purchases are rescinded, the conversion price will be readjusted as if such tender offer or exchange offer had not been made.

No adjustment in the conversion price will be required if such adjustment would be less than $0.01. Any adjustment not made due to this limitation must be carried forward, however, and taken into account in any subsequent adjustment determination.

The market value of our common shares on a particular day will be the average closing price of our common shares for a 30 consecutive trading day period prior to the date of measurement on the NASDAQ Capital Market or such other national securities exchange or automated quotation system on which our common shares are then listed or authorized for quotation or, if our common shares are not so listed or authorized for quotation, an amount determined in good faith by our board of directors to be the fair value of our common shares.

In the event of a consolidation or merger or similar transaction in which our outstanding common shares are exchanged for, or changed, reclassified or converted into, other stock or securities, or cash or other property, or any combination of stock, cash or property, the outstanding Series A Preferred Shares will, after the transaction, be convertible at each holder’s option or upon the exercise of our conversion option, subject to certain exceptions, on the same terms and conditions into the consideration receivable by a holder of the number of common shares into which Series A Preferred Shares could have been converted immediately prior to the transaction.

The Series A Preferred Shares do not have rights protecting its holders against dilution resulting from the sale of additional common shares by us.

Voting Rights

The holders of our Series A Preferred Shares have no voting rights except as required by Ohio law and as set forth in the Certificate of Amendment. In any matter in which the Series A Preferred Shares may vote, each Series A Preferred Share will represent one vote.

The affirmative vote or consent of at least two-thirds (2/3) of the votes entitled to be cast by the holders of the outstanding Series A Preferred Shares, voting separately as a class, in addition to any other vote required by our certificate, the Certificate of Amendment or Ohio law, will be required to:

—	amend, alter or repeal any provision of our Articles or the Certificate of Amendment, if the amendment, alteration or repeal would materially and adversely affect the rights, preferences, powers or privileges of the Series A Preferred Shares;

—	create, authorize, issue or increase the authorized or issued amount of any class or series of any of our equity securities, or any warrants, options or other rights convertible or exchangeable into any class or series of any of our equity securities, which would constitute senior shares or parity shares (other than parity shares with noncumulative dividend rights) or reclassify any of our authorized shares into any such shares, or create, authorize or issue any obligation or security convertible into, exchangeable or exercisable for, or evidencing the right to purchase any such shares; or

—	enter into or consummate any (i) reclassification of our outstanding common shares (other than a change in par value, or from no par value to par value, or from par value to no par value), (ii) consolidation, merger or share exchange with or into another entity or any merger, consolidation or share exchange of another entity with or into us (other than a consolidation, merger or share exchange in which we are the resulting or surviving entity and which does not result in any reclassification of our outstanding common shares), or (iii) sale, lease or other disposition to another person or entity of all or substantially all of our assets; provided, however, that the holders of Series A Preferred Shares will have no right to vote regarding our entry into or consummation of such an event if, upon the consummation of the event, (A) the Series A Preferred Shares remain outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (B) such Series A Preferred Shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series A Preferred Shares, taken as a whole.

Except as otherwise required by law, we may, without the consent of any holder of Series A Preferred Shares, (y) increase the authorized number of Series A Preferred Shares or issue additional Series A Preferred Shares; or (z) authorize, increase the authorized amount of, or issue shares of parity shares (provided that dividend rights are noncumulative) and junior shares, provided that such parity or junior shares does not rank senior to the Series A Preferred Shares as to dividend rights, upon liquidation, winding-up or dissolution.

Redemption

The Series A Preferred Shares may not be redeemed at the option of the Company.

Preemptive Rights

No holder of any Series A Preferred Shares will have any preemptive right to subscribe to the Company’s capital stock, obligations, warrants or other securities of any class, whether now or authorized in the future.

No Other Rights

Neither our common shares nor our preferred shares, including the Series A Preferred Shares, will have any preferences, voting powers or relative, participating, option or other special rights, except as set forth in our Articles (including any applicable certificate of amendment to our Articles) or as otherwise required by law.

Transfer Agent

The transfer agent for the Series A Preferred Shares will be Computershare.

DESCRIPTION OF THE DEPOSITARY SHARES

This section summarizes specific terms of the depositary shares. The description of the depositary shares contained in this section is not complete and is qualified in its entirety by reference to the provisions of the deposit agreement and the form of depositary receipt, which are filed as exhibits to, and incorporated by reference in, the Registration Statement of which this prospectus constitutes a part. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

General

We are issuing depositary shares representing proportional fractional interests in the Series A Preferred Shares. Each depositary share represents a 1/100th fractional interest in a Series A Preferred Share and will be evidenced by depositary receipts, as described below under “— Book-Entry Issuance.” The Series A Preferred Shares underlying the depositary shares will be deposited with Computershare, as depositary, under a deposit agreement among us, the depositary and the holders from time to time of the depositary receipts evidencing the depositary shares. Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, through the depositary, in proportion to the applicable fraction of a Series A Preferred Share represented by such depositary share, to all of the rights, preferences and privileges of the Series A Preferred Shares represented thereby (including dividend, voting, conversion and liquidation rights).

In this prospectus, references to “holders” of depositary shares mean those who have depositary shares registered in their own names on the books that we or the depositary maintain for this purpose. You should review the special considerations that apply to indirect holders described below under “— Book-Entry Issuance.”

Immediately following our issuance of the Series A Preferred Shares, we will deposit the Series A Preferred Shares with the depositary. Initially, we will issue the depositary shares in book-entry only form through the direct registration system of our transfer agent and the depositary will deliver written confirmation to purchasers of depositary shares. Subsequently, depositary shares may (1) be issued in the form of physical depositary receipts, (2) be issued in book-entry form with the Depository Trust Company (“DTC”) or (3) continue to be held in book-entry form through the transfer agent. See “— Book-Entry Issuance” below.

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements and all charges of the depositary in connection with the initial deposit of the Series A Preferred Shares, the initial issuance of the depositary shares, all withdrawals of Series A Preferred Shares by holders of depositary shares and the registration of transfers of title to any depositary shares. However, holders of depositary shares will pay any other applicable transfer and other taxes and governmental charges. In addition, if a holder of depositary shares requests the depositary to perform duties not required under the deposit agreement, the depositary will notify such holder of the charges and expenses related to such performance for which the Company is not otherwise liable, and, if the holder authorizes the depositary to proceed on that basis, the holder will be liable for those charges and expenses. All other fees and expenses of the depositary and its agents incident to the performance of their obligations under the deposit agreement will be paid by the Company in accordance with the terms of the deposit agreement.

Dividend Rights

Each dividend payable on a depositary share will be in an amount equal to 1/100th of the dividend declared and payable on the related Series A Preferred Share.

The depositary will distribute all cash dividends or other cash distributions received on the Series A Preferred Shares to the record holders of depositary shares in proportion to the number of depositary shares held by the holders on the record date for the cash dividend or other cash dividend on the Series A Preferred Shares. The depositary will distribute or make available for distribution, as the case may be, only such amount, however, as can be distributed without attributing to any record holder a fraction of one cent, and any balance not so distributable will be held by the depositary (without liability for interest thereon) and will be added to and be treated as part of the next sum received by the depositary for distribution to record holders of depositary shares then outstanding.

If we make a distribution other than in cash, the depositary will distribute the property it receives to the record holders of depositary receipts in proportion to the number of depositary shares evidenced by depositary receipts those holders own on the relevant record date, unless the depositary determines (after consultation with us) that the distribution cannot be made proportionately among those holders or that it is not feasible to make the distribution. In that event, the depositary may, with our approval, adopt any other method for such distribution as it deems equitable and appropriate, including the sale of such property (at such place or places and upon such terms as it may deem equitable and appropriate) and distribution of the net proceeds from such sale to such holders.

The amount distributed to holders of depositary shares will be reduced by any amounts required to be withheld by us or the depositary on account of taxes or other governmental charges. The depositary may refuse to make any payment or distribution, or any transfer, exchange, or withdrawal of any depositary shares or the Series A Preferred Shares until such taxes or other governmental charges are paid.

Voting Rights

Because each depositary share represents a 1/100th interest in a Series A Preferred Share, holders of depositary receipts will be entitled to 1/100th of a vote per depositary share under those limited circumstances in which holders of the Series A Preferred Shares are entitled to a vote. See “Description of the Series A Preferred Shares—Voting Rights.”

Upon receiving notice of any meeting at which the holders of the Series A Preferred Shares are entitled to vote, the depositary will mail the information contained in the notice of the meeting to the record holders of the depositary shares. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the Series A Preferred Shares, may instruct the depositary how to exercise his or her voting rights. The depositary will endeavor, insofar as practicable, to vote or cause to be voted the maximum number of whole Series A Preferred Shares represented by those depositary shares in accordance with those instructions received sufficiently in advance of the meeting, and we will take all reasonable action that may be deemed necessary by the depositary in order to enable the depositary to do so. If the depositary does not receive specific instructions from the holders of any depositary shares representing the Series A Preferred Shares, it will not vote the amount of the Series A Preferred Shares represented by such depositary shares.

Conversion Rights

If we elect to exercise our conversion option, the depositary will convert all depositary shares into our common shares equal to the applicable fraction or multiple of the common shares into which the Series A Preferred Shares has been converted plus any cash for a fractional share interest.

If a holder elects to convert the holder’s depositary shares, the depositary will convert Series A Preferred Shares into a sufficient number of our common shares equal to the applicable fraction or multiple of the common shares represented by the depositary shares for which conversion has been elected plus any cash for any fractional share interest.

After the conversion, the depositary shares will no longer be deemed to be outstanding, and all rights of holders of the depositary shares will cease, except the right to receive the common shares and cash to which the holders are entitled to receive upon the conversion upon the surrender to the depositary of the depositary shares representing the depositary receipts. Any common shares and cash deposited by us with the depositary for any depositary shares that the holders fail to convert will be returned to us after a period of two years from the date they are deposited.

Redemption

The depositary shares may not be redeemed at the option of the Company.

Miscellaneous

The depositary will forward to the holders of depositary shares all reports and communications from us which are delivered to the depositary and which we are required to furnish to the holders of the Series A Preferred Shares. In addition, the depositary will make available for inspection by holders of depositary shares at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications received from us which are received by the depositary as the holder of Series A Preferred Shares.

Listing

We have applied for the depositary shares to be listed on the NASDAQ Capital Market under the symbol “SBFGP.” If the application for listing is approved, trading of the depositary shares is expected to commence within 30 days following the initial issuance of the depositary shares. However, no assurance can be given that any trading market will develop in the depositary shares.

Depositary, Transfer Agent and Registrar

Computershare will be the depositary, transfer agent and registrar for the depositary shares.

Book-Entry Issuance

Upon the completion of this offering, we will initially issue all depositary shares in book-entry only form through the direct registration system of our transfer agent, and the depositary will deliver written confirmation to purchasers of depositary shares. Subsequently, depositary shares may (1) be issued in the form of physical depositary receipts, (2) be issued in book-entry form with the Depository Trust Company (“DTC”) or (3) continue to be held in book-entry form through the transfer agent.

Upon request, the depositary and the Company will make application to DTC for acceptance of all or a portion of the depositary shares for its book-entry settlement system. So long as the depositary shares are eligible for book-entry settlement with DTC, unless otherwise required by law, all depositary shares with book-entry settlement through DTC will be represented by a single receipt (the “DTC Receipt”), which will be deposited with DTC (or its custodian) evidencing all such depositary shares and registered in the name of the nominee of DTC (initially expected to be Cede & Co.). The depositary or our transfer agent or such other entity as is agreed to by DTC may hold the DTC Receipt as custodian for DTC. Ownership of beneficial interests in the DTC Receipt will be shown on, and the transfer of such ownership will be effected through, records maintained by (i) DTC or its nominee for such DTC Receipt, or (ii) institutions that have accounts with DTC.

If issued, the DTC Receipt will be exchangeable for depositary shares only if (i) DTC notifies the Company at any time that it is unwilling or unable to continue to make its book-entry settlement system available for the depositary shares and a successor to DTC is not appointed by the Company within 90 days of the date the Company is so informed in writing, (ii) DTC notifies the Company at any time that it has ceased to be a clearing agency registered under applicable law and a successor to DTC is not appointed by the Company within 90 days of the date the Company is so informed in writing or (iii) the Company executes and delivers to DTC a notice to the effect that such DTC Receipt shall be so exchangeable. If the beneficial owners of interests in depositary shares are entitled to exchange such interests for depositary shares as the result of an event described in clause (i), (ii) or (iii) of the preceding sentence, then the depositary will provide written instructions to DTC to deliver to the depositary for cancellation the DTC Receipt, and the Company will instruct the depositary to execute and issue to the beneficial owners of the depositary shares previously evidenced by the DTC Receipt depositary shares either in the form of physical depositary receipts or in book-entry form.

DESCRIPTION OF COMMON SHARES

The following is a brief description of the terms of our common shares. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the relevant provisions of Ohio law and our Articles and Regulations, each of which is included as an exhibit to the Registration Statement of which this prospectus is a part. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

General

We are authorized under our Articles to issue up to 10,000,000 common shares, each without par value. As of October 31, 2014, 4,875,131 common shares were outstanding and 152,302 common shares were held by us as treasury shares. The common shares issuable upon conversion of the Series A Preferred Shares will be issued by us from common shares held in treasury or from authorized but unissued common shares and will be fully paid and nonassessable.

Liquidation Rights

Each common share entitles the holder thereof to share ratably in SB Financial’s net assets legally available for distribution to shareholders in the event of our liquidation, dissolution or winding up, after payment in full of all amounts required to be paid to creditors or provision for such payment, subject to the rights of the holders of any of our outstanding preferred shares that rank senior to the common shares upon liquidation. With respect to the amounts to be paid upon liquidation, our Series A Preferred Shares rank senior to the common shares.

Preemptive Rights

Our Articles provide that no holder of shares of any class of SB Financial shall have, as a matter of right, the preemptive right to purchase or subscribe for shares of any class of SB Financial now or hereafter authorized.

Voting Rights

Each of our outstanding common shares entitles the holder thereof to one vote for the election of directors and for all other matters submitted to our shareholders for their consideration. Our Articles provide that shareholders do not have the right to vote cumulatively in the election of directors.

Dividend Rights

We may pay dividends on our outstanding common shares in accordance with the terms of the Ohio General Corporation Law (Chapter 1701 of the Ohio Revised Code). The Ohio General Corporation Law generally provides that the board of directors may declare and pay dividends to shareholders, provided that the dividend does not exceed the combination of the surplus of the corporation, which is defined generally as the excess of the corporation’s assets plus stated capital over its liabilities, and is not in violation of the rights of the holders of shares of any other class. In addition, no dividend may be paid when a corporation is insolvent or there is reasonable ground to believe that by payment of the dividend the corporation would be rendered insolvent.

Our ability to obtain funds for the payment of dividends and for other cash requirements largely depends on the amount of dividends that may be declared and paid by our subsidiaries. Thus, as a practical matter, any restrictions on the ability of our subsidiaries, including State Bank, to pay dividends will have the effect of restricting the amount of funds available to us for the payment of dividends on our common shares. The ability of State Bank to pay dividends is subject to limitations under various laws and regulations and to prudent and sound banking principles. In general, subject to certain minimum capital requirements, State Bank is permitted to declare and pay a dividend without the approval of the Ohio Division of Financial Institutions so long as the total of the dividends in a calendar year does not exceed State Bank’s total net income for that year combined with its retained net income for the two preceding years. The ability of our subsidiaries, including State Bank, to pay dividends to us is also conditioned upon their profitability, financial condition, capital expenditures and other cash flow requirements and contractual obligations.

The dividend rights of holders of our common shares are also qualified by and subject to the dividend rights of holders of any of our preferred shares. With respect to the payment of dividends, the Series A Preferred Shares rank senior to the common shares. So long as any Series A Preferred Shares are outstanding, we are prohibited from paying dividends on our common shares unless the full dividends on all outstanding Series A Preferred Shares (and, therefore, the depositary shares) have been declared and paid (or set apart for payment) for the most recently completed dividend period.

Board of Directors

General. Our Articles provide for a classified board of directors consisting of not less than nine directors, with the directors divided into three classes and elected for three-year terms. Each year the term of one class expires. As a result, approximately one-third of the directors are elected at each annual meeting of shareholders. This can delay the ability of a significant shareholder or group of shareholders to gain control of our board of directors.

Our Regulations provide that the number of directors cannot be fewer than nine nor more than 15. Currently, our board of directors consists of nine directors. Pursuant to our Regulations, no reduction in the number of our directors may have the effect of shortening the term of any incumbent director, and no action may be taken to increase the number of directors unless at least two-thirds of the directors then in office concur in such action.

Nominations. Our Regulations provide that shareholder nominations for election to the board of directors at an annual meeting of shareholders must be made in writing and must be delivered or mailed to the Secretary of SB Financial on or before the later of the February 1 immediately preceding the annual meeting or the 60th day prior to the first anniversary of the most recent annual meeting of shareholders held for the election of directors. However, if the annual meeting for the election of directors is not held before the 31st day following such anniversary, then the written notice must be received by the Secretary within a reasonable time prior to the date of such annual meeting. In the case of the election of directors at a special meeting of shareholders, our Regulations provide that the written notice must be received by the Secretary no later than the close of business on seventh day following the day on which the notice of the special meeting was mailed to shareholders.

The written notification of a proposed nominee must contain the following information:

—	the name, age, business or residence address of the proposed nominee;

—	the principal occupation or employment of the proposed nominee; and

—	the total number of the Company’s common shares owned beneficially and/or of record by the proposed nominee, and the length of time any such shares have been so owned.

Removal. Our Regulations provide that a director or directors may be removed from office only by the vote of the holders of shares entitling them to exercise not less than 80% of the voting power of SB Financial entitling them to elect directors in place of those to be removed. Under the Ohio General Corporation Law, the removal of a director or directors of SB Financial may only be effected for cause. This will prevent a shareholder or group of shareholders from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by removals with their own nominees.

Vacancies. Failure to elect a director to fill the unexpired term of any director removed will be deemed to create a vacancy in the board. Under the Ohio General Corporation Law, unless a corporation’s articles of incorporation or regulations otherwise provide, the remaining directors of a corporation may fill any vacancy on the board by the affirmative vote of a majority of the remaining directors. Under our Regulations, vacancies in the board, and newly created directorships resulting from any increase in the authorized number of directors, may be filled by the affirmative vote of two-thirds of the whole authorized number of directors or by the affirmative vote of the holders of at least four-fifths of the outstanding voting power of the corporation voting at a meeting of the shareholders called for such purpose, or in any other manner provided by law.

Special meetings

Pursuant to our Regulations, special meetings of shareholders may be called only by the following: the chairman of the board, the president or, in case of the president’s absence, death, or disability, the vice president authorized to exercise the authority of the president; the secretary; a majority of the directors acting with or without a meeting; or the holders of at least 25% of all of our common shares outstanding and entitled to vote.

Anti-Takeover Effects of our Articles and Regulations and Ohio Law

Certain provisions in our Articles, Regulations and the Ohio General Corporation Law could discourage potential takeover attempts and make attempts by shareholders to change management more difficult. As a result, these provisions could have an adverse effect on the market price of our common shares. In addition to the provisions described above regarding the rights and preferences of our common shares, including the provisions of Ohio law and our Articles and Regulations relating to the classification of our board of directors, the requirements for the nomination of directors, and the restrictions on the removal or replacement of directors, the provisions described below could also have anti-takeover effects.

Supermajority voting requirement

Our Articles provide that, notwithstanding any provision of the Ohio General Corporation Law requiring for any purpose the vote, consent, waiver or release of holders of shares entitling them to exercise two-thirds or any other proportion of the voting power of SB Financial, such action, unless otherwise provided by statute, may be taken by the vote, consent, waiver or release of the holders of shares entitling them to exercise not less than a majority of the voting power of SB Financial. However, our Articles also provide that, unless two-thirds of the whole authorized number of directors recommends the approval of the following matters, such matters will require the affirmative vote of the holders of shares entitling them to exercise at least 80% of our voting power:

—	a proposed amendment to the articles;

—	proposed new regulations, or an alteration, amendment or repeal of the Regulations;

—	an agreement providing for the merger or consolidation of SB Financial with or into one or more other corporations;

—	a proposed combination or majority share acquisition involving the issuance of shares of SB Financial and requiring shareholder approval;

—	a proposal to sell, lease, or exchange all or substantially all of the property and assets of SB Financial;

—	a proposed dissolution of SB Financial; or

—	a proposal to fix or create the number of directors by action of the shareholders.

Business Combinations with Controlling Persons

Our Articles require the affirmative vote of the holders of shares entitling them to exercise at least 80% of our voting power and the affirmative vote of at least two-thirds of the outstanding shares not held by a “Controlling Person,” to approve certain “Business Combinations.” A “Controlling Person” is any shareholder who beneficially owns shares entitling the shareholder to exercise 20% or more of the voting power of SB Financial in the election of directors. A “Business Combination is defined to include:

—	any merger or consolidation of SB Financial with or into a Controlling Person or an affiliate or associate of a Controlling Person;

—	any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of SB Financial or any of its subsidiaries, including, without limitation, any voting securities of a subsidiary of SB Financial, to a Controlling Person or an affiliate or associate of a Controlling Person;

—	any merger into SB Financial or any of its subsidiaries of a Controlling Person or an affiliate or associate of a Controlling Person;

—	any sale, lease, exchange, transfer or other disposition of all or any part of the assets of a Controlling Person or an affiliate or associate of a Controlling Person to SB Financial or any of its subsidiaries, excluding certain insignificant sales or dispositions;

—	any reclassification of our common shares, or any recapitalization involving our common shares consummated within five years after the Controlling Person becomes a Controlling Person; and

—	any agreement, contract or other arrangement providing for any of the above transactions.

The shareholder vote requirements described above do not apply, however, if the Business Combination will result in an involuntary sale, redemption, cancellation or other termination of ownership of all of our common shares owned by shareholders who do not vote in favor of, or consent in writing to, the Business Combination and the consideration to be received by such shareholders is at least equal to the “Minimum Price Per Share,” as defined in our Articles.

Limited Shareholder Action by Written Consent

The Ohio General Corporation Law requires that an action by written consent of the shareholders in lieu of a meeting be unanimous, except that the code of regulations may be amended by an action by written consent of holders of shares entitling them to exercise two-thirds of the voting power of the corporation or, if the articles of incorporation or code of regulations otherwise provide, such greater or lesser amount, but not less than a majority. This provision may have the effect of delaying, deferring or preventing a tender offer or takeover attempt that a shareholder might consider to be in its best interest.

Ohio Control Share Acquisition Act

Section 1701.831 of the Ohio General Corporation Law (the “Control Share Acquisition Act”) provides that certain notice and informational filings, and special shareholder meeting and voting procedures, must occur prior to any person’s acquisition of an issuer’s shares that would entitle the acquirer to exercise or direct the voting power of the issuer in the election of directors within any of the following ranges:

—	one-fifth or more but less than one-third of such voting power;

—	one-third or more but less than a majority of such voting power; or

—	a majority or more of such voting power.

The Control Share Acquisition Act does not apply to a corporation if its articles of incorporation or code of regulations so provide. We have not opted out of the application of the Control Share Acquisition Act.

Ohio Merger Moratorium Statute

Chapter 1704 of the Ohio Revised Code (the “Merger Moratorium Statute”) generally addresses a wide range of business combinations and other transactions (including mergers, consolidations, asset sales, loans, disproportionate distributions of property and disproportionate issuances or transfers of shares or rights to acquire shares) between an Ohio corporation and an “Interested Shareholder” who, alone or with others, may exercise or direct the exercise of at least 10% of the voting power of the corporation in the election of directors. The Merger Moratorium Statute prohibits such transactions between the corporation and the Interested Shareholder for a period of three years after a person becomes an Interested Shareholder, unless, prior to such date, the directors approved either the business combination or other transaction or approved the acquisition that caused the person to become an Interested Shareholder.

Following the three-year moratorium period, the corporation may engage in the covered transaction with the Interested Shareholder if:

—	the transaction receives the approval of the holders of shares entitling them to exercise at least two-thirds of the voting power of the corporation in the election of directors or the approval of the holders of a majority of the voting shares held by persons other than an Interested Shareholder; or

—	the remaining shareholders receive an amount for their shares equal to the higher of the highest amount paid in the past by the Interested Shareholder for the corporation’s shares or the amount that would be due to the shareholders if the corporation were to dissolve.

The Merger Moratorium Statute does not apply to a corporation if its articles of incorporation or code of regulations so provide. We have not opted out of the application of the Merger Moratorium Statute.

Anti-Greenmail Statute

Pursuant to the Ohio Anti-Greenmail Statute, a public corporation formed in Ohio may recover profits that a shareholder makes from the sale of the corporation’s securities within 18 months after making a proposal to acquire control or publicly disclosing the possibility of a proposal to acquire control. The corporation may not, however, recover from a person who proves either: (1) that his sole purpose in making the proposal was to succeed in acquiring control of the corporation and there were reasonable grounds to believe that he would acquire control of the corporation; or (2) that his purpose was not to increase any profit or decrease any loss in the stock. Also, before the corporation may obtain any recovery, the aggregate amount of the profit realized by such person must exceed $250,000. Any shareholder may bring an action on behalf of the corporation if a corporation refuses to bring an action to recover these profits. The party bringing such an action may recover his attorneys’ fees if the court having jurisdiction over such action orders recovery of any profits.

The Anti-Greenmail Statute does not apply to a corporation if its articles of incorporation or code of regulations so provide. We have not opted out of the application of the Anti-Greenmail Statute.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is Registrar and Transfer Company (or its successor, Computershare Trust Company, N.A.) located in Cranford, New Jersey.

DESCRIPTION OF PREFERRED SHARES

The following is a brief description of the terms of our preferred shares. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the relevant provisions of Ohio law and our Articles and Regulations, each of which is included as an exhibit to the Registration Statement of which this prospectus is a part.

General

We are authorized under our Articles to issue up to 200,000 preferred shares, each without par value. Currently, we do not have any preferred shares outstanding, and the Series A Preferred Shares are the only series or class of our preferred shares currently authorized.

Our authorized but unissued preferred shares are typically referred to as “blank check” preferred shares. This term refers to preferred shares for which the rights and restrictions are determined by the board of directors of a corporation at the time the preferred shares are issued. Under our Articles, our board of directors has the authority, without any further shareholder vote or action, to provide for the issuance of, and to issue, the authorized preferred shares in one or more series, from time to time, with such rights, preferences and relative, participating, optional or other special rights and privileges of, and qualifications, limitations or restrictions upon, the preferred shares, as may be provided in the amendment or amendments to the Articles adopted by our board of directors.

The authority of our board of directors includes, but is not limited to, the determination or fixing of the following with respect to preferred shares of any series:

—	the division of the preferred shares into series and the designation and authorized number of shares in each series (up to the number of preferred shares authorized);

—	dividend or distribution rights and dividend rate;

—	liquidation rights, preference and price;

—	redemption rights and price;

—	any sinking fund requirements;

—	voting rights;

—	pre-emptive rights;

—	conversion rights;

—	any restrictions on the issuance of shares; and

—	any other relative, participating, optional or other special rights and privileges.

Under Ohio law, absent a determination by our board of directors to establish different voting rights, holders of preferred shares would be entitled to one vote per share on matters to be voted upon by the holders of common shares and preferred shares voting together as a single class. Ohio law would also entitle the holders of preferred shares to exercise a class vote on certain matters.

Series A Preferred Shares

For a detailed description of our Series A Preferred Shares, see “Description of the Series A Preferred Shares” beginning on page 52 of this prospectus and the Certificate of Amendment to Articles attached as Exhibit 3.7 to the Registration Statement of which this prospectus constitutes a part.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material U.S. federal income tax consequences to U.S. holders (as defined below) with respect to the acquisition, ownership and disposition (by conversion, sale or redemption) of the depositary shares acquired pursuant to this offering and common shares issued upon conversion of such depositary shares. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), Treasury regulations and judicial and administrative authority, all as in effect as of the date hereof and all of which are subject to differing interpretations or change, possibly with retroactive effect. This summary is limited to investors who will hold the depositary shares and common shares issued upon conversion as capital assets and does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances. No ruling has been or will be sought from the IRS regarding any matter discussed herein, and we cannot assure you that the IRS will not challenge one or more of the tax consequences described below.

This discussion does not address the tax consequences to investors who are subject to special tax rules, such as banks and other financial institutions, insurance companies, real estate investment trusts, regulated investment companies, grantor trusts, governments and governmental entities, broker-dealers, employee stock purchase plans, partnerships and other pass-through entities, tax-exempt organizations, investors that will hold the depositary shares or common shares issued upon conversion as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for U.S. federal income tax purposes, traders that elect to mark-to-market their securities, persons that acquire depositary shares in connection with employment or other performance of services, persons subject to the alternative minimum tax, U.S. expatriates, U.S. holders (as defined below) that have a functional currency that is not the U.S. dollar, controlled foreign corporations, or passive foreign investment companies, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not address any U.S. federal tax considerations other than income taxation (such as estate or gift taxation) or any state, local or non-U.S. tax consequences. You should consult your own tax advisor regarding the U.S. federal, state, local, and non-U.S. income and other tax considerations of the acquisition, ownership and disposition of the depositary shares and common shares issued upon conversion.

For purposes of this summary, you are a “U.S. holder” if you are a beneficial owner of the depositary shares or common shares issued upon conversion, as applicable, and you are for U.S. federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if it (A) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (B) has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a holder of the depositary shares or common shares issued upon conversion, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding depositary shares or common shares issued upon conversion, you should consult your own tax advisor as to the particular U.S. federal income tax consequences of the purchase, ownership and disposition of the depositary shares and common shares issued upon conversion.

Beneficial owners of the depositary shares will be treated for U.S. federal income tax purposes as if they were owners of the underlying Series A Preferred Shares represented by such depositary shares.

THIS DISCUSSION IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE DEPOSITARY SHARES. PROSPECTIVE INVESTORS SHOULD SEEK ADVICE FROM THEIR OWN INDEPENDENT TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE AND LOCAL, AS WELL AS NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO THEM, IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, OF PURCHASING, OWNING AND DISPOSING OF THE DEPOSITARY SHARES.

Distributions. In general, if distributions are made with respect to the depositary shares or common shares issued upon conversion, the distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. Any portion of a distribution made with respect to the depositary shares or common shares issued upon conversion in excess of our current and accumulated earnings and profits is treated first as a nontaxable return of capital reducing your tax basis in such depositary shares or common shares issued upon conversion, as applicable. Any amount in excess of such tax basis is treated as capital gain, the tax treatment of which is discussed below under “— Sale or Redemption.”

Dividends received by individual holders of the depositary shares or common shares issued upon conversion will generally be subject to a reduced maximum tax rate of 20% if such dividends are treated as “qualified dividend income” for U.S. federal income tax purposes. The rate reduction does not apply to dividends that are paid to individual holders with respect to depositary shares or common shares issued upon conversion that are held for 60 days or less during the 121-day period beginning on the date which is 60 days before the date on which the depositary shares or common shares issued upon conversion become ex-dividend. Furthermore, the rate reduction does not apply to dividends received to the extent that an individual holder elects to treat the dividends as “investment income” for purposes of determining the holder’s limit for the deduction of investment interest under Section 163(d) of the Code. You should consult your own tax advisor regarding the implications of these rules in light of your particular circumstances.

Dividends received by corporate holders of the depositary shares or common shares issued upon conversion may be eligible for a dividends received deduction equal to 70% of the amount of the distribution treated as a dividend, subject to applicable limitations, including limitations related to “debt financed portfolio stock” under Section 246A of the Code and to the holding period requirements of Section 246(c) of the Code. In addition, any amount received by a corporate holder that is treated as a dividend may, if such dividend exceeds certain thresholds in relation to the holder’s adjusted tax basis in the depositary shares or common shares issued upon conversion and depending on other circumstances, constitute an “extraordinary dividend” subject to the provisions of Section 1059 of the Code. Under Section 1059, a corporate holder that has held shares for two years or less before the dividend announcement date generally must reduce the tax basis of the holder’s shares with respect to which such dividend was paid (but not below zero) by the “non-taxed portion” of any “extraordinary dividend” and, if the non-taxed portion exceeds the holder’s tax basis for the shares, must treat any excess as gain from the sale or exchange of the shares in the year the payment is received. Individual holders of depositary shares or common shares issued upon conversion who receive any “extraordinary dividends” that are treated as “qualified dividend income” (as discussed above) will be required to treat any losses on the sale of such depositary shares or common shares issued upon conversion as long-term capital losses to the extent of such dividends. You should consult your own tax advisor regarding the extent, if any, to which these provisions may apply to you in light of your particular facts and circumstances.

In general, for purposes of meeting the holding period requirements for both the dividends received deduction and the reduced maximum tax rate on dividends described above, holders may not count toward their holding period any period in which they (i) have the option to sell, are under a contractual obligation to sell, or have made (and not closed) a short sale of depositary shares or common shares issued upon conversion, or substantially identical stock or securities, (ii) are the grantor of an option to buy depositary shares or common shares issued upon conversion, or substantially identical stock or securities or (iii) otherwise have diminished their risk of loss by holding one or more other positions with respect to substantially similar or related property. Treasury regulations provide that a taxpayer has diminished its risk of loss on stock by holding a position in substantially similar or related property if the taxpayer is the beneficiary of a guarantee, surety agreement or similar arrangement that provides for payments that will substantially offset decreases in the fair market value of the stock. In addition, the Code disallows the dividends received deduction as well as the reduced maximum tax rate on dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. You should consult your own tax advisor regarding the implications of these rules in light of your particular circumstances.

Conversion of Depositary Shares. A holder generally will not recognize gain or loss upon the conversion of the depositary shares into common shares, except with respect to any cash received in lieu of a fractional common share, as described below. Generally, a holder’s adjusted tax basis in the common shares received upon the conversion of the depositary shares will equal the adjusted tax basis of the converted depositary shares (reduced by the portion of the adjusted tax basis allocated to any fractional common share deemed exchanged for cash, as described below). The holding period of such common shares will include the holding period of the converted depositary shares.

Cash received in lieu of a fractional common share will generally be treated as a payment in a taxable exchange for such fractional common share, and capital gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the amount of the adjusted tax basis of the converted depositary shares allocable to the fractional common share. The adjusted tax basis of the converted depositary shares will be allocated between the common shares received upon the conversion of the depositary shares and the fractional common share in accordance with their respective fair market values.

Adjustment of Conversion Price in Respect of Depositary Shares. The conversion price of the depositary shares is subject to adjustment under certain circumstances. A holder of the depositary shares may, in certain circumstances, be deemed to have received a distribution with respect to the depositary shares if the conversion price is adjusted and such adjustment has the effect of increasing such holder’s proportionate interest in our earnings and profits or assets. Such a deemed distribution would be includable in such holder’s income in the manner set forth above under “—Distributions.” For example, if the conversion price is adjusted as a result of a distribution that is taxable to holders of our common shares, such as a cash dividend, you may be deemed to have received a dividend subject to U.S. federal income tax even though you do not receive a corresponding cash distribution. In addition, an adjustment to the conversion price or a failure to make (or adequately make) such an adjustment may give rise to constructive distributions to holders of the depositary shares or holders of our common shares. Thus, under certain circumstances, holders may recognize income in the event of a constructive distribution even though they may not receive any cash or property. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the depositary shares generally will not be deemed to result in a constructive distribution with respect to the depositary shares. Generally, a holder’s tax basis in the depositary shares will be increased to the extent that any such constructive distribution is treated as a dividend.

Sale or Redemption. On the sale or exchange of the depositary shares or common shares issued upon conversion to a party other than us, you generally will realize capital gain or loss in an amount equal to the difference between (i) the amount of cash and the fair market value of any property you receive on the sale or exchange and (ii) your tax basis in the depositary shares or common shares issued upon conversion. You should consult your own tax advisor regarding applicable rates, holding periods and netting rules for capital gains and losses in light of your particular facts and circumstances. Certain limitations exist on the deduction of capital losses by both corporate and non-corporate taxpayers.

On the redemption by us of depositary shares or common shares issued upon conversion, the redemption proceeds you receive upon surrender of the depositary shares or common shares issued upon conversion will be treated either as a payment received upon a sale or exchange of the depositary shares or common shares issued upon conversion or as a distribution with respect to your equity interests in us, depending upon whether and to what extent the redemption reduces your deemed percentage stock ownership in us.

A redemption will be treated as a sale or exchange of the depositary shares or common shares issued upon conversion (as discussed above) if:

—	the redemption is “substantially disproportionate” with respect to you within the meaning of Section 302(b)(2) of the Code;

—	the redemption results in a “complete redemption” of your equity interest in us (within the meaning of Section 302(b)(3) of the Code); or

—	the redemption is “not essentially equivalent to a dividend” with respect to you (within the meaning of Section 302(b)(1) of the Code).

In determining whether any of these tests has been met, you must take into account not only the depositary shares, common shares issued upon conversion and other equity interests in us that you actually own, but also shares and other equity interests that you constructively own within the meaning of Section 318 of the Code.

If none of the above tests giving rise to sale or exchange treatment is satisfied, then a payment made in redemption of the depositary shares or common shares issued upon conversion will be treated as a distribution that is subject to the tax treatment described above under “— Distributions.” The amount of the distribution will be equal to the amount of cash and the fair market value of property you receive without any offset for your tax basis in the depositary shares or common shares issued upon conversion. Your tax basis in the redeemed depositary shares or common shares issued upon conversion generally will be transferred to your remaining equity interests in us.

Any redemption proceeds that are attributable to any declared but unpaid dividends on the depositary shares or common shares issued upon conversion will generally be subject to the rules described above under “—Distributions.”

You should consult your own tax advisor regarding: (i) whether a redemption payment will be treated as received in connection with a sale or exchange under Section 302 of the Code or, alternatively, will be characterized as a distribution; and (ii) the resulting tax consequences to you in light of your individual facts and circumstances.

Medicare Contribution Tax. U.S. holders that are individuals, estates or certain trusts are required to pay a 3.8% tax (the “Medicare Contribution Tax”) on the lesser of (i) the U.S. holder’s “net investment income” in the case of an individual, or undistributed “net investment income” in the case of an estate or trust, in each case for the relevant taxable year and (ii) the excess of the U.S. holder’s modified adjusted gross income in the case of an individual, or adjusted gross income in the case of an estate or trust, in each case for the taxable year, over a certain threshold (which in the case of individuals will be between $125,000 and $250,000 depending on the individual’s circumstances). Net investment income generally includes dividends and net gains from the disposition of the depositary shares or common shares issued upon conversion, unless such income or gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. holder that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare Contribution Tax to its income and gains in respect of its investment in the depositary shares and common shares issued upon conversion.

Information Reporting and Backup Withholding. Information reporting will generally apply to non-corporate U.S. holders with respect to payments of dividends on the depositary shares or common shares issued upon conversion and to certain payments of proceeds on the sale or other disposition of the depositary shares or common shares issued upon conversion. Certain non-corporate U.S. holders may be subject to U.S. backup withholding (currently at a rate of 28%) on payments of dividends on the depositary shares or common shares issued upon conversion and certain payments of proceeds on the sale or other disposition of the depositary shares or common shares issued upon conversion unless the beneficial owner of the depositary shares or common shares issued upon conversion furnishes the payor or its agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding.

U.S. backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against a U.S. holder’s U.S. federal income tax liability, which may entitle the U.S. holder to a refund, provided the U.S. holder timely furnishes the required information to the IRS.

Recent Legislation

The Foreign Account Tax Compliance Act, or FATCA, which was enacted in 2010, imposes a 30% withholding tax on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities unless certain due diligence, reporting, withholding, and certification requirements are satisfied.

As a general matter, FATCA imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, the depositary shares or common shares issued upon conversion if paid to a foreign entity unless either (i) the foreign entity is a “foreign financial institution” that undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) the foreign entity is not a “foreign financial institution” and identifies certain of its U.S. investors, or (iii) the foreign entity otherwise is excepted under FATCA.

Under a delayed effective date provided for in Treasury regulations, withholding would only be required with respect to gross proceeds from the sale or other disposition of the depositary shares or common shares issued upon conversion that occurs on or after January 1, 2017. If withholding is required under FATCA on a payment related to the depositary shares or common shares issued upon conversion, investors that otherwise would not be subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) generally will be required to seek a refund or credit from the IRS to obtain the benefit of such exemption or reduction (provided that such benefit is available). Prospective investors should consult their own tax advisors regarding the possible implications of this legislation on their investment in the depositary shares and common shares issued upon conversion.

CERTAIN ERISA CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the depositary shares. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans and any other plans that are subject to Section 4975 of the Code (also referred to herein as “Plans”) from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S or other laws (“Similar Laws”).

The acquisition or holding of depositary shares by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we or certain of our affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the depositary shares are acquired and held pursuant to an applicable exemption. The U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of depositary shares. These exemptions include PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of the depositary shares, provided that neither the issuer of the depositary shares nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction to the nonfiduciary service provider (the “service provider exemption”). There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Any purchaser or holder of depositary shares or any interest therein will be deemed to have represented by its purchase and holding of depositary shares offered hereby that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not purchasing the depositary shares on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement or (2) the purchase and holding of the depositary shares will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature, is not intended to be all inclusive, and is based on laws in effect on the date hereof. Such discussion should not be construed as legal advice. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing depositary shares on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or the potential consequences of any purchase or holding under Similar Laws, as applicable. Purchasers of depositary shares have exclusive responsibility for ensuring that their purchase and holding of depositary shares do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. The sale of any depositary shares to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by, or is appropriate for, any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

PLAN OF DISTRIBUTION

The depositary shares are being offered and sold in a best efforts underwritten offering. We are offering the depositary shares through a placement agent, KBW. KBW will enter into an agency agreement with us pursuant to which it will agree to act as our exclusive financial advisor and placement agent in connection with this offering.

Under the agency agreement, KBW will agree to use its bests efforts to arrange for the sale of the depositary shares in a syndicated offering, if necessary. KBW is not purchasing or selling any depositary shares, nor is it required to arrange for the purchase or sale of any specific number or dollar amount of the depositary shares in the offering.

Offering Priorities and Purchase Limitations

We are offering up to 1,500,000 depositary shares for sale to the public in the following order of priority: (1) to our existing shareholders; (2) to our customers and members of the local communities we serve; and (3) to the extent that depositary shares remain available for purchase, in a syndicated offering managed by KBW. The minimum number of depositary shares you may purchase in the offering is 100 depositary shares. The maximum number of depositary shares that you may purchase in the offering is the lesser of (i) 250,000 depositary shares or (ii) the number of depositary shares, assuming conversion of such depositary shares into our common shares, whereby your total beneficial ownership of our common shares (including any common shares currently owned) would not exceed 5% of our outstanding common shares after the offering. The filling of subscriptions received in the offering will depend on the availability of depositary shares after satisfaction of all subscriptions in descending order of priority in the offering and to the minimum, maximum and overall purchase limitations. All subscription orders submitted in the offering will be subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.

Priority 1 – Existing Shareholders

If there are not sufficient depositary shares available to satisfy all subscriptions in the shareholder offering, shares will first be allocated so as to permit each shareholder subscriber to purchase a number of depositary shares equal to the lesser of (i) 10,000 depositary shares ($100,000) or (ii) the number of depositary shares for which he or she subscribed. The unallocated depositary shares will then be allocated to each shareholder subscriber whose subscription remains unsatisfied in the proportion in which the aggregate number of shares as to which each such shareholder subscription remains unsatisfied bears to the aggregate number of shares as to which all shareholder subscriptions remain unsatisfied.

Priority 2 – Customers and Residents of Local Community

To the extent that depositary shares remain available for purchase after satisfaction of all subscriptions in the shareholder offering, we may offer depositary shares to customers of State Bank and to residents of the local communities we serve. For this purpose, you will be considered to be a resident of the “local communities” we serve if you reside in any of the following counties: Allen, Defiance, Franklin, Fulton, Lucas, Paulding, Wood and Williams Counties, Ohio; and Allen and Steuben Counties, Indiana.

If there are not sufficient depositary shares available to satisfy all subscriptions in the customer and local community offering, shares will first be allocated so as to permit each customer/local community subscriber to purchase a number of depositary shares equal to the lesser of (i) 10,000 depositary shares ($100,000) or (ii) the number of depositary shares for which he or she subscribed. The unallocated depositary shares will then be allocated to each customer/local community subscriber whose subscription remains unsatisfied in the proportion in which the aggregate number of shares as to which each such customer/local community subscription remains unsatisfied bears to the aggregate number of shares as to which all customer/local community subscriptions remain unsatisfied.

Priority 3 – Syndicated Offering

We may offer depositary shares to interested investors without regard to the investor’s status as either an existing shareholder of SB Financial or customer of State Bank, and without regard to the investor’s place of residence, in a syndicated offering in a manner that will achieve a widespread distribution of our depositary shares to the general public. The syndicated offering may begin concurrently with, during or after the commencement or termination of the shareholder and customer/local community offerings, but priority will be given to shareholder and customer/local community subscriptions in filling orders.

If a syndicated offering is held, KBW will serve as sole placement agent and will assist us in selling our depositary shares on a best efforts basis. In such capacity, KBW may form a syndicate of other broker-dealers who are Financial Industry Regulatory Authority member firms. Neither KBW nor any registered broker-dealer will have any obligation to take or purchase any of the depositary shares sold in the syndicated offering.

If there are not sufficient depositary shares available to satisfy all subscriptions received in the syndicated offering, shares will be allocated to each such subscriber whose subscription remains unsatisfied in the proportion in which the aggregate number of shares as to which each such syndicated offering subscription remains unsatisfied bears to the aggregate number of shares as to which all such syndicated offering subscriptions remain unsatisfied.

Marketing and Distribution; Compensation

Offering materials have been initially distributed to certain persons by mail, with additional copies made available through our Offering Information Center.

We have engaged KBW to serve as a financial advisor and our exclusive placement agent in connection with the offering of our depositary shares. In its role as financial advisor and placement agent, KBW will:

—	provide advice on the financial and securities market implications of the offering;

—	assist in structuring our offering, including developing and assisting in implementing a marketing strategy for the offering;

—	review all offering documents, including this prospectus, order form and related offering materials (although we are responsible for the preparation and filing of such documents);

—	assist us in analyzing proposals from outside vendors retained in connection with the offering, including printers, escrow agents, etc.;

—	assist us in the drafting and distribution of press releases as required or appropriate in connection with the offering;

—	assist us in preparing for and scheduling meetings with potential investors and broker-dealers, as necessary;

—	establish and manage an Offering Information Center during the offering period;

—	process order forms and produce daily reports and analyses;

—	assist our transfer agent with the generation and mailing of statements of ownership;

—	meet with our board of directors and management to discuss any of these services; and

—	provide such other financial advisory and investment banking services in connection with the offering as may be agreed upon by KBW and us.

For these services, KBW will receive a fee equal to 3.5% of the aggregate dollar amount of depositary shares sold in the shareholder and customer/local community offerings, if the offering is consummated.

As described above, if necessary, depositary shares not purchased in the shareholder and customer/local community offerings may be offered for sale to the general public in a syndicated offering to be managed by KBW. In such capacity, KBW may form a syndicate of other broker-dealers. Neither KBW nor any registered broker-dealer will have any obligation to take or purchase any depositary shares in the syndicated offering; however, KBW has agreed to use its best efforts in the sale of depositary shares in any syndicated offering. If there is a syndicated offering, KBW will receive a fee not to exceed 5.5% of the aggregate dollar amount of the depositary shares sold in the syndicated offering. Of this amount, KBW will pass on to selected broker-dealers, if any, who assist in the syndicated offering, an amount competitive with fees or commissions charged at such time for comparable amounts of securities sold at a comparable price per share in a similar market environment.

The following table sets forth the fee payable to KBW as a percentage of the aggregate offering proceeds at the minimum and maximum of the offering, and the proceeds payable to us after payment of such fee, before expenses. The offering expenses and other expenses incurred in connection with this offering are expected to be approximately $311,000.

	Per	Total
	Depositary Share	Minimum Offering	Maximum Offering
Public offering price	$10.000	$10,000,000	$15,000,000
Placement agent fee in shareholder and customer/local community offerings (1)	$0.175	$175,000	$262,500
Placement agent fee in syndicated offering (1)	$0.275	$275,000	$412,500
Proceeds to us, before expenses	$9.550	$9,550,000	$14,325,000

(1)	Represents fees payable to Keefe, Bruyette & Woods, Inc. equal to 3.5% of the aggregate dollar amount of depositary shares sold in the shareholder and customer/local community offerings and 5.5% of the aggregate dollar amount of depositary shares sold in the syndicated offering. We have assumed that 50% of the depositary shares will be sold in the shareholder and customer/local community offerings and 50% of the depositary shares will be sold in the syndicated offering.

We also will reimburse KBW for its reasonable out-of-pocket expenses incurred in connection with its engagement hereunder, regardless of whether the offering is consummated, including, without limitation, legal fees and expenses not to exceed $50,000, and other expenses, including marketing, syndication and travel expenses, not to exceed $20,000. If the offering is not consummated or if KBW’s engagement is terminated in accordance with the provisions of the agency agreement, KBW will only receive reimbursement of its reasonable out-of-pocket expenses, including legal fees and expenses paid to its counsel.

We have agreed to indemnify KBW and certain other persons against certain liabilities, including liabilities under the Securities Act, related to or arising out of its engagement as our financial advisor and placement agent and performance of services in connection therewith. We have also agreed to contribute to payments KBW may be required to make with respect to any such liabilities.

KBW has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for depositary shares in the offering, nor has it prepared an opinion as to the fairness to us of the purchase price or the terms of the depositary shares to be sold in the offering. KBW expresses no opinion as to the prices at which depositary shares to be issued may trade.

Our directors and executive officers may participate in the solicitation of offers to purchase depositary shares. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other trained employees of SB Financial or its affiliates may assist in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. No offers or sales may be made by tellers or at the teller counters. Investment related questions of prospective purchasers will be directed to our executive officers or representatives of KBW. Our other employees have been instructed not to solicit offers to purchase depositary shares or provide advice regarding the purchase of depositary shares. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, and sales of depositary shares will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of the depositary shares. None of our officers, directors or employees will be compensated in connection with their participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the depositary shares.

The offering will comply with the requirements of Rule 10b-9 under the Securities Exchange Act of 1934.

Escrow Agreement

We have entered into an escrow agreement with U.S. Bank pursuant to which the subscription funds received in the offering will be held in escrow until we have sold at least the minimum of 1,000,000 depositary shares in the offering and have met certain other closing conditions. We will not accept any subscription until at least a minimum of 1,000,000 of the depositary shares being offered have been sold. If we have not sold the minimum of 1,000,000 depositary shares by the expiration date of the offering, or any extension thereof, we will terminate the offering and cancel all orders, and payment will be returned promptly to the subscribers, without interest. We have agreed to pay U.S. Bank a fee of $8,000 for acting as escrow agent in connection with the offering. U.S. Bank is acting only as an escrow agent in connection with the offering of securities described herein, and has not endorsed, recommended or guaranteed the purchase, value or repayment of such securities.

Lock-up Arrangements

The Company, and each of its directors and executive officers in their individual capacities, have agreed with the placement agent, subject to certain exceptions, not to dispose of or hedge any of our common shares or securities convertible into or exchangeable for our common shares beneficially owned by them during the period from the date of this prospectus continuing through the offering and for 90 days following the closing of the offering, except with the prior written consent of KBW. This agreement does not apply to any of our existing employee benefit plans.

Selling Restrictions

Other than in the United States, no action has been taken by us or KBW or any other broker-dealer that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Relationship with Placement Agent

KBW and certain of its affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain financial advisory, investment banking and other services for us and such affiliates in the ordinary course of its business, for which it has received and may continue to receive customary fees and commissions. In addition, from time to time, KBW may effect transactions for its own account or the account of customers, and hold on behalf of itself or its customers, long or short positions in our debt or equity securities.

Delivery of Depositary Shares

We will issue the depositary shares in book-entry or uncertificated form. Subject to certain limited exceptions, you will not receive a certificated security that is or represents your depositary shares. Instead, our depositary and transfer agent, Computershare Inc. and its wholly-owned subsidiary, Computershare Trust Company, N.A., will mail a statement of ownership indicating the number of depositary shares issued to you in book-entry form.

LEGAL MATTERS

The validity of the securities offered by this prospectus and certain other legal matters will be passed upon for us by Vorys, Sater, Seymour and Pease LLP, Columbus, Ohio. The underwriters are represented by Tucker Ellis LLP, Cleveland, Ohio.

EXPERTS

Our consolidated financial statements as of December 31, 2013 and 2012 and for each of the years in the two-year period ended December 31, 2013 have been incorporated by reference in this prospectus in reliance upon the report of BKD, LLP, registered independent public accountants, incorporated by reference herein and therein and upon the authority of said firm as experts in accounting and auditing.

Up to 1,500,000 Depositary Shares Each Representing a 1/100th Interest in a

6.50% Noncumulative Convertible Perpetual Preferred Share, Series A

PROSPECTUS

Keefe, Bruyette & Woods

                         A Stifel Company

November 10, 2014